SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Amendment No. 2

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☐	Soliciting Material under §240.14a-12

IMATION CORP.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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PRELIMINARY COPY

IMATION CORP.

1 Imation Way

Oakdale, Minnesota 55128

April 8, 2015

Dear Imation Corp. Shareholders:

You are cordially invited to attend the Imation Corp. 2015 Annual Meeting of Shareholders. We will hold the meeting on Wednesday, May 20, 2015, at 1:00 p.m., local time, at the Lake Elmo Inn Event Center, 3712 Layton Ave N., Lake Elmo, MN 55042. Directions to the meeting location can be found at www.lakeelmoinn.com/contact/. The record date for the Annual Meeting is March 23, 2015. If you held our common stock as of the close of business on that date, you are entitled to vote at the Annual Meeting. During the meeting, we will discuss each item of business described in the accompanying Notice of Annual Meeting of Shareholders and Proxy Statement. We will also present a current report on our business operations after the Annual Meeting and you will have an opportunity to ask questions.

We hope you will be able to attend the Annual Meeting. Whether or not you expect to attend, please vote your shares either by telephone, Internet or the mail so your shares will be represented at the Annual Meeting. Instructions on voting your shares are on the WHITE proxy card you received for the Annual Meeting. This year’s Annual Meeting will be a particularly important one, and your vote is extremely important.

Whether or not you will be able to attend the Annual Meeting, it is very important that your shares be represented. We urge you to read the accompanying Proxy Statement carefully and to use the enclosed WHITE proxy card to vote for the Board’s nominees, and in accordance with the Board’s recommendations on the other proposals, as soon as possible. You may vote your shares by signing and dating the enclosed WHITE proxy card and returning it in the postage–paid envelope provided, whether or not you plan to attend the Annual Meeting. For your convenience, you may also vote your shares via the Internet or by a toll–free telephone number by following the instructions on the enclosed WHITE proxy card. If you own shares in “street name” through a bank, broker or other nominee, you may vote your shares by telephone or Internet by following the instructions on the enclosed WHITE proxy card. Please note, however, that if you wish to vote at the meeting and your shares are held of record by a broker, bank or other nominee, you must obtain a “legal” proxy issued in your name from that record holder.

Please note, you may receive solicitation materials from a dissident shareholder, Clinton Relational Opportunity Master Fund, L.P. (together with certain of its affiliates, the “Clinton Group”), seeking your proxy to vote for their nominees to become members of the Board of Directors. THE BOARD OF DIRECTORS URGES YOU NOT TO SIGN OR RETURN ANY GOLD PROXY CARD SENT TO YOU BY THE CLINTON GROUP. THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF THE BOARD’S NOMINEES. The Board of Directors believes that the Clinton Group and its nominees have limited understanding of Imation’s business and neither the Clinton Group nor its nominees have provided any plans or proposals regarding Imation’s strategy for the Board of Directors to consider or any suggestions to create improved shareholder value. See “Background of the Solicitation” for further information on discussions with the Clinton Group.

YOUR VOTE IS EXTREMELY IMPORTANT THIS YEAR IN LIGHT OF THE PROXY CONTEST BEING CONDUCTED BY THE CLINTON GROUP. IF YOU HAVE PREVIOUSLY SIGNED AND RETURNED A GOLD PROXY CARD SENT TO YOU BY THE CLINTON GROUP, YOU CAN REVOKE IT BY SIGNING, DATING AND MAILING THE ENCLOSED WHITE PROXY CARD IN THE ENVELOPE PROVIDED. ONLY YOUR LATEST DATED PROXY WILL BE COUNTED.

Thank you for your continued support. If you have any questions, please contact Innisfree M&A Incorporated, our proxy solicitor assisting us in connection with the Annual Meeting. Shareholders may call toll–free at (877) 717-3898.

Sincerely,

Mark E. Lucas
President and Chief Executive Officer

IMATION CORP.

1 Imation Way

Oakdale, Minnesota 55128

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

May 20, 2015

To the Shareholders of Imation Corp.:

The 2015 Annual Meeting of Shareholders of Imation Corp. will be held on Wednesday, May 20, 2015, at 1:00 p.m., local time, at the Lake Elmo Inn Event Center, 3712 Layton Ave N., Lake Elmo, MN 55042. Directions to the meeting location can be found at www.lakeelmoinn.com/contact/. The purpose of the meeting is to:

1. Elect three directors named in the attached Proxy Statement;

2. Ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for fiscal year 2015;

3. Approve the compensation of Imation’s named executive officers; and

4. Transact such other business that may properly come before the meeting or any adjournment or adjournments thereof.

These items are more fully described in the Proxy Statement.

The record date for the meeting is March 23, 2015. If you held our common stock as of the close of business on that date, you are entitled to vote at the Annual Meeting.

YOUR VOTE IS IMPORTANT. Imation invites all shareholders to attend the meeting in person. Whether or not you personally plan to attend, please take a few minutes now to vote by telephone or by Internet by following the instructions on the WHITE proxy card, or to sign, date and return the enclosed WHITE proxy card in the enclosed postage-paid envelope provided. If you are a beneficial owner or you hold your shares in “street name,” please follow the voting instructions provided by your bank, broker or other nominee.

Please note, you may receive solicitation materials from a dissident shareholder, Clinton Relational Opportunity Master Fund, L.P. (together with certain of its affiliates, the “Clinton Group”), seeking your proxy to vote for nominees to become members of the Board of Directors. THE BOARD OF DIRECTORS URGES YOU NOT TO SIGN OR RETURN ANY GOLD PROXY CARD SENT TO YOU BY THE CLINTON GROUP. THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF THE BOARD’S NOMINEES.

YOUR VOTE IS EXTREMELY IMPORTANT THIS YEAR IN LIGHT OF THE PROXY CONTEST BEING CONDUCTED BY THE CLINTON GROUP. IF YOU HAVE PREVIOUSLY SIGNED AND RETURNED A GOLD PROXY CARD SENT TO YOU BY THE CLINTON GROUP, YOU CAN REVOKE IT BY SIGNING, DATING AND MAILING THE ENCLOSED WHITE PROXY CARD IN THE ENVELOPE PROVIDED. ONLY YOUR LATEST DATED PROXY WILL BE COUNTED.

By Order of the Board of Directors,

John P. Breedlove
Vice President, General Counsel and Corporate Secretary

Oakdale, Minnesota

April 8, 2015

IMPORTANT NOTICE

PLEASE VOTE BY TELEPHONE OR INTERNET, OR YOU CAN ALSO MARK, DATE, SIGN AND PROMPTLY MAIL

THE ACCOMPANYING WHITE PROXY CARD IN THE ENCLOSED ENVELOPE SO THAT YOUR SHARES WILL BE REPRESENTED AT THE MEETING. WHEN YOU SUBMIT YOUR VOTE, PLEASE ALSO INDICATE WHETHER YOU ARE PLANNING TO ATTEND THE MEETING.

IMATION CORP.

PROXY STATEMENT

FOR ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON MAY 20, 2015

INFORMATION CONCERNING SOLICITATION AND VOTING

Voting Procedures

We are providing this Proxy Statement in connection with the solicitation of proxies by the Board of Directors of Imation Corp. (“Imation,” “we,” “our” or “us”) for use at our Annual Meeting of Shareholders on May 20, 2015 and at all adjournments. The record date for the meeting is March 23, 2015. If you held our common stock as of the close of business on that date, you are entitled to vote at the Annual Meeting. As of March 23, 2015, there were approximately 42,825,195 shares of our common stock, $.01 par value, outstanding. You have one vote for each share of common stock you hold, and there is no cumulative voting. The shares of common stock we hold in our treasury will not be voted and will not be counted at the Annual Meeting for purposes of determining a quorum and for purposes of calculating the vote.

We first made this Proxy Statement available to our shareholders on or about April 8, 2015.

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to Be Held on May 20, 2015: This Proxy Statement and our 2014 Annual Report are available at https://www.eproxyaccess.com/imn

To vote your shares, we have enclosed a WHITE proxy card for you to use. In order to register your vote, complete, date and sign the proxy card and return it in the enclosed envelope or vote your proxy by telephone or Internet in accordance with the voting instructions on the proxy card.

Many of our shareholders hold their shares in more than one account and may receive separate proxy cards or voting instructions forms for each of those accounts. To ensure that all of your shares are represented at the annual meeting, we recommend that you vote every WHITE proxy card you receive.

You have several choices on each item to be voted upon at the Annual Meeting.

For the election of directors, you can:

•	vote for all of the nominated directors as a group;

•	withhold authority to vote for all nominated directors as a group; or

•	vote for all nominated directors as a group except those you identify.

For the ratification of the appointment of the independent registered public accounting firm, you can:

•	vote “FOR” ratification;

•	vote “AGAINST” ratification; or

•	“ABSTAIN” from voting on ratification.

For the advisory vote to approve executive compensation, you can:

•	vote “FOR” the approval of the compensation for the named executive officers;

•	vote “AGAINST” the approval of the compensation for the named executive officers; or

•	“ABSTAIN” from voting on the approval of the compensation for the named executive officers.

If you do not specify on your WHITE proxy card (or when giving your proxy on the Internet) how you want to vote your shares, your shares will be voted FOR the election of all directors as nominated by Imation, FOR the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2015, and FOR the approval of compensation for the named executive officers.

Additionally, please note that the Clinton Group has indicated its intent to nominate alternative nominees for election at the annual meeting. In connection with the Clinton Group’s alternative nominations, you may receive proxy solicitation materials from the Clinton Group, including an opposition proxy statement and a gold proxy card. Your Board unanimously recommends that you disregard and do not return any gold proxy card you receive from the Clinton Group. We do not endorse the election of any of the Clinton Group nominees for director and recommend that you vote FOR Imation’s nominees.

If you have already voted using the Clinton Group’s gold proxy card, you may change your vote and revoke your prior proxy which is done by signing and dating the enclosed WHITE proxy card and returning it in the postage–paid envelope provided or by voting via the Internet or by telephone by following the instructions provided on the enclosed WHITE proxy card. Only the latest dated proxy you submit will be counted. If you withhold your vote on any Clinton Group nominee using the Clinton Group’s gold proxy card, your vote will not be counted as a vote for the Board’s nominees and will result in the revocation of any previous vote you may have cast on our WHITE proxy card. Accordingly, if you wish to vote pursuant to the recommendation of our Board, you should disregard any proxy card that you receive that is not a WHITE proxy card. The Clinton Group nominees have NOT been endorsed by our Board of Directors. We are not responsible for the accuracy of any information provided by or relating to the Clinton Group or its nominees contained in any proxy solicitation materials filed or disseminated by, or on behalf of, the Clinton Group or any other statements that the Clinton Group or their representatives may otherwise make.

If you change your mind after you vote your shares, you can revoke your proxy at any time before it is actually voted at the Annual Meeting by:

•	sending written notice of revocation to our Corporate Secretary;

•	submitting a signed proxy with a later date;

•	voting by telephone or the internet on a date after your prior telephone or internet vote; or

•	attending the meeting and withdrawing your proxy.

You can also be represented by another person present at the meeting by executing a proxy designating that person to act on your behalf.

You may also vote in person at the meeting. If you are a stockholder of record with shares registered in your name, simply come to the 2015 Annual Meeting and we will provide you a ballot. If you are a beneficial owner of shares registered in the name of your broker, bank or other agent, you must obtain a valid proxy from your broker, bank or other agent to vote in person at the meeting. Follow the instructions from your broker or bank included with these proxy materials, or contact your broker or bank to request a proxy form.

If you “abstain” on any matter, your shares will be considered present at the meeting for purposes of determining a quorum and for purposes of calculating the vote but will not be considered to have been voted on the matter. Therefore, abstentions will have the same effect as a vote “against”. If you hold shares in “street name” and you do not provide voting instructions to your broker, your shares will be considered to be “broker non-votes” and will not be voted on any proposal on which your broker does not have discretionary authority to vote under the rules of the New York Stock Exchange. In that case, your shares will be considered present at the meeting for purposes of determining a quorum but will not be considered to be represented at the meeting for purposes of calculating the vote on that proposal. Under the rules of the New York Stock Exchange, your broker does not have discretionary authority on any proposals in a contested proxy solicitation. Therefore, your broker does not have discretionary authority to vote your shares on any of the proposals if your broker does not receive voting instructions from you.

If you would like to consent to receive our proxy materials and annual reports electronically in the future, please go to our website www.imation.com. Click on “Investor Relations,” then “Financial and Investor Information” and “Shareholder Information.” In the Shareholder Information section follow the instructions to submit your electronic consent.

Proxy Solicitation

We will pay the costs of preparing, printing and mailing the Notice of Annual Meeting of Shareholders and this Proxy Statement, including the reimbursement to banks, brokers and other custodians, nominees and fiduciaries for their costs in sending the proxy materials to the beneficial owners. We have retained Innisfree M&A Incorporated to help solicit proxies from shareholders for the Annual Meeting for a fee of $6,500, plus reimbursement for certain out-of-pocket expenses. Innisfree M&A may be entitled to an additional fee to be agreed upon if there is a proxy contest. In addition to the use of the mail, proxies may be solicited personally, via the Internet or by telephone or facsimile by our regular employees without additional compensation, as well as by employees of Innisfree M&A Incorporated. The employees of Imation who may solicit proxies are those listed in Annex A under the heading “Certain Officers and Other Employees”. As a result of the proxy contest initiated by the Clinton Group, we expect to incur and bear substantial additional costs in connection with the solicitation of proxies. Such costs are expected to total approximately $1,300,000. These additional solicitation costs are expected to include any additional fee payable to our proxy solicitor; fees of outside counsel and other advisors to advise us in connection with a contested solicitation of proxies; increased mailing costs, such as the costs of additional mailings of solicitation material to shareholders, including printing costs, mailing costs and the reimbursement of reasonable expenses of banks, brokerage houses and other agents incurred in forwarding solicitation materials to beneficial owners of our common stock, and possibly the costs of retaining an independent inspector of election. To date, we have incurred approximately $310,000 of these solicitation costs.

Background of Solicitation

On November 18, 2014, Imation received notice from Clinton Relational Opportunity Master Fund, L.P. (“CREL”) of its intent to present a proposal to amend the Imation’s Bylaws and to nominate three persons for election as directors of Imation at the upcoming Annual Meeting of Stockholders. Neither CREL nor the Clinton Group, Inc. had previously contacted Imation. The proposed Bylaw amendment, if adopted, would repeal any and all amendments to the Bylaws that were adopted by the Board of Directors and not by the stockholders after November 7, 2013; no such Bylaws existed at such time and none exist as of the date of hereof. At such time, CREL and its affiliates owned 39,203 shares of Imation common stock, or approximately 0.09% of the outstanding shares.

On December 15, 2014, Imation received notice from CREL that it was substituting one of its three Director nominees named in the prior notice dated November 18, 2014.

On December 15, 2014, the Clinton Group, Inc. (the “Clinton Group”) sent and publicly disclosed a letter to Imation’s Board of Directors expressing its views on Imation’s management and performance and referencing its intent to nominate three individuals to stand for election as Directors of Imation. Neither in this letter nor any other previous communication with Imation did the Clinton Group provide any plans or proposals regarding Imation’s strategy for the Board of Directors to consider.

On December 17, 2014, Imation sent a letter to the Clinton Group acknowledging receipt of the December 15 correspondence, expressing disappointment that the Clinton Group had not taken time to meet with management of Imation prior to initiating its campaign and encouraging the Clinton Group to meet with Imation in order to obtain a better understanding of the actions that were already underway at Imation.

On December 19, 20, 22, 26 and 29, 2014, Mark Lucas contacted Joseph De Perio of the Clinton Group by email and telephone to gain a better understanding of the Clinton Group’s position, and to arrange a meeting to discuss transformation activities in process at Imation. No material discussions were had in the course of these contacts.

On January 14, 2015, Imation management met with representatives of the Clinton Group at Imation’s headquarters in Oakdale, Minnesota. Management provided an update on Imation’s business and strategic transformation. Management walked through the historical transformation timeline (which appears on page 28 of this Proxy Statement) and other current publicly available information about Imation’s industry, business and efforts to implement our strategic transformation. The Clinton Group declined to execute a confidentiality agreement which would have permitted a more in-depth conversation. They were asked, but could not offer, any suggestions to create improved shareholder value.

On January 16, 2015, L. White Matthews, III, the Non-Executive Chairman of the Board of Imation, and Mr. De Perio spoke by telephone to discuss the background and agenda for a meeting to be held on January 20, 2015 to discuss the Clinton Group’s concerns.

On January 20, 2015, Mr. Matthews and William LaPerch, a Director of Imation, met with Mr. De Perio, in New York to discuss the Clinton Group’s concerns. Mr. De Perio asked questions of Mr. Matthews and Mr. LaPerch and raised general concerns about the leadership and direction of Imation but offered no plans for creating value for Imation. The discussion was again limited by the lack of a confidentiality agreement.

On March 23, 2015, a representative of Houlihan Lokey, Imation’s external advisor, met with a representative of the Clinton Group to discuss a settlement proposed by the Company. The Clinton Group rejected the settlement. The Clinton Group did not offer any alternative settlement proposals and reiterated its demand for three seats on the Board of Directors.

Security Ownership of Certain Beneficial Owners

The table below shows the number of shares of our outstanding common stock as of March 10, 2015, held by each person that we know owns beneficially (as defined by the Securities and Exchange Commission for proxy statement purposes) more than 5% of any class of our voting stock:

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class

TDK Corporation	7,590,764(1)	17.72%
c/o 1-13-1, Nihonbashi, Chuo-Ku
Tokyo 103-8272, Japan

Ariel Investments, LLC	6,700,936(2)	15.65%
200 East Randolph Street, Suite 2900
Chicago, IL 60601

Wells Fargo & Company	4,378,712(3)	10.22%
420 Montgomery Street
San Francisco, CA 94104

Private Capital Management, LLC	3,588,028(4)	8.38%
8889 Pelican Bay Boulevard, Suite 500
Naples, FL 34108

Dimensional Fund Advisors LP	3,079,966(5)	7.19%
Palisades West, Building One
6300 Bee Cave Road
Austin, TX 78746

(1)	A Schedule 13D/A was filed with the Securities and Exchange Commission on December 6, 2007 by TDK Corporation (“TDK”), TDK Electronics Corporation (“TEC”), TDK U.S.A. Corporation (“TUC”), TDK Europe S.A. (“TES”), TDK Hong Kong Co. Ltd. (“THK”), TDK Recording Media Europe S.A. (“TRE”) and TDK Singapore (PTE) Ltd. (“TSP”) reporting beneficial ownership of 7,740,764 shares of our common stock. TDK reported that it had sole voting and dispositive powers with respect to 4,962,390 shares and shared voting and dispositive powers with respect to 2,778,374 shares. TEC reported that it had sole voting and dispositive powers with respect to 0 shares and shared voting and dispositive powers with respect to 660,946 shares. TUC reported that it had sole voting and dispositive powers with respect to 0 shares and shared voting and dispositive powers with respect to 660,946 shares. TES reported that it had sole voting and dispositive powers with respect to 0 shares and shared voting and dispositive powers with respect to 1,805,809 shares. THK reported that it had sole voting and dispositive powers with respect to 0 shares and shared voting and dispositive powers with respect to 63,757 shares. TRE reported that it had sole voting and dispositive powers with respect to 0 shares and shared voting and dispositive powers with respect to 135,358 shares. TSP reported that it had sole voting and dispositive powers with respect to 0 shares and shared voting and dispositive powers with respect to 112,504 shares. TUC, TEC, TES, TRE, THK and TSP are all wholly owned subsidiaries of TDK. Form 4s were filed with the Securities and Exchange Commission by TDK on June 7, 9 and 13, 2011 reporting the sale by TDK of an aggregate of 150,000 shares. TDK became our largest shareholder in connection with our acquisition of substantially all of the assets relating to the marketing, distribution, sales, customer service and support of removable recording media products, accessory products and ancillary products under the TDK brand name from TDK. See “Related Person Transactions and Related Person Transaction Policy.”

(2)	A Schedule 13G/A was filed with the Securities and Exchange Commission on February 13, 2015 by Ariel Investments, LLC (“Ariel”), an investment advisor, reporting beneficial ownership of

6,700,936 shares of our common stock. Of such shares, Ariel reported that it had sole voting power with respect to 4,575,619 shares and sole dispositive power with respect to 6,700,936 shares.

(3)	A Schedule 13G/A was filed with the Securities and Exchange Commission on February 17, 2015 by Wells Fargo & Company (“Wells Fargo”) reporting beneficial ownership on a consolidated basis of 4,378,712 shares of our common stock. Of such shares, Wells Fargo reported that it had sole voting power with respect to 62 shares, sole dispositive power with respect to 62 shares, shared voting power with respect to 3,942,166 shares and shared dispositive power with respect to 4,378,630 shares. Wells Capital Management Incorporated, a wholly owned subsidiary, is an investment advisor that beneficially owns 4,069,522 shares of common stock, over which it has shared voting power with respect to 1,220,955 shares, shared dispositive power with respect to 4,069,522 shares and sole voting power and dispositive power with respect to 0 shares. Wells Fargo Fund Management LLC, a wholly owned subsidiary, is an investment advisor that beneficially owns 2,428,018 shares of common stock, over which it has shared voting power and shared dispositive power. Wells Fargo filed the report as a parent holding company for Wells Capital Management Incorporated (Investment Advisor), Wells Fargo Advisors, LLC (Broker-Dealer), Wells Fargo Funds Management, LLC (Investment Advisor) and Wells Fargo Bank, National Association (Bank), each of which is a subsidiary of Wells Fargo.

(4)	A Schedule 13G was filed with the Securities and Exchange Commission on February 12, 2015 by Private Capital Management, LLC (“Private Capital”) reporting beneficial ownership of an aggregate of 3,588,028 shares of our common stock. Of such shares, Private Capital reported that it had sole voting power and sole dispositive power with respect to 913,340 shares and shared voting power and dispositive power with respect to 2,674,688 shares. Private Capital is an investment company and exercises shared voting authority with respect to shares held by those Private Capital clients that have delegated proxy voting authority to Private Capital. Private Capital disclaims beneficial ownership of shares over which it has dispositive power and disclaims the existence of a group.

(5)	A Schedule 13G/A was filed with the Securities and Exchange Commission on February 5, 2015 by Dimensional Fund Advisors LP (“Dimensional”) reporting beneficial ownership of an aggregate of 3,079,966 shares of our common stock. Of such shares, Dimensional reported that it had sole voting power with respect to 3,034,620 shares and sole dispositive power with respect to 3,079,966 shares. Dimensional is an investment advisor/sub-advisor/manager to certain funds and as investment advisor/sub-advisor/manager, Dimensional possesses investment and/or voting power of the securities of the funds and may be deemed to be the beneficial owner of the shares held by the funds. Dimensional disclaims beneficial ownership of the shares held by the funds.

Security Ownership of Management

The table below shows the number of shares of our common stock beneficially owned as of March 10, 2015 by each director, each nominated director, each officer named in the Summary Compensation Table in this Proxy Statement and all directors and executive officers as a group. Except as otherwise indicated, the named person has sole voting and investment powers with respect to the shares held by that person, and the shares are not subject to any pledge.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)	Percentage of Class
Geoff S. Barrall	18,095	*
Anthony T. Brausen	42,574	*
William G. LaPerch	113,754	*
L. White Matthews, III	312,018	*
David B. Stevens	129,762	*
Mark E. Lucas	2,000,339	4.57%
Scott J. Robinson	235,373	*
Gregory J. Bosler	443,573	1.03%
John P. Breedlove	205,839	*
R. Ian Williams	255,889	*
Paul R. Zeller	6,906	*
All Directors and Executive Officers as a Group (11 persons)	3,764,122	8.51%

*  Indicates ownership of less than 1%.

(1)	In addition to the unrestricted shares held by the named individuals, the shares shown include (i) the following shares issuable upon exercise of stock options that are currently exercisable or will become exercisable within 60 days of March 10, 2015: Dr. Barrall, 0 shares; Mr. Brausen, 0 shares; Mr. LaPerch, 0 shares; Mr. Matthews, 92,120 shares; Mr. Stevens, 3,701 shares; Mr. Lucas, 927,771 shares; Mr. Robinson: 85,304 shares; Mr. Bosler, 178,051 shares; Mr. Breedlove, 66,606 shares; Mr. Williams, 78,784 shares; Mr. Zeller, 0 shares and all directors and executive officers as a group, 1,432,337 shares; (ii) the following shares of restricted stock held as of March 10, 2015: Dr. Barrall, 18,095 shares; Mr. Brausen, 42,574 shares; Mr. LaPerch, 47,043 shares; Mr. Matthews, 70,565 shares; Mr. Stevens: 47,043 shares; Mr. Lucas, 625,831 shares; Mr. Robinson, 90,333 shares; Mr. Bosler, 164,618 shares; Mr. Breedlove, 92,036 shares; Mr. Williams, 123,517 shares; and Mr. Zeller, 0 shares and all directors and executive officers as a group, 1,321,655 shares and (iii) the following shares allocated as of March 10, 2015 to the accounts of participants under the Imation Retirement Investment Plan: Mr. Lucas, 36,728 shares; Mr. Robinson, 14,896 shares; Mr. Bosler, 12,308 shares; Mr. Breedlove, 14,896 shares; Mr. Williams, 10,064 shares; Mr. Zeller, 0 shares and all executive officers as a group, 88,892 shares. The holders of restricted stock have voting power but no investment power with respect to those shares. The participants in the Imation Retirement Investment Plan have shared voting and investment power with respect to such shares.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) requires our directors and executive officers to file reports of ownership and changes in ownership of our common stock with the Securities and Exchange Commission. We are required to identify any of those individuals who did not file such reports on a timely basis. We believe that during 2014 all of our directors and executive officers complied with their Section 16(a) filing requirements.

Related Person Transactions and Related Person Transaction Policy

Agreements with TDK

On July 31, 2007, we acquired substantially all of the assets relating to the marketing, distribution, sales, customer service and support of removable recording media products, accessory products and ancillary products being sold under the TDK Life on Record brand name (“TDK Recording Media”), from TDK Corporation, a Japanese corporation (“TDK”) pursuant to an Acquisition Agreement dated April 19, 2007, between Imation and TDK. The purchase price for the TDK Recording Media operations was approximately $260 million in a combination of cash and stock.

As a result of the transaction, TDK became our largest shareholder. Pursuant to an Investor Rights Agreement, dated July 31, 2007, TDK has the right to designate one employee or director of TDK or any of its affiliates as a nominee to stand for election as a director of Imation. In May 2011, TDK made a determination that it would not require a representative on Imation’s Board of Directors. Pursuant to the Investor Rights Agreement, TDK’s ownership stake will be permitted to increase to up to 21% of our common stock on a fully diluted basis through open market purchases. TDK received certain preemptive rights and registration rights, and TDK agreed to a standstill on further acquisitions of our common stock above the 21% threshold (except as a result of stock repurchases initiated by Imation, in which event TDK’s ownership will not be permitted to exceed 22% of the then outstanding shares).

TDK also agreed to a voting agreement with respect to certain matters presented to our shareholders. Until such time as TDK’s ownership of Imation common stock is reduced below a specified level, TDK has agreed to vote at each shareholder meeting (i) in favor of the election of each director nominee included on the slate of director nominees proposed, recommended or otherwise supported by the Imation Board of Directors; (ii) against any slate of directors or nominees for director that are proposed in opposition or as an alternative to the slate of director nominees proposed, recommended or otherwise supported by our Board; (iii) in favor of any equity compensation plan or amendment thereof proposed or recommended by our Board; (iv) in favor of any recapitalization of Imation for the purpose of forming a holding company or to effect a change in Imation’s state of incorporation if proposed or recommended by our Board; (v) in accordance with the recommendation of our Board as to proposals submitted to the vote of shareholders of Imation with respect to the compensation or benefits of directors, officers or employees of Imation, concerning federal or state statutes relating to business combinations, fair price or control share acquisitions, or concerning the adoption, amendment or termination of a share rights plan; or (vi) against certain matters submitted to shareholders with respect to which our Board has recommended against approval.

In addition, during such time, TDK has agreed that it will not (i) directly or indirectly, singly or as part of a group, instigate, support or participate in any proxy contest or otherwise engage in the solicitation of proxies in opposition to proposals or matters proposed, recommended or otherwise supported by our Board; (ii) become a participant in any election contest with respect to Imation or solicit any consent or communicate with or seek to advise, encourage or influence any person with respect to the voting of Imation common stock; (iii) initiate or participate in the solicitation of shareholders for the approval of one or more shareholder proposals with respect to Imation as described in Rule 14a-8 under the Exchange Act or induce or attempt to induce any other person to initiate any shareholder proposal relating to Imation; (iv) form, join, encourage the formation of, negotiate with, intentionally provide any information to, or participate in a group of persons acquiring, holding, voting or disposing of any Imation common stock which would be required under Section 13(d) of the Exchange Act and the rules and regulations thereunder to file a statement on Schedule 13D with the SEC as a “person” within the meaning of Section 13(d)(3) of the Exchange Act; (v) form, join, encourage the formation of, negotiate with, intentionally provide any information to, or participate in, any person or group which owns or seeks or offers to acquire beneficial ownership of securities of Imation or rights to acquire such securities or for the purpose of circumventing any provision of the Investor Rights Agreement;

(vi) make proposals regarding certain transactions with Imation; (vii) seek the removal of any of the directors other than the TDK’s nominee; (viii) call or seek to have called any meeting of the shareholders of Imation; or (ix) assist, instigate or encourage any third party to take any of the above actions.

We entered into two long-term Trademark License Agreements with TDK, dated July 31, 2007, with respect to the TDK Life on Record brand, which will continue unless terminated by TDK no earlier than 2032 (2017 in the case of headphones or speakers) or earlier in the event of a material breach of the Trademark License Agreement, specific change of control events or default by Imation. One of the agreements licenses the trademark to Imation for the U.S. territory, while the other licenses the trademark to an Imation affiliate outside the United States. The trademark licenses provide us exclusive use of the TDK Life on Record trademark and logo for marketing and sales of current and successor magnetic tape, optical media and flash memory products, certain accessories, headphones and speakers, and certain future removable recording media products. No additional consideration was paid or is payable to TDK under the Trademark License Agreements outside of the consideration paid by Imation for the acquisition.

We also entered into a Supply Agreement with TDK, dated July 31, 2007, which allows us to purchase a limited number of LTO tape media and Blu-ray removable recording media products and accessory products for resale under the TDK Life on Record brand name. TDK agreed to supply such products on competitive terms and TDK agreed not to sell any such products to third parties for resale under the TDK Life on Record brand name during the term of the Trademark License Agreements. We also purchase the following items from TDK on a non-exclusive basis for our Imation branded and Memorex branded products outside of the Supply Agreement: LTO and DDS/DAT tapes, certain specialized optical discs and Blu-ray recordable media. For 2014, purchases from TDK for inventory items under the Supply Agreement and the other items described above were approximately $3 million. The Supply Agreement was terminated on March 31, 2014.

A copy of the Acquisition Agreement is filed as an exhibit to our Current Report on Form 8-K filed April 25, 2007. Copies of the Investor Rights Agreement, Trademark License Agreements and Supply Agreement are filed as exhibits to our Current Report on Form 8-K filed August 3, 2007. The descriptions of the Acquisition Agreement, Investor Rights Agreement, Trademark License Agreements and Supply Agreement are qualified in their entirety by reference to the full text of those agreements.

In 2011, we signed a Strategic Partner Agreement with TDK to jointly develop and manufacture magnetic tape technologies and we discontinued tape coating operations at our Weatherford, Oklahoma facility. Under the Strategic Partner Agreement, we collaborated on the research and development of future tape formats in both companies’ research centers in the U.S. and Japan, and consolidated tape coating operations to the TDK Group Yamanashi manufacturing facility. At the end of 2013, TDK announced its intent to cease manufacturing of magnetic tape. Imation transitioned to product sourced from alternate magnetic tape suppliers during 2014.

Related Person Transaction Policy

On February 6, 2007, the Audit and Finance Committee of the Board of Directors adopted a written policy regarding transactions with related persons. In accordance with the policy, the Audit and Finance Committee is responsible for the review and approval of all transactions with related persons that are required to be disclosed under the rules of the Securities and Exchange Commission. Under the policy, a “related person” includes any of our directors or executive officers, certain of our shareholders and any of their respective immediate family members. The policy applies to transactions in which Imation is a participant, the amount involved exceeds $120,000 and a related person has a direct or indirect material interest. A related person’s material interest in a transaction is to be determined based on the significance of the information to investors in light of all the circumstances. Under the policy, management is responsible for disclosing to the Audit and Finance Committee all material information related to any covered transaction. The Audit and Finance Committee may use any process and review any information that it determines is reasonable under the circumstances in order to determine whether the covered transaction is fair and reasonable and on terms no less favorable to Imation than could be obtained in a comparable arms-length transaction with an unrelated third party.

Due to the size of the transaction with TDK, approval of the acquisition of the TDK Recording Media business (and the related TDK Acquisition Agreement, Trademark License Agreements and Supply Agreement) was made by the entire Board of Directors. The Audit and Finance Committee ratified the continuing purchase of the other items purchased from TDK described above. In addition, because the Strategic Partner Agreement was part of a larger restructuring plan for Imation, the approval of the Strategic Partner Agreement was made by the entire Board of Directors, with the TDK director nominee abstaining.

BOARD OF DIRECTORS

Corporate Governance

Corporate Governance Guidelines

Our Board of Directors is committed to sound and effective corporate governance practices. Our Board of Directors has adopted Corporate Governance Guidelines (“Guidelines”) which describe the Board’s governance principles and procedures. The Guidelines, which comply with the criteria established under the New York Stock Exchange listing standards, cover director qualifications and retirement policy, director responsibilities, Board committees, director access to officers and employees, director compensation, director orientation and continuing education, Chief Executive Officer evaluation and management succession, and the annual performance evaluation of the Board. The Guidelines are available on our website. The Internet address for our website is www.imation.com and the Guidelines can be found on our “Corporate Governance” page, which can be accessed from the “Investor Relations” page, which can be accessed from the main web page.

Code of Ethics

We have had a Business Conduct Policy in place since our inception that applies to all employees and our Board of Directors. The Business Conduct Policy is available on our website. The Internet address for our website is www.imation.com. The Business Conduct Policy may be found on our “Corporate Governance” page, which can be accessed from the “Investor Relations” page, which can be accessed from the main web page.

Annual Meeting Attendance Policy

Directors are expected to attend our Annual Meeting of Shareholders. All seven of our then current directors attended our 2014 Annual Meeting of Shareholders.

Communications with the Board

Our Board of Directors has a process in place for interested parties to communicate directly with our directors. If any interested party wants to make concerns known to our Board of Directors, non-management directors or Non-Executive Chairman, communication can be sent to directors@imation.com or Imation Corp., P.O. Box 64898, St. Paul, MN 55164-0698, Attn: Board of Directors. Communications sent to directors@imation.com or the mailing address will be sent to the Chairman of the Board who will then circulate the communications to the Board members as appropriate.

Director Independence and Determination of Audit Committee Financial Expert

Our Board of Directors reviewed the independence of our directors and nominees in February 2015. The Board made this review to determine whether any of the relationships or transactions described below, if existing, were inconsistent with a determination that the director or nominee is independent. During this review, our Board reviewed:

•	whether there were any transactions or relationships between each director, nominee or any member of his or her immediate family and us and our subsidiaries and affiliates; and

•	whether there were any relationships between the directors or nominees and senior management and between directors or nominees and our independent registered public accounting firm.

Other than Mark E. Lucas, our President and Chief Executive Officer, none of the directors or nominees had any relationship with us other than as shareholder and director. Therefore, the Board affirmatively determined that all of the directors and nominees, other than Mark E. Lucas, are independent as defined under the New York Stock Exchange listing standards.

In February 2015, the Board also reviewed whether the Audit and Finance Committee had an audit committee financial expert as defined in the Securities and Exchange Commission rules. The Board reviewed the skills and experience required under the rules and determined that Messrs. Brausen, LaPerch and Matthews are audit committee financial experts as defined under those rules.

Non-Executive Chairman

The Board believes it is appropriate to separate the office of Chairman of the Board from the office of the Chief Executive Officer in order to preserve and strengthen the oversight role of the Board of Directors. The Board believes it is the Chairman of the Board’s responsibility to run the Board and the Chief Executive Officer’s responsibility to run our company. For these reasons, the Board determined that it is in the shareholders’ best interest to have an independent chairman whose sole job is leading the Board of Directors and in 2007 appointed a Non-Executive Chairman who is not part of our management. The Board reviews periodically whether to retain the Non-Executive Chairman position and, as long as the position is retained, will review, at least once per year, who the Non-Executive Chairman will be. As long as there is a Non-Executive Chairman of the Board, the Board will not designate a lead director. The Non-Executive Chairman is responsible for coordinating activities of, and communication with, the Board, including leading the meetings of the Board of Directors and the executive sessions of the non-management directors; facilitating communications between the directors and management; establishing the agenda for Board meetings; working with the Chief Executive Officer and the Board on defining a process for developing corporate strategy and providing oversight and guidance in its development; and for other matters as determined by the Board from time to time. L. White Matthews, III was appointed the Non-Executive Chairman in May 2014 for a term ending at the 2015 Annual Meeting of Shareholders.

Meetings of the Board and Board Committees

Meetings of the Board

During 2014, the Board of Directors held a total of ten meetings, and the various committees of the Board met a total of nineteen times. Each incumbent director attended 92% or more of the total meetings of the Board of Directors and the Board committees on which the director served. The non-management directors of the Board met at scheduled executive sessions at each Board meeting. The Non-Executive Chairman, currently L. White Matthews, III, presided at these sessions.

Committees of the Board

The standing committees of the Board of Directors are the Audit and Finance Committee, Compensation Committee and Nominating and Governance Committee. Each of the Board committees has adopted a written charter which describes the functions and responsibilities of the committee. The charters for our Audit and Finance Committee, Compensation Committee and Nominating and Governance Committee are available on our website. The Internet address for our website is www.imation.com. The charters are on our “Corporate Governance” page, which can be accessed from the “Investor Relations” page, which can be accessed from the main web page. The Board also establishes subcommittees from time to time to review particular issues such as material merger and acquisition activity.

Audit and Finance Committee

Members:	Three non-employee directors:
Messrs. Brausen (Chair), LaPerch and Matthews. Trudy A. Rautio and Theodore H. Bunting Jr. served on the Audit and Finance Committee until they left our Board in August 2014, at which time Mr. Brausen joined the Committee. During their term served, each of the members of the Audit and Finance Committee has been an independent director as defined under the New York Stock Exchange listing standards and the rules of the Securities and Exchange Commission.

Number of meetings in 2014: Nine

Functions:

•	Reviews our consolidated financial statements, including accounting principles and practices

•	Has the authority to appoint or replace our independent registered public accounting firm and approve the scope of its audit services and fees

•	Reviews and approves non-audit services and fees performed by our independent registered public accounting firm

•	Reviews our compliance procedures and scope of internal controls

•	Reports to the Board of Directors on the adequacy of financial statement disclosures and adherence to accounting principles

•	Reviews financial policies which may impact our financial statements

•	Oversees our internal audit function with the Manager of Internal Audit reporting directly to the Audit and Finance Committee

•	Monitors compliance with financing agreements

•	Monitors the functions of our Pension and Retirement Committee

•	Reviews and approves any related person transactions under our related person transaction policy

Under our Guidelines, no director may serve on a total of more than three public company audit committees. All of our directors are in compliance with that provision of our Guidelines.

Compensation Committee

Members:	Four non-employee directors:
Mr. LaPerch (Chair) and Messrs. Barrall, Brausen and Stevens. Theodore H. Bunting Jr. served on the Compensation Committee until he left our Board in August 2014, at which time Mr. Brausen joined the Committee. Dr. Barrall joined the Committee in February 2015. During their term of service, each of the members of the Compensation Committee has been an independent director as defined under the New York Stock Exchange listing standards.

Number of meetings in 2014: Six

Functions:

•	Reviews and approves compensation and benefits programs for our executive officers and key employees

•	Oversees executive evaluation process and approves compensation for executives other than the Chief Executive Officer

•	Reviews and recommends Chief Executive Officer compensation to the independent directors

•	Reviews executive stock ownership guidelines and progress in meeting the guidelines

•	Oversees implementation of certain stock and compensation plans

Nominating and Governance Committee

Members:	Four non-employee directors:
Mr. Matthews (Chair), Messrs. Barrall, LaPerch and Stevens. David P. Berg and Trudy A. Rautio served on the Nominating and Governance Committee until they left our Board in May 2014 and August 2014, respectively. Mr. LaPerch joined the Committee in August 2014 and Dr. Barrall joined the Committee in February 2015. During their term served, each of the members of the Nominating and Governance Committee has been an independent director as defined under the New York Stock Exchange listing standards.

Number of meetings in 2014: Four

Functions:

•

Advises and makes recommendations to the Board on all matters concerning directors (such as independence evaluations, committee assignments, director compensation and director stock ownership guidelines) and corporate governance matters

•	Advises and makes recommendations to the Board on the selection of candidates as nominees for election as directors

•	Reports to the Board on succession planning, including succession in the event of retirement of the Chief Executive Officer

•	Oversees the evaluation of the Chief Executive Officer

Risk Oversight

Our Board of Directors has responsibility for risk oversight, focusing on our overall risk management strategy, our degree of tolerance for risk, and the steps management is taking to manage our risks. Management reports on its risk management process on a quarterly basis to the Board of Directors. The Audit and Finance Committee also receives quarterly reports on key financial risks that could affect us.

We have designated an executive officer to oversee our risk management process. That executive officer provides the quarterly reports regarding our risk management process. He is an experienced corporate executive who is familiar with our global businesses, locations and personnel, and the industries in which we operate. He has the position and authority sufficient to hold others accountable for risk mitigation activities. Prior to 2010, the risk management process was facilitated by the head of internal audit. However, our management determined it would be more appropriate to designate one of our executive officers to oversee the risk management process, so that internal audit would have the independence to evaluate the effectiveness of the risk management process.

The Board of Directors oversees our risk management process and our management is responsible for day-to-day risk assessment and mitigation activities. We believe this division of responsibilities provides an effective approach for addressing our risks and that our Board leadership structure (with the separation of the Chairman of the Board from the Chief Executive Officer to strengthen the Board of Directors general oversight role) is aligned with this approach.

Director Nominations

The Nominating and Governance Committee will consider qualified candidates for Board membership submitted by shareholders. A candidate for election to the Board needs the ability to apply good business judgment and must be in a position to properly exercise his or her duties of loyalty and care in his or her representation of the interests of shareholders. Candidates should also exhibit proven leadership capabilities, high integrity and experience with a high level of responsibilities within their chosen fields, and have the ability to quickly grasp complex principles of business, finance and international transactions and those regarding our industry. In general, candidates will be preferred who hold an established executive level position and have extensive experience in business, finance, law, education, research or government. The Nominating and Governance Committee also reviews the current composition of the Board to determine the needs of the Board in terms of diversity of candidates including diversity of skills, experience, race, national origin or gender, but the Nominating and Governance Committee does not have a specific policy with regard to the consideration of diversity. The Nominating and Governance Committee will consider all these criteria for nominees identified by the Nominating and Governance Committee, by shareholders or through some other source. The Nominating and Governance Committee also uses external search firms to assist it in locating candidates that meet the criteria for qualified candidates. When current Board members are considered for nomination for re-election, the Nominating and Governance Committee will also take into consideration their prior Board contributions, performance and meeting attendance records.

Shareholders who want to submit a qualified candidate for Board membership can do so by sending the following information to the Nominating and Governance Committee (through our Corporate Secretary at 1 Imation Way, Oakdale, MN 55128):

•	name of the candidate and a brief biographical sketch and resume;

•	contact information for the candidate and a document evidencing the candidate’s willingness to serve as a director if elected; and

•	a signed statement as to the submitting shareholder’s current status as a shareholder and the number of shares currently held.

The Nominating and Governance Committee will conduct a process of making a preliminary assessment of each proposed nominee based upon his or her resume and biographical information, an indication of the individual’s willingness to serve and other relevant information. This information will be evaluated against the criteria set forth above and our specific needs at that time. Based upon a preliminary assessment of the candidate(s), those who appear best suited to meet our needs may be subject to a background investigation and may be invited to participate in a series of interviews, which are used as a further means of evaluating potential candidates. On the basis of information learned during this process, the Nominating and Governance Committee will determine which nominee(s) to recommend to the Board to submit for election at the next annual meeting. The Nominating and Governance Committee will use the same process for evaluating all nominees, regardless of the original source of the nomination. Any nominations for director to be made at an annual meeting of shareholders must be made in accordance with the requirements described in the section entitled “Shareholder Proposals for 2016 Annual Meeting.”

Compensation of Directors

The Nominating and Governance Committee reviews Board compensation every year based on a market analysis provided by the Nominating and Governance Committee’s compensation consultant which is the same compensation consultant used by the Compensation Committee. For 2014 and 2015, the compensation consultant is AonHewitt. The compensation consultant advises the

Nominating and Governance Committee on the competitive position of the Board of Directors compensation relative to the peer group of companies used for executive compensation and based on market trends such as mix of cash and equity.

The Board has made changes to its compensation and its size over time to reflect both the market analysis and the transformation of Imation. In 2011, the Board reduced the Non-Executive Chairman compensation. In 2012, two directors left our Board. We added three directors with the skills necessary to advise and support Imation in our transformation and the Board also reduced the size of the matching gift for directors. In 2013, two of our directors retired and, after reviewing Board constituency and the size of our Board, the Nominating and Governance Committee determined it was not necessary to add additional Board members. The Board increased Committee chairman fees in order to reflect market analysis which showed these fees were below the median. In 2014, three directors left our Board and the Nominating and Governance Committee determined to add only two new directors at that time, further reducing the number of directors to align with the transformation of Imation.

In November 2014, the Board of Directors reviewed its compensation as compared to our peer group. The Board of Directors approved a reduction in Board of Director compensation effective in May 2015 as part of the Board’s on-going process to better align Board of Directors compensation with the future direction of Imation. The annual equity grant of restricted stock to all members of the Board of Directors was reduced from a dollar value of $175,000 to a dollar value of $150,000. The Non-Executive Chairman Fee was to be reduced from $87,500 to $75,000 and the additional annual equity grant to the Non-Executive Chairman was to be reduced from a dollar value of $87,500 to a dollar value of $75,000 (the changes to the Non-Executive Chairman fee were superseded by an additional reduction approved in February 2015, as described below). Changes in Board of Director compensation outlined in the chart below and a reduction in the number of directors have significantly reduced the total amount spent on Board of Director compensation. From 2011 to 2014 total director compensation expense has decreased by 16%. Further reductions in director compensation as discussed below to be effective May 2015 will reduce director compensation expense by approximately an additional 28% and reduce total director compensation expense since 2011 by approximately 40%.

In connection with potential changes to our peer group for executive compensation (see “Compensation Discussion and Analysis — Other Significant Compensation Decisions”), in January 2015, the Nominating and Governance Committee asked AonHewitt to compare its director compensation with that of the proposed peer group. A new peer group was proposed in order to include companies to better represent the continuing transformation of Imation, in both industry and size. After review of the peer group director compensation data, changes to further reduce director compensation were recommended by the Nominating and Governance Committee to further align our Board of Directors’ compensation with that of the proposed peer group. On February 5, 2015, the Board of Directors approved the following additional changes to reduce Board of Director compensation effective May 20, 2015: the elimination of Board and Committee meeting fees after the May meetings, the elimination of the matching gift and a further reduction of Non-Executive Chairman compensation from $150,000 ($75,000 cash and $75,000 equity) to $100,000 ($50,000 cash and $50,000 equity). These changes put our average total compensation for directors at the median of our proposed peer group and result in an estimated overall reduction in director compensation of approximately 40% since 2011.

Year	Compensation Changes	Number of Non- Employee Directors at Year End
2011	Reduced Non-Executive Chairman compensation from $270,000 ($60,000 cash and $210,000 equity) to $175,000 ($87,500 cash and $87,500 equity)	7
2012	Reduced matching gift effective in 2013 from $15,000 to $7,500	8
2013	Increased Committee chairman fees in order to reflect market analysis which showed these fees were below the median: Nominating and Governance Committee Chairman fee increased from $7,500 to $10,000; Compensation Committee Chairman fee increased from $10,000 to $15,000 and Audit and Finance Committee Chairman fee increased from $10,000 to $25,000.	6
2014	• Effective May 2015, reduced annual equity grant for all directors from $175,000 to $150,000 • Effective May 2015, reduced Non-Executive Chairman compensation from $175,000 ($87,500 cash and $87,500 equity) to $150,000 ($75,000 cash and $75,000 equity) (This was superseded by the additional reduction described below.) • Increased stock ownership guidelines from $130,000 to $150,000	5
2015

Effective May 20, 2015:

•    Eliminate Board and Committee meeting fees after our May meetings

•    Eliminate matching gift

•    Reduced Non-Executive Chairman compensation from $150,000 ($75,000 cash and $75,000 equity) to $100,000 ($50,000 cash and $50,000 equity)

		TBD

The table below shows the compensation non-employee directors currently receive for service on our Board as well as the changes for May 2015:

Type of Compensation	2014	Changes Effective May 2015
Annual Retainer	$50,000	No change
Committee Chairman Fee

• $10,000 per year for serving as chair of the Nominating and Governance Committee

• $15,000 per year for serving as chair of the Compensation Committee

• $25,000 per year for serving as chair of the Audit and Finance Committee

No change
Non-Executive Chairman Fee	• $87,500 (in addition to the Annual Retainer received by all Directors)	$50,000 (in addition to the Annual Retainer received by all Directors)
Meeting Attendance

• Board meetings: $1,500 per meeting for attendance in person and $1,000 per meeting for attendance via telephone or video conference

• Committee meetings: $1,500 per meeting for attendance in person and $1,000 per meeting for attendance via telephone or video conference

No further meeting fees after our May meetings
Interview of Board Candidates	• $1,500 per interview where travel outside of regularly scheduled Board meetings is required	No change
Equity Grants*

•    The annual equity grant is a dollar value of $175,000 in restricted stock, valued under a modified Black-Scholes model.

•    The Non-Executive Chairman of the Board receives an additional equity grant of $87,500, also in restricted stock using the same valuation model.

• The annual equity grant for directors is reduced to $150,000 • The annual equity grant for the Non-Executive Chairman is reduced to $50,000
Matching Gift	• We match gifts made by each director to qualified charitable institutions in an amount up to $7,500 per year	No further matching gifts
Continuing Education Program Reimbursement	• We encourage our directors to attend continuing education programs for directors and reimburse any director who chooses to attend such programs for the cost of attending the program, including travel and lodging, at the maximum rate of one program per year.	No change
Travel Reimbursement	• We reimburse directors for travel costs of attending Board meetings, other meetings with management and interviews of Board candidates.	No change

*Equity Grants: Directors receive an initial equity grant of restricted stock on the date a person becomes a director and an additional annual equity grant of restricted stock on the date of the annual meeting of shareholders each year. The restricted stock vests in one year but may accelerate under certain circumstances such as death, disability, retirement and change of control of Imation, as defined under the 2005 Director Program, as amended. The initial equity grant for a director or Non-Executive Chairman who is first elected at a time other than the annual meeting of shareholders is prorated based on the dollar value of the equity grant to directors or the Non-Executive Chairman at the time of the preceding annual meeting of shareholders.

In lieu of cash, non-employee directors may elect to receive all or part of their Annual Retainer, Non-Executive Chairman fee, Committee Chairman fee and meeting fees in shares of common stock or in restricted stock units equivalent to shares of common stock.

Director Compensation for Fiscal Year 2014
Name	Fees Earned or Paid in Cash ($)		Stock Awards ($)(1)		All Other Compensation ($)(2)	Total ($)
Geoff S. Barrall(3)	15,247		65,685		0	80,932
David P. Berg(4)	15,500		0		2,500	18,000
Anthony T. Brausen	56,916	(5)	129,851		0	186,767
Theodore H. Bunting, Jr.(6)	42,640		175,000		0	217,640
William G. LaPerch	91,682	(7)	175,000		0	266,682
L. White Matthews, III	165,161	(8)	262,500	(9)	7,500	435,161
Trudy A. Rautio	50,714	(10)	175,000		0	225,710
David B. Stevens	71,140		175,000		0	246,140

(1)	On May 7, 2014, each director, other than Messrs. Barrall, Berg and Brausen, was awarded 47,043 shares of restricted stock. The grant date fair value of each restricted stock award is $175,000. Dr. Barrall joined our Board on December 17, 2014 and was awarded a pro-rated grant of 18,095 shares of restricted stock for which the grant date fair value was $65,685. Mr. Berg left our Board on May 7, 2014 and did not receive an award of restricted stock. Mr. Brausen joined our Board on August 8, 2014 and was awarded a pro-rated grant of 42,574 shares of restricted stock for which the grant date fair value was $129,851. Mr. Bunting and Ms. Ratio left the Board on August 8, 2014 and their shares of restricted stock were forfeited. In accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation —Stock Compensation (“FASB ASC Topic 718”), we chose the grant date fair value of the restricted stock as equivalent to the closing stock price on the date of grant: $3.72 (May 7, 2014), $3.05 (August 8, 2014) and $3.63 (December 17, 2014). The number of shares of restricted stock that are outstanding for each director at fiscal year-end is 47,043, other than for Dr. Barrall for whom the number of shares of restricted stock is 18,095, Mr. Brausen for whom the number of shares of restricted stock is 42,574, Messrs. Berg and Bunting and Ms. Rautio for whom the number of shares of restricted stock is 0, and Mr. Matthews for whom the number of shares of restricted stock is 70,565. See footnote 9.

(2)	These amounts represent matching gifts by Imation to qualified charitable institutions of $6,250 for Mr. Matthews and a donation of $2,500 on behalf of Mr. Berg to a qualified charitable institution as recognition for his service to the Board in connection with his resignation. See footnote 4.

(3)	Dr. Barrall joined our Board on December 17, 2014.

(4)	Mr. Berg left our Board on May 7, 2014.

(5)	Mr. Brausen became Chairman of our Audit and Finance Committee upon Ms. Rautio’s departure from the Board and this amount includes the Committee Chairman fee payable in 2014 for the months of his service.
(6)	Mr. Bunting left our Board on August 8, 2014.

(7)	Mr. La Perch is Chairman of our Compensation Committee. This amount includes the Committee Chairman fee payable in 2014.

(8)	Mr. Matthews is Non-Executive Chairman of the Board and Chairman of our Nominating and Governance Committee. This amount includes these fees payable in 2014.

(9)	Mr. Matthews, as Non-Executive Chairman of the Board, received an additional restricted stock award of 23,522 shares on May 7, 2014. The grant date fair value of the restricted stock award is $87,500. In accordance with FASB ASC Topic 718, we chose the grant date fair value of the restricted stock as equivalent to the closing stock price on the date of grant: $3.72.

(10)	Ms. Rautio was Chairman of our Audit and Finance Committee until August 8, 2014 and this amount includes a portion of the Committee Chairman fee payable for her service in 2014 prior to her departure. Ms. Rautio also elected to receive her cash compensation in shares of common stock in lieu of cash. That election resulted in the conversion of $50,714 to 13,889 shares of common stock. Ms. Rautio left our Board on August 8, 2014.

Stock Ownership Guidelines

Our director stock ownership guidelines provide that each of our directors is encouraged to own stock valued at not less than $150,000, representing three times the annual retainer. The stock ownership should be considered a long-term investment and be achieved within five years of joining the Board of Directors. The value of director’s ownership is calculated two ways, based on (1) the current market value and (2) the value at the time the director became subject to the director stock ownership guidelines. A director would be in compliance if the director meets the guidelines under either calculation. Each director who has served for more than five years satisfies the stock ownership guidelines. In addition, no current director has sold any of his Imation stock holdings.

Board Retirement Policy

The Board has adopted a retirement policy that provides that:

•

non-employee directors cannot be nominated for re-election as a director at the next annual meeting of shareholders following either 15 years of service as a director or reaching the age of 70, whichever comes first;

•	a director who is also our Chief Executive Officer must submit his or her resignation from the Board when he or she ceases to be the Chief Executive Officer; and

•

any other director who is an employee must retire from the Board (i) at the time of a reduction in his or her duties or responsibilities as an officer unless the Board at its sole discretion determines the officer continues to be qualified to act as a director, (ii) upon termination of his or her active service as an employee or (iii) upon attaining the age of 65, whichever is earliest.

Indemnification Agreements

It is our policy to indemnify directors and officers against any costs, expenses and other liabilities to which they may become subject by reason of their service to us and to insure our directors and officers against such liabilities to the extent permitted by applicable law. Our bylaws provide for indemnification of our directors, officers and employees against those costs, expenses and other liabilities as long as the director, officer or employee acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, our best interests. We have also entered into indemnity agreements with each of our directors where we have agreed to indemnify each director to the full extent provided by applicable law and our bylaws as currently in effect.

ITEM NO. 1

ELECTION OF DIRECTORS

General Information

Our Board of Directors is currently composed of six directors divided into three classes. The members of each class are generally elected to serve three-year terms with the term of office of each class ending in successive years. Messrs. Lucas, Matthews and Stevens are the three directors serving in Class I with terms expiring at the 2015 Annual Meeting. The three Class I directors have been nominated by the Board of Directors for re-election for a three-year term at the Annual Meeting. Each nominee standing for election has indicated a willingness to serve if elected. However, if the nominee becomes unable to serve before the election, the shares represented by proxy may be voted for a substitute designated by the Board.

Each Class I nominee elected will hold office until the annual meeting of shareholders to be held in 2018 or until his successor has been duly elected and qualified, unless prior to such meeting the director resigns or his directorship becomes vacant due to his death or removal.

Background to the Board’s Recommendation in Favor of Imation’s Nominees

From 2011 through 2014, our strategic transformation lead to a number of significant changes to both our Board of Directors and our management team. During this period, the Board’s efforts to identify and review qualified candidates for Board membership resulted in the addition of highly qualified independent directors who have brought valuable leadership, corporate governance and industry experience to the Board. Two of our directors, Dr. Barrall and Mr. Brausen, joined the Board in 2014. In addition to the fresh perspective that this brings to the Board, we believe these directors also provide our Board with a diverse and complementary mix of experience and significant expertise both in our industries and elsewhere, and that they will continue to contribute substantial leadership and insight from their respective fields to a stronger Board of Directors that will be well-suited to lead Imation into the future.

We believe that each of our three nominees has professional experience in areas that are highly relevant to our strategy and operations and offers valuable leadership skills and diverse insight as we proceed through our strategic transformation. As described in more detail in each director’s biography below, our nominees’ backgrounds reflect, among others, the following experiences: Mr. Matthews: significant depth and breadth of knowledge in dealing with complex financial and accounting matters, the experience of managing large organizations, including public companies, and providing leadership and management in challenging times; Mr. Stevens: extensive technology experience in enterprise networking, security, computer and data storage industries and Mr. Lucas: significant experience in electronics and data storage businesses and global businesses management and strong change management skills.

We also believe that our three nominees have other attributes necessary to create an effective Board: strong personal and professional ethics, integrity and values; keen vision and long-term strategic perspective; practical judgment and proven decision-making skills; the ability to work in a constructive manner with other Board members; and an unwavering commitment to representing the long-term interests of all our shareholders.

Information Concerning Directors

All of our directors meet the expectations described in the section entitled “Director Nominations.” In addition, each director has a particular area of expertise that is of value to Imation and has led to the creation of a well-rounded Board of Directors. Included at the end of each director’s biography is a description of the particular experience, qualifications, attributes or skills that led the Board to conclude that each of our directors should serve as a director of Imation.

Director Nominees — Class I (Term Ending 2015)

Mark E. Lucas	Mark E. Lucas, age 60, is President and Chief Executive Officer of Imation, a position he has held since May 2010. From March 2009 to May 2010, Mr. Lucas was President and Chief Operating Officer of Imation. Prior to joining Imation, Mr. Lucas led two corporate turnarounds as Chief Executive Officer. Mr. Lucas served as Chairman and Chief Executive Officer of Geneva Watch Group (a privately held company manufacturing and selling watches) from November 2005 to August 2008 and Mr. Lucas served as President and Chief Executive Officer of Altec Lansing Technologies (a manufacturer of consumer audio equipment) from June 2001 to August 2005. Mr. Lucas has also held executive management positions at Iomega Corporation (a data storage solutions company) from 2000 to 2001, The Gillette Company (a developer, manufacturer and seller of blades and razors, toiletries and cosmetics) from 1996 to 1999 and Duracell International Inc. (manufacturer and marketer of high-performance alkaline and other batteries) from 1988 to 1996 and started his career at Nestle Corp. Mr. Lucas was a director of Imation from April 2007 to February 2009 and served as a member of Imation’s Audit and Finance Committee and Compensation Committee. Mr. Lucas resigned from the Board of Directors of Imation in connection with his appointment as President and Chief Operating Officer. Mr. Lucas’ resignation from the Board of Directors was a requirement of his employment. Mr. Lucas was again elected as a director of Imation in May 2010. He is a director of Noble Biomaterials, Inc., a privately-held company. Mr. Lucas brings to our Board his significant experience in consumer packaged brands and goods, electronics and data storage businesses across both business and retail channels. He has experience in managing businesses globally, including global supply chains and manufacturing operations, and also has strong change management skills.

L. White Matthews, III

L. White Matthews, III, age 69, has been active in corporate board work since he retired in September 2001. From July 1999 until September 2001, Mr. Matthews served as Executive Vice President and Chief Financial Officer of Ecolab, Inc. (a developer and marketer of cleaning and sanitizing products and services) as well as a member of its Board of Directors. Mr. Matthews was retired from May 1998 to July 1999. From February 1977 to May 1998, Mr. Matthews served in various financial positions with Union Pacific Corporation (a company involved in rail/truck transportation and oil/gas exploration and production). From November 1989 to May 1998 he was Executive Vice President and Chief Financial Officer of Union Pacific and he was a member of its Board of Directors from 1994 to 1998. Mr. Matthews has been a director of Imation since February 2003. He is a director of PNC Mutual Funds, Inc. and Hyla, Inc., both privately-held companies. Mr. Matthews was also a director of two publicly-held companies:

Matrixx Initiatives, Inc. from 2003 to 2011 and Ceridian Corporation from 2005 to 2008 where he served as Chairman of the Board in his last year, and one privately-held company, Constar International Inc. where he served as director and non-executive Chairman from May 2009 to December 2013. Mr. Matthews brings to our Board his experience as a financial leader with a variety of executive positions and public company board experiences. Those experiences have provided him with significant depth and breadth of knowledge in dealing with complex financial and accounting matters, the experience of managing large organizations, including public companies, and strong overall business leadership skills. Mr. Matthews also brings corporate governance expertise from his experiences on the board of directors of several public and privately-held companies and his experience in dealing with leadership and management in challenging times.

David B. Stevens	David B. Stevens, age 52, has been an advisor to a variety of venture capital and private equity firms and private enterprises since June of 2013, including Fligoo Corp. (a privately held, venture-backed company developing highly targeted content delivery systems) and Aoptix Technologies, Inc. (a privately held developer of laser radios used by the telecommunications industry.) Prior to that, Mr. Stevens was the Chief Technology Officer of Brocade Communications Systems, Inc. (a provider of networking solutions for data centers, enterprises and service providers) from September 2008 to June 2013. In 2011, he also assumed responsibility for Corporate Development activities, becoming Vice President, Corporate Development. From October 2005 to June 2008, Mr. Stevens was co-founder and Chief Executive Officer of Palo Alto Networks, Inc. (a leader in the development of cyber security and next-generation firewall products). Mr. Stevens previously served as the Vice President and CTO of Brocade Communications Systems, Inc., having joined the company through the acquisition of Rhapsody Networks, where he served as the founding Chief Executive Officer and Vice President of Business Development. Prior to that, Mr. Stevens served in senior management positions at Atmosphere Networks, Nortel, Bay Networks and SynOptics Communications. Mr. Stevens serves on the board of vArmour (a privately held, venture-backed company building cyber security products for virtualized data centers.) Mr. Stevens has been a director of Imation since March 2012. Mr. Stevens brings to our Board his extensive technology experience with over 20 years of experience in the enterprise networking, security, computer and data storage industries. His knowledge of the data storage and security markets and competitive framework has been valuable to Imation.

Board Members Continuing in Office — Class II (Term Ending 2016)

William G. LaPerch	William G. LaPerch, age 59, has been President of LaPerch Consulting, LLC (a provider of consulting services to private equity firms) from September 2012 to the present. Prior to that, Mr. LaPerch was the Chief Executive Officer, President and Director of AboveNet Inc. (a leading provider of high bandwidth connectivity solutions for businesses and carriers) from January 2004 to July 2012. Prior to that, he served as AboveNet’s Senior Vice President of Operations. Prior to AboveNet, Mr. LaPerch served in executive management positions at MCI Telecommunications (a global business and residential communications company) and NYNEX Corporation (a regional telephone holding company). Mr. LaPerch has been a director of Imation since November 2012. Mr. LaPerch is a director and serves on the audit committee of Digital Realty Trust and is a director of Windstream Holdings, Inc., both publicly-held companies. Mr. LaPerch brings to our Board his extensive experience in operations and strategic planning, turnaround and rapid-change environments and organic business growth. In particular, his knowledge of cloud infrastructure and services as related to data storage have been important to Imation.

Board Members Continuing in Office — Class III (Term Ending 2017)

Geoff S. Barrall	Geoff S. Barrall, age 45, currently serves as CEO and Board member of Connected Data, Inc. (creator of the world’s first peer to peer private storage devices) since he founded it in November 2011. From March 2010 to September 2011 he was Chief Technology Officer and Vice President of Engineering of Overland Storage, Inc (a global provider of unified data management and data protection solutions across the data lifecycle.) From April 2005 to December 2009 he was the Chief Executive Officer and Board member of Drobo, Inc. (maker of data storage products). He currently serves as Chairman of the Board of Gridstore, Inc. and he has previously served on the boards of Nevex Virtual Technologies, Inc., Nexsan Corporation (prior to its acquisition by Imation) and Tacit Networks, Inc. (all privately held companies). Dr. Barrall has been a director of Imation since December 2014. Dr. Barrall brings to our Board tremendous insight and storage industry experience, rich technology expertise and deep operational experience.

Anthony T. Brausen

Anthony T. Brausen, age 55, has been the Senior Vice President-Finance of The Mosaic Company (a publicly-traded company which is one of the world’s leading producers and marketers of crop nutrients) from December 2011 to the present. From April 2006 to December 2011 he was its Vice President-Finance and Chief Accounting Officer. From 2000 to 2006, Mr. Brausen served as Vice President-Finance and Chief Financial Officer at Tennant Company (a publicly-traded global leader in manufacturing, marketing and servicing industrial, commercial and outdoor cleaning equipment). Prior to that, Mr. Brausen served from 1989 to 2000 in a range of senior finance and accounting roles at International Multifoods Corporation (a publicly-traded global processor and distributor of food products for the foodservice and consumer sectors). From 1981 to1982, Mr. Brausen serviced in a variety of roles at KPMG, LLC and is also a certified public accountant (inactive). Mr. Brausen has been a director of Imation since August 2014. Mr. Brausen brings to our Board his over 30 years of experience as a financial leader with significant depth and breadth of knowledge in dealing with complex financial and accounting matters for public companies as well as broad managerial expertise.

The Board of Directors recommends you vote FOR the election of the Imation nominees as directors of Imation for the term indicated above . Assuming the presence of a quorum, directors are typically elected by the majority of the votes cast with respect to such director at the Annual Meeting. A majority of the votes cast means that the number of shares voted “FOR” a director must exceed the number of votes cast “AGAINST” that director. As a result of the Clinton Group’s proposal of alternative director nominees, and assuming these nominees have not been withdrawn, there will be more than three nominees. In this situation, a contested election, in which the number of nominees exceeds the number of directors to be elected, the standard for election of directors will be a plurality of the shares represented in person or by proxy at the Annual Meeting and entitled to vote on the election of directors. This means that the three candidates receiving the highest number of “FOR” votes will be elected. THE ONLY WAY TO SUPPORT ALL THREE OF YOUR BOARD OF DIRECTORS’ NOMINEES IS TO VOTE “FOR” THE BOARD’S NOMINEES ON THE WHITE PROXY CARD. PLEASE DO NOT SIGN OR RETURN A GOLD PROXY CARD FROM THE CLINTON GROUP, EVEN IF YOU WISH TO VOTE “AGAINST” OR “WITHHOLD” ON THEIR DIRECTOR NOMINEES. DOING SO MAY CANCEL ANY PREVIOUS VOTE YOU CAST ON OUR WHITE PROXY CARD.

In a non-contested election, if a nominee who is serving as a director is not elected at the Annual Meeting, under Delaware law the director would continue to serve on the Board as a “holdover director.” However, under our bylaws, any director who fails to be elected must offer to tender his or her resignation to the Board of Directors. The Nominating and Governance Committee will then make a recommendation to the Board whether to accept or reject the resignation, or whether other action should be taken. The Board of Directors will act on the Nominating and Governance Committee’s recommendation and publicly disclose its decision and the rationale behind it within 90 days from the date the election results are certified. The director who tenders his or her resignation will not participate in the Board’s decision.

AUDIT AND FINANCE COMMITTEE REPORT

The Audit and Finance Committee of the Board of Directors (the “Committee”) is composed of non-employee directors, each of whom is independent as defined under the New York Stock Exchange listing standards and the rules of the Securities and Exchange Commission. The Committee operates under a written charter adopted by the Board of Directors which is available on our website. The Committee has taken the following actions with respect to Imation’s audited financial statements for the year ended December 31, 2014:

•	The Committee has reviewed and discussed the audited financial statements with Imation management.

•

The Committee has discussed with PricewaterhouseCoopers LLP (“PwC”), Imation’s independent registered public accounting firm, the matters required to be discussed by Auditing Standard No. 16, Communications with Audit Committees, as adopted by the Public Company Accounting Oversight Board.

•

The Committee has received the written disclosures and the letter from PwC required by applicable requirements of the Public Company Accounting Oversight Board regarding PwC’s communications with the Committee concerning independence and has discussed with PwC its independence from Imation. In connection with its review of PwC’s independence, the Committee also considered whether PwC’s provision of non-audit services during the 2014 fiscal year was compatible with the maintenance of its independence and determined that it was.

•

Based on the review and discussions described above, the Committee has recommended to the Board of Directors that the audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2014, for filing with the Securities and Exchange Commission.

AUDIT AND FINANCE COMMITTEE
Anthony T. Brausen, Chairman
William G. LaPerch
L. White Matthews, III

AUDIT AND OTHER FEES AND

AUDIT AND FINANCE COMMITTEE PRE-APPROVAL POLICY

Audit and Other Fees

Following is a listing of the services provided by type and amount charged to us by PwC for fiscal years 2014 and 2013:

	Fiscal Year 2014	Fiscal Year 2013
Audit Fees:
GAAP and statutory audits	$2,064,000	$1,987,000
Audit-Related Fees:
Services related to business transactions	$0	$0
Employee benefit plan audits	$22,000	$24,000
Attest services and other	$7,000	$7,000

Total Audit-Related Fees	$29,000	$31,000
Tax Fees (tax preparation, advice and consulting)	$469,000	$375,000
All Other Fees:
Financial training materials	$4,000	$4,000

Audit and Finance Committee Pre-Approval Policy of Audit and Permissible Non-Audit Services

All the services provided by PwC are subject to pre-approval by the Audit and Finance Committee. The Audit and Finance Committee has authorized the Chairman of the Audit and Finance Committee to approve services by PwC in the event there is a need for approval prior to the next full Audit and Finance Committee meeting. The Chairman reports any pre-approval decisions to the Audit and Finance Committee at its next scheduled meeting.

With respect to each proposed pre-approved service, PwC provides back-up documentation as requested, including estimated fees regarding the specific services to be provided. The Audit and Finance Committee (or Chairman, as applicable) reviews the services and the estimated fees and considers whether approval of the proposed services will have a detrimental impact on PwC’s independence prior to approving any service. At least annually, a member of our management reports to the Audit and Finance Committee all audit and non-audit services performed during the previous twelve months and all fees billed by PwC for those services.

In fiscal 2014 and 2013, all audit services, audit-related services, tax services and those items described above under all other fees were pre-approved by the Audit and Finance Committee or the Chairman.

ITEM NO. 2

RATIFICATION OF THE APPOINTMENT OF INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM

The Audit and Finance Committee has appointed PwC as our independent registered public accounting firm to audit our consolidated financial statements for 2015. PwC has audited our financial statements since PwC was formed in 1998 by the merger of the accounting firms of Price Waterhouse LLP and Coopers & Lybrand L.L.P. Prior to the merger, Coopers & Lybrand L.L.P. audited our financial statements for the years 1996 and 1997. Representatives of PwC will attend the Annual Meeting and will have an opportunity to make a statement if they desire and will be available to respond to appropriate questions.

Shareholder ratification of the appointment of PwC as our independent registered public accounting firm is not required by our bylaws or otherwise. However, the Board of Directors is submitting the appointment of PwC to the shareholders for ratification as a matter of good corporate practice. If the shareholders fail to ratify the appointment, the Audit and Finance Committee will reconsider whether or not to retain PwC. Even if the appointment is ratified, the Audit and Finance Committee, which is solely responsible for appointing and terminating our independent registered public accounting firm, may, in its discretion, direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that a change would be in our best interest and in the best interest of our shareholders.

The Board of Directors recommends you vote FOR ratification of the appointment of the independent registered public accounting firm. The affirmative vote of the holders of a majority of the shares of common stock present in person or by proxy and entitled to vote at the Annual Meeting is required for ratification of the appointment of the independent registered public accounting firm.

COMPENSATION DISCUSSION AND ANALYSIS

Executive Summary:    Imation’s compensation programs are designed to align our named executive officers’ interests with those of our shareholders by rewarding performance with the objective of increasing shareholder value. We maintain this focus each year as we review our executive compensation program and philosophy.

With a 60-year history of technology leadership, Imation’s mission is to help organizations store, protect and connect their digital world. We reach customers in more than 100 countries through a world-wide distribution network and well-recognized brands. In 2010, we began to plan for a strategic transformation. The goal of our transformation is to leverage our global footprint and data storage roots to become a leading player in high security data storage and device management. Our strategy involves exiting certain businesses, targeted expansion of others, maximizing cash generation from legacy businesses and reducing operating costs to align with our new organization.

The timeline below depicts the phases in our evolution from lower margin, legacy consumer products to higher margin, commercial solutions in growing markets:

As we formulated our new strategy and started to shift the direction of our businesses toward higher margin data storage and mobile security solutions, and away from Imation’s legacy optical and tape lines, we also developed primary strategic goals and refined our short-term and long-term goals to support our transformation.

Since we started our transformation, considerable operational progress has occurred. We have acquired key storage and security platforms, divested unprofitable businesses, and materially reduced the operating expenses of both our legacy businesses and our corporate overhead. Moreover, we have formed two focused business units that have launched differentiated, higher margin products.

To become a leading player in data storage and security required us to develop a differentiated platform and appropriately invest in new products. To this end, we have made key acquisitions that have formed the backbone of our storage and security platforms. In 2011 we purchased assets of IronKey Systems, Inc., Memory Experts International, Inc. and BeCompliant Corporation, doing business as Encryptx. We combined these security technologies and formed Imation Mobile Security as part of our Tiered Storage and Security Solutions business unit in 2012. Then, to enhance our data storage offerings, we acquired Nexsan Corporation, an established provider of disk-based and hybrid disk-and-solid state storage systems, and began operating this business in January 2013. In 2014, we introduced new retail storage products, our 2-in-1 USB flash drives with both a standard and a micro USB connector and our LINKTM Mobile Storage Products, data storage solutions for smartphones and tablets.

As a core component of our strategic transformation, we also divested several unprofitable consumer lines, including the XtremeMacTM and MemorexTM consumer electronics businesses in 2013. At the start of our transformation strategy, our secularly declining businesses in magnetic tape and optical accounted for 90 percent of our revenues; at the end of 2014, that had decreased to 65 percent, evidencing the traction of our transformation. In order to free up cash to build our growth businesses, we embarked on a restructuring program that has taken out over $100 million in legacy costs, while continuing to invest in our priority growth businesses. We have reduced corporate overhead and executive staff, and to generate additional savings, we have a number of ongoing cost reduction and cash generation initiatives, including listing our corporate headquarters facility for sale and monetization of certain patents in our portfolio.

Our Tiered Storage and Security Solutions (“TSS”) and Consumer Storage and Accessories (“CSA”) business units, which were formed early in 2013, operate with more focused overhead and align Imation with our key consumer and commercial channels.

The chart below identifies, by year, our primary strategic goals, and the short- and long-term goals to incentivize our named executives to achieve certain metrics to execute on our new strategy.

Year	Primary Strategic Goals	Short-Term Goals	Long-Term Goals
2011

• Formation and refinement of new strategy and acquisition of mobile security businesses

• Acquisition of the security technologies that form our Imation Mobile Security business

• Development of new higher margin products

		Operating income, free cash flow, new product margin dollars	Focus on operating earnings per share at end of three years
2012	• Building business platform in Imation Mobile Security • Acquisition of Nexsan data storage (Dec. 31, 2012) • Continued development of new products	Focus on profitability to support new businesses and gross margin maintenance	Focus on operating income at end of three years
2013	• Restructuring to focus on the future by divesting unprofitable consumer electronics businesses and organizing into two business units with significant cost reductions	• Focus on cash and liquidity • Business unit metrics at executive level also added to align the organization into two business units	Focus on level of operating expenses at end of each of year to reflect the cost reductions required for our strategy
2014	• Focus on growth in Nexsan and Imation Mobile Security business • Maximizing cash generation in the legacy media businesses • Introduce new retail storage products	• Maintain focus on cash and liquidity but start shifting to revenue growth in new business segments • Business unit metrics focus on goals for each business	Focus on level of liquidity at end of each of year in alignment with supporting our strategic investments
2015	• Continue investments in growth segments of our businesses • Continue maximizing cash generation in the legacy media businesses • Focus on improving gross margin	• Focus on corporate revenue and free cash flow • Business unit metrics focus on goals for each business	Focus on consolidated EBITDA and revenue or free cash flow for our businesses.

As we move through the phases of our transformation, compensation of our named executive officers has to balance the need to reach milestones with the importance of retaining key leaders during our transformation. As we work to create the new Imation, we are challenged to keep our key leaders focused and appropriately incentivized while we downsize our organization in businesses we are exiting , redefine corporate operations to match our level of need and invest in our growth priorities.

At the outset of our new strategy we conducted a thorough review of our executive compensation program and philosophy with the goal of further increasing the emphasis on pay for performance. At that time, we introduced a performance-based component to the long-term incentive (“LTI”) program that represented 40% of each executive’s LTI grant. In 2011, we continued to increase the focus on performance-based compensation in all three main areas of annual total compensation: base salary, annual bonus and LTI compensation. We set individual performance criteria for base salary, tying our Annual Bonus Plan not only to corporate performance but also to individual performance and changing the performance-based component of LTI grants from an annual metric to a three year performance metric. In 2012, we took another important step by raising the performance-based component of each executive’s 2012 LTI grant from 40% to 60%. In addition, we decided to no longer provide tax gross-ups on executive perquisites, moving instead to a small market-driven perquisite allowance (which is not grossed-up for taxes) for the perquisites chosen by each executive officer. See “Other Compensation and Benefits.” In 2013, we raised the performance-based component of each executive’s 2013 LTI grant from 60% to 100% and there were no base salary increases.

Throughout this multi-year process, the Compensation Committee has analyzed and deliberated extensively concerning our executive compensation each year, with the assistance of its compensation consultant, in order to focus on changes to further strengthen the link between compensation and performance. The overall goal of these changes is to establish a performance culture that focuses on delivering our strategy and generating returns to our shareholders. In addition, we also seek shareholder input. In April 2014, as part of our outreach related to our 2014 Proxy Statement regarding 2013 compensation, we contacted all non-index funds with ownership of greater than 1% of our shares outstanding to discuss our strategy and executive compensation programs related to 2013. These shareholders were generally supportive of our moves to increase percentage of pay at risk and move to more “pay for performance.”

For 2014, the Compensation Committee of the Board of Directors continued to focus on further strengthening the link between compensation and performance. The challenges facing us in our ongoing transformation present risk for management, employees and shareholders, and we believe it is important for our executive officers to share in both the risk and potential reward. We needed to continue to set goals that result in actions to support our strategic transformation and keep the transformation moving forward.

At our last Annual Shareholders Meeting in May 2014, our shareholders approved an advisory (non-binding) proposal concerning our 2013 executive compensation program with approximately 50.1% of the votes cast in favor of the proposal. This support level was a decline from the prior two years’ advisory votes. The Committee considered this outcome and asked management and the Committee Chair to seek additional shareholder input. In September 2014, the new Committee Chair met with our two largest shareholders (other than TDK) regarding our compensation programs. This represented 24% of our shares outstanding.

Further, in November 2014, our CEO met with Imation’s top four shareholders (including TDK) to directly obtain their feedback on our overall strategy. This represented approximately 50% of our shares outstanding. We also met with the proxy advisory firm ISS to gain their perspective on our compensation practices. Additionally, the Committee reviewed data regarding market practices among the companies in our peer group and an analysis of executive compensation “best practices” prepared by our compensation consultant, AonHewitt.

Shareholders have expressed a variety of views about executive compensation. We have made changes in response to many of the comments we heard which we believe are in the best interests of Imation and our shareholders. The chart below summarizes our large shareholders’ key points regarding compensation, what action we have taken and when the changes are effective:

Key Points from Large Shareholders	2014 Actions	2015 Actions
Supportive of our move to more pay for performance	See actions below	See actions below
Supportive of our moves to increase percentage of pay at risk	Retained 2014 LTI at 100% performance-based	Retained 2015 LTI at 100% performance-based
Did not like 4th quarter metric in 2013 LTI Plan if full year goal is not attained	Eliminated 4th quarter metric in 2014 LTI Plan	N/A
Should not have excise tax gross-up in severance agreement	Eliminated excise tax gross-ups in new severance agreements executed in 2014	N/A
Executive Compensation should focus on performance	No increase in base salary for CEO for 2014	No increase in base salary for CEO in 2015
LTI awards should have a larger proportion of equity	Changed the LTI award from 80% cash and 20% restricted stock to 75% cash and 25% restricted stock in 2014 LTI Plan	Retained 75% cash and 25% restricted stock in 2015 LTI Plan to retain increased equity level used in 2014 while keeping in mind dilution and complying with the burn rate committed to with ISS
Some shareholders believe management and Board do not have enough equity and other holders are concerned about dilution

• From 2011 through the end of 2014, our CEO has personally acquired 70,000 shares of our stock in open market purchases, at total price of approximately $300,000 (with a value at 12/31/14 of approximately $265,000)

• None of our current Board members have ever sold any of their Imation stockholdings

Compensation Committee is working with its consultant to develop a method to increase equity while keeping in mind dilution and complying with the burn rate we have committed to with ISS
Some shareholders are concerned about the companies in our peer group*	The Compensation Committee approved a change in our peer group for 2015 in order to include companies in industries more similar to us and remove some of those which are outsized	In February 2015, the Compensation Committee approved a new peer group going forward in order to better represent the continuing transformation of Imation, in both industry and size
Some shareholders are concerned about the level of Board of Director Compensation**	The Board approved a reduction in equity grants for all members of the Board and a reduction of the Non-Executive Chairman fee (including the equity grant) for 2015	The Board approved a further reduction effective May 2015 by eliminating meeting fees and the matching gift and further reducing the Non-Executive Chairman fee (including the equity grant)

* For further information on peer group changes, see “Other Significant Compensation Decisions”

** For further information on director compensation changes, see “Board of Directors-Compensation of Directors”

Our Compensation Committee will continue to engage with shareholders and work with its compensation consultant to explore ways in which our executive compensation program may be improved and further aligned with the interests of, and feedback from, our shareholders.

The changes we made to our compensation program beginning in 2010 through 2014 build upon our sound compensation governance framework and pay for performance philosophy and the feedback we have received from shareholders, which are exemplified by:

•	Incentive-based pay that comprises a majority of our named executive officers’ total compensation opportunity.

•	Review of external peer group companies in order to determine that our compensation decisions are within the range of market practices.

•

A clawback policy which provides for the Compensation Committee to require our officers to repay or return certain cash bonus payments and stock incentives in the event of a financial restatement caused, or partially caused, by such officer’s intentional misconduct.

•	Stock ownership guidelines that are met or exceeded by our named executive officers and Board of Directors and an anti-hedging and pledging policy.

•	Elimination of tax gross-up payments in existing severance and change of control agreements.

•	Limited market-driven perquisite allowance for named executive officers.

•	The Compensation Committee’s engagement of its own consultant that provides limited services to management.

•	A strong risk management program with specific responsibilities assigned to management and the Board.

General Philosophy:    The Compensation Committee of our Board of Directors (the “Committee”) is responsible for establishing our executive compensation philosophy and administering each component of the executive compensation program. Our program is designed to:

•	attract and retain highly qualified key executives;

•	align our executive officers’ interests with the interests of shareholders; and

•

provide competitive total compensation with an emphasis on pay for performance by linking a significant portion of executive officer compensation to achieving corporate financial and other individual objectives.

We compensate our executive officers primarily through a combination of base salary, bonus and LTI compensation to meet those objectives, as well as through retirement benefits and certain other benefits described below. The total compensation our named executive officers receive varies based on position, experience and individual and corporate performance measured against annual and long-term performance goals. As executives assume greater responsibility, a larger portion of their total compensation depends on both corporate and individual performance. Base salaries are reviewed against market data and vary based on position and individual performance. Annual and long-term incentive programs are designed to build to a total compensation package that reflects market data and a strong pay for performance philosophy.

As demonstrated in the chart below, in the past several years, we have shifted a larger portion of our executive officer total compensation to reflect our increased focus on pay for performance. The chart shows the percentage of total compensation opportunity allocated to each of base salary, annual bonus, time-based LTI grants and performance-based LTI grants for the past three years.

Total Compensation Opportunity Allocated by Type of Compensation

	CEO				CFO*				Other NEOs
Year	Base	Performance- Based Bonus	Time- based LTI Grant	Performance- based LTI Grant	Base	Performance- Based Bonus	Time- based LTI Grant	Performance- based LTI Grant	Base	Performance- Based Bonus	Time- based LTI Grant	Performance- based LTI Grant
2012	16%	14%	28%	42%	37%	18%	18%	27%	32%	17%	20%	31%
2013	16%	17%	0%	67%	37%	18%	0%	45%	30%	16%	0%	54%
2014	16%	17%	0%	67%	35%	17%	0%	48%	31%	16%	0%	53%

* Paul Zeller, former Senior Vice President and Chief Executive Officer left Imation in August 2014. Tables that reference the Chief Financial Officer (“CFO”) generally reference our current CFO, Scott Robinson, including the table above. In addition, Mr. Zeller was not included in the Committee’s compensation discussion for 2014 other than LTI and is therefore generally excluded from the discussion below. He is included in the Summary Compensation Table due to the fact that he was the CFO for a portion of 2014.

For all named executive officers, annual and long-term incentive programs for 2014 range from 65% to 84% of their total compensation opportunity (assuming a 100% target level performance under our annual incentive program). Based on our 2014 performance, the actual payout of our annual corporate executive officer incentive program was 126% (and 185% and 104% for Mr. Bosler and Mr. Williams, respectively) and the value of the long-term incentive equity grants at year end was approximately 102% of the value at the May 2014 grant date (based on our Black-Scholes valuation), resulting in an increase for our named executive officers in their actual compensation measured against the total compensation opportunity.

Compensation Consultant:    The Committee retains a nationally recognized outside compensation consultant to provide assistance to the Committee. The compensation consultant has been instructed to (i) assist in the development of the peer group of companies; (ii) provide advice on and comparisons to peer companies primarily in the areas of compensation philosophy, executive compensation market data, long- and short-term incentive plan design and executive stock ownership; (iii) provide advice on the design and structure of compensation programs; (iv) give the Committee information on legislative issues affecting compensation decisions; and (v) prepare special analyses and reports as requested. In 2014, the Committee used AonHewitt as its compensation consultant. AonHewitt has acted as the Committee’s independent compensation consultant since 2007. AonHewitt’s fees for executive and director compensation consulting to the Committee in fiscal year 2014 were $310,700. AonHewitt also provides certain other compensation consulting services to management. These other services were not required to be approved by the Board of Directors or the Committee. The aggregate fees paid for these other compensation consulting services were $57,000.

Although Imation retains AonHewitt and its affiliates for other services, AonHewitt has informed the Committee that it maintains safeguards to promote the independence of its executive compensation consulting advice. According to AonHewitt, these independence policies include: (i) strong confidentiality requirements, a code of conduct and a strict policy against investing in client organizations; (ii) management of multiservice client relationships by separate account executives; (iii) clearly defined engagements with compensation committees that are separate from any other services provided; (iv) formal segregation of executive compensation services into a separate business unit; (v) no incentives for cross-selling of services and no compensation rewards based on other results; (vi) no offers of more favorable terms for companies that retain AonHewitt or its affiliates for additional services; and (vii) consulting work limited to boards, compensation committees and companies, with no representation of individuals in any capacity.

The Committee determined that the work of AonHewitt did not raise any conflicts of interest in fiscal 2014. In making this assessment, the Committee considered the independence factors enumerated in Rule 10C-1(b) under the Exchange Act, including the other services AonHewitt provided to Imation, the level of fees received from Imation as a percentage of AonHewitt’s total revenue, policies and procedures employed by AonHewitt to prevent conflicts of interest, and whether the individual AonHewitt advisers to the Committee own any Imation stock or have any business or personal relationships with members of the Committee or our executive officers.

Compensation Process:    Upon receiving benchmark data from the Committee’s compensation consultant, our human resources personnel prepare all relevant data relating to compensation of the executive officers for the Chief Executive Officer (“CEO”) to review. Typically, each February the Committee reviews our executive compensation, with the goal of ensuring the appropriate mix of compensation linked to individual and corporate performance. The Committee seeks the advice and input of both its compensation consultant and Imation’s CEO. The Committee meets at least once per quarter, and more frequently if necessary, to perform its duties and responsibilities.

Setting Total Compensation: Our compensation setting process evaluates total compensation for each named executive officer and focuses on three elements: base salary, bonus and LTI compensation. The Committee’s compensation consultant compares the compensation of Imation’s executive officers to a group of peer companies as approved by the Committee and the compensation consultant’s total compensation survey of manufacturing and technology companies and other general industry companies of relatively comparable size. The companies identified as a peer group for purposes of executive compensation comparison are determined by annual revenues, similar product lines and those viewed as competitors for executive talent. We size adjust the executive compensation data of our peer group through regression analysis which mitigates the effect of using some larger peer companies. The Committee has been reviewing our peer companies with the goal of changing the peer group to better reflect the changes to our company as part of our strategic transformation. Changes are being made over time as we move through the phases of our strategic transformation. For 2014, the Committee’s compensation consultant identified, and the Committee approved, 21 peer companies (chosen based on the factors referenced above) for use in executive compensation reviews as follows*:

• Altera Corp.	• Micron Technology Inc.
• Arris Group, Inc.	• NetApp, Inc.
• Avid Technology, Inc.	• Overland Storage Inc.
• Black Box Corp.	• Plantronics Inc.
• Brocade Communications Systems	• Power-One, Inc.
• Dot Hill Systems Corp.	• Qlogic Corp.
• F5 Networks, Inc.	• Quantum Corp.
• Intermec, Inc.	• SanDisk Corporation
• Lexmark International Corp.	• Symantec Corp.
• Logitech International	• Western Digital Corp.
• LSI Corp.

*	In August 2014, the Committee reviewed and approved a change in our peer group for 2015 in order to include companies in industries more similar to us and remove those which are outsized. In February 2015, the Committee approved a new peer group going forward in order to better represent the continuing transformation of Imation, in both industry and size. See “Other Significant Compensation Decisions.”

In determining compensation, the Committee considers all elements of an executive’s compensation package including base salary, annual bonus, LTI compensation, retirement plans, other compensation and benefits, and potential severance payouts. This information is made available to the Committee in a summary format for each executive upon request. Although the Committee reviews all the elements of compensation regularly, the Committee focuses on base salary, annual bonus and LTI compensation in determining annual total compensation.

The Committee’s compensation consultant makes available peer group and market data described above for the individual elements of compensation (base salary, annual bonus and LTI compensation) at the 25th, 50th and 75th percentile. This peer group and market data is provided to the Committee as a general reference point in making the compensation recommendations and decisions. The Committee evaluates executive compensation with reference to a range centered around the 50th percentile for combined base salary and annual bonus and the 75th percentile for LTI compensation. The Committee considers the 75th percentile for LTI compensation to reflect the turnaround nature of our strategic plan and to tie more of the total compensation to driving long-term shareholder value. The Committee also believes the 75th percentile is appropriate where 100% of LTI is performance-based. The Committee’s compensation consultant has advised the Committee that most companies have at least some portion of LTI as time-based. Based on the reference percentiles described above, the Committee sets an available pool of dollars for base salary and LTI compensation which are then allocated among each executive officer based on the process and factors described below. The annual bonus amount is derived from the base salary allocated to each executive and his or her applicable bonus percentage. For 2014, the total compensation for executive officers was within the percentiles and the available pool of dollars set by the Committee.

Under our current compensation program, the mix of base salary, bonus and LTI compensation varies depending upon the position held by the executive. In allocating compensation among these elements, we believe that the compensation of our executive officers — those having the greatest ability to influence Imation’s performance — should be predominately performance-based. We provide incentives for our executive officers to take appropriate action to generate returns for our shareholders and to be rewarded according to our performance. For 2014, the three components of compensation were allocated approximately as follows:

We believe that, as result of using both long- and short-term incentives, with a greater emphasis on long-term incentives, having caps on potential payments of performance-based compensation and stock ownership guidelines described below (along with our clawback and anti-hedging and pledging policy), our executive compensation program does not encourage our executives to take unreasonable risks relating to our business. The Committee also considers whether the program encourages unnecessary or excessive risk taking when reviewing the general design philosophy and the implementation of our program on an annual basis. The Committee considers elements such as the balance of the compensation mix, the mix between short-term and long-term goals, the type of goals, LTI design mix, payout curve and payout caps, ownership guidelines and change in control benefits. The Committee also reviews AonHewitt’s assessment of our compensation programs, and the basis for AonHewitt’s conclusions.

Base Salaries:    We use base salary to recognize individual performance, level of responsibility and scope and complexity of the position of the executive officers. The CEO evaluates executive management based on (i) their performance, including individual annual objectives and (ii) their current compensation level relative to market data from the Committee’s compensation consultant. The CEO makes recommendations to the Committee for our executive officers, other than the CEO, based on an evaluation of each executive officer against these standards. The Committee reviews the recommendations and the underlying basis for those recommendations, and approves base salaries for each executive officer, except the CEO. Based on a review of the CEO’s performance by the Nominating and Governance Committee (which is shared with the Committee) and the market data from the Committee’s compensation consultant, the Committee reviews and recommends base salary for the CEO to the independent members of the Board. Approved annual base salary increases are effective on or about May 1 each year. We believe that base salaries for Imation’s executive officers are positioned at competitive levels and reflect individual performance.

Bonuses:    We believe that a portion of compensation should focus our executive management on achieving short-term (annual) performance in a manner that supports Imation’s long-term success and profitability. We also believe that our non-sales commissionable employees should be eligible to be rewarded based on the same company-wide and/or business unit performance criteria wherever possible. Therefore, our practice is to award cash bonuses each year based upon annual performance objectives for Imation at a corporate and/or business unit level for the previous calendar year to our eligible employees, including our named executive officers. Our Annual Bonus Plan (“ABP”) focuses on operating results, the priorities of our businesses (including cash generation as a priority for certain businesses) and increasing efficiencies. In determining the annual ABP target bonus amount for the executive officers (as a percentage of base salary), the Committee reviews the bonus percentage with reference to market data from the peer group, and for executive officers other than the CEO, recommendations by the CEO. The Committee’s determination of the target bonus amount for the CEO is made with input from its compensation consultant regarding market data from the peer group and a review of appropriate bonus level based on CEO experience, and is recommended to the independent members of the Board of Directors for approval. The 2014 target bonus amounts ranged from 50% to 60% of base salary for executive officers other than the CEO, and 100% of base salary for the CEO. These target bonus amounts did not increase from 2013.

Additionally, the Board approves the ABP financial performance targets as part of its review of executive management’s annual operational plan. The financial targets are based upon achievement of certain levels of performance at a minimum or threshold level, a target level, and a maximum or stretch level. The bonus metrics have changed over time as a result of the changing nature of our business during our strategic transformation.

Year	Primary Business Goals	Metric	Reason for change(s)	Percent of Bonus Paid
2011	• Formation and refinement of new strategy and acquisition of mobile security businesses • Acquisition of the security technologies that form our Imation Mobile Security business • Development of new products	Operating income, free cash flow, new product margin dollars	N/A	24.7%
2012	• Build business platform in Imation Mobile Security • Acquisition of Nexsan (Dec 31, 2012) • Continued development of new products • Focus on profitability to support new businesses and gross margin maintenance	EBITDA, free cash flow, new product margin dollars	We chose EBITDA instead of operating income because it better reflects economic profitability and is more closely linked to shareholder value at a corporate level	0%
2013	• Restructuring to focus on the future by divesting unprofitable consumer electronics businesses and organizing into two business units with significant cost reductions • Focus on cash and liquidity	• Corporate: EBITDA and liquidity, with 4th quarter metric • Business Unit: net revenue, direct operating income and days of inventory supply

• We eliminated new product gross margin dollars based on decision that the goals were no longer the best metrics to address our business transformation situation given our recent acquisitions

• We moved from free cash flow to a liquidity metric because it is a broader measure that enables us to execute our strategy. It is the best long term metric with precision due to ongoing changes in corporate wide structure and business results.

• We added a business unit metric so that executives who are business unit leaders would be focused primarily on business unit results

				Corporate: 75% Business unit (70% business/30% corporate): TSS 105.1% and CSA 148.8%
2014

• Focus on growth in Nexsan and Imation Mobile Security Business and maximizing cash generation in the legacy media businesses

• Introduce new retail storage products

• Maintain focus on cash and liquidity but start shifting to revenue growth in new business segments

• Corporate: EBITDA, free cash flow and revenues from certain portions of our Tiered Storage and Security Solutions (TSS) business segment

• Business unit: CSA: EBITDA and free cash flow. TSS: EBITDA, revenues from certain portions of the business, cash flow and EBITDA from certain portions of the business

• We removed the fourth quarter metric because it was no longer appropriate

• Free cash flow returned and liquidity was removed as a metric because liquidity targets were part of our LTI program

• We added TSS metrics to our corporate plan to provide additional focus on areas most likely to increase shareholder value

• For executives who are business unit leaders we increased the focus on business unit performance from 70% to 80% and separated the business unit metrics because each of our business units has a different focus

				Corporate: 126% Business unit (80% business/20% corporate): TSS 104% and CSA 185%
2015*	• Continue investments in growth segments of our businesses. • Continue maximizing cash generation in the legacy media businesses • Focus on improving gross margin.	Corporate: revenue and free cash flow Business unit: CSA: EBITDA and free cash flow. TSS: EBITDA and revenue from the growth portions of the business

• Corporate focus returned to solely corporate performance because overall profitability and cash management remained a priority

• Business unit metrics change to provide more focused metrics for each business unit

				To be determined based on 2015 performance

* For further information on the 2015 Annual Bonus Plan, see “Other Significant Compensation Decisions.”

In March 2014, the Board of Directors approved the design and categories of financial performance targets for the 2014 Annual Bonus Plan. The payout of bonuses for 2014 for executive officers who are not business unit leaders (Messrs. Lucas, Robinson and Breedlove) was to be derived through achievement of certain levels of Board approved performance targets for consolidated EBITDA, free cash flow and revenues from certain portions of our TSS business segment. The targets are designed to be challenging but achievable and consistent with our strategy. These free cash flow and EBITDA targets were chosen for 2014 because the Board determined they should be the key metrics in measuring our 2014 financial performance. The Board believed that EBITDA reflects economic profitability and is more closely linked to shareholder value at a corporate level. TSS businesses are our chief growth drivers so the Board focused on revenue for those businesses.

The payout of bonuses for executive officers who are also business unit leaders (Messrs. Bosler and Williams) was to be derived through a combination of achievement of both the plan for other executive officers (20% of the bonus opportunity) and a business unit plan for each of their respective business units, CSA and TSS (80% of the bonus opportunity). For CSA, the payout was based on achievement of CSA EBITDA and CSA free cash flow (80%) and the corporate metrics (20%). For TSS, the payout was based on achievement of (i) TSS EBITDA, (ii) revenues from certain portions of the TSS business and (iii) free cash flow and EBITDA from other portions of the TSS business (80%) and the corporate metrics (20%). The business unit targets were chosen for 2014 because the Board believed they should be the key metrics in measuring each of our 2014 business unit’s performance. Each of our business units has a different focus, thus we had two different sets of metrics.

For the bonus plan for executive officers who are not business unit leaders, the 100% performance targets were as follows (dollars in millions):

Target (100%): EBITDA: ($36.5); free cash flow: ($38.3); Revenues from portions of TSS: $105.6

Threshold (50%): EBITDA: ($46.5); free cash flow: ($48.3); Revenues from portions of TSS: $84.0

Maximum (200%): EBITDA :( $14.2); free cash flow: ($18.3); Revenues from portions of TSS: $121.4

The three corporate 2014 ABP targets were each weighted one-third. We strategically decided to invest significantly in portions of the TSS business for 2014 and possibly longer, to accelerate growth in the months and years to come. This investment resulted in total company negative EBITDA which was deemed acceptable for the short term transformation period. Free cash flow was also a bonus metric to achieve balance in focus.

For the bonus plan for executive officers who are also business unit leaders, the performance targets for the business units were as follows (dollars in millions):

CSA:

Target (100%): EBITDA: $16.7; free cash flow: $21.7

Threshold (50%): EBITDA: $11.7; free cash flow: $15.2

Maximum (200%): EBITDA: $26.7; free cash flow: $34.7

The two CSA business unit 2014 ABP targets were each weighted one-half.

TSS:

Target (100%): TSS EBITDA ($27.5); revenues from certain portions of the business: $105.6; free cash flow and EBITDA from certain portions of the business: $6.4 and ($3.6)

Threshold (50%): TSS EBITDA $(35.8); revenues from certain portions of the business: $84.5; free cash flow and EBITDA from certain portions of the business: $2.9 and ($5.4)

Maximum (200%): TSS EBITDA ($11.10); revenues from certain portions of the business: $121.4; free cash flow and EBITDA from certain portions of the business: $13.4 and break even

The TSS business unit 2014 ABP target was weighted as follows: 30% TSS EBITDA; 40% revenues from certain portions of the business and 30% free cash flow and EBITDA from certain portions of the business.

We calculate EBITDA for the ABP as earnings before interest, taxes, depreciation and amortization, excluding restructuring and other charges, recognition of European consumer levy benefits and associated levy litigation costs, executive LTI expense and discontinued operations. In 2012 we also excluded acquisitions in initial year, with depreciation and amortization fixed at $38.5 million. We calculate consolidated free cash flow for bonus purposes as cash flow from operating activities less capital expenditures and without impact from cash taxes, cash restructuring and other charges and litigation settlement. We calculate business unit free cash flow for bonus purposes as business unit EBITDA plus working capital.

Each target is reviewed individually to determine what performance percentage was reached, which is then multiplied by the weighting for each target to determine the total bonus payout. At threshold performance for each factor, a 50% payout of each employee’s annual targeted bonus percentage would be payable, and at the maximum performance for each factor 200% would be payable. Based on performance against each factor, total bonuses can be payable at percentages between 0% and 200%.

These performance-based annual bonuses are typically determined by the base salary and bonus percentage in effect for each individual as of December 31 of the year for which the bonus is being paid. A bonus level for an individual can change due to a promotion during the year, and for executive officers, the bonus percentage is typically prorated based on the promotion date or other change. For 2014, the named executive officers could earn cash bonuses up to the following amounts:

Executive Officer	Bonus at Threshold Performance Level (50% of Target)	Bonus at Target Performance Level	Bonus at Maximum Performance Level (200% of Target)
Mark E. Lucas	50% of Base Salary	100% of Base Salary	200% of Base Salary
Scott J. Robinson	25% of Base Salary	50% of Base Salary	100% of Base Salary
Gregory J. Bosler	30% of Base Salary	60% of Base Salary	120% of Base Salary
John P. Breedlove	25% of Base Salary	50% of Base Salary	100% of Base Salary
R. Ian Williams	25% of Base Salary	50% of Base Salary	100% of Base Salary

For 2014, Imation’s corporate performance was above target with respect to EBITDA (at $(20.6 million)), above target with respect to free cash flow (at $4.1 million) and below target with respect to revenues from portions of TSS, resulting in a bonus payout of 126%. Imation does not disclose achievement of targets related to portions of its TSS business for competitive reasons.

The CSA business unit performed above target with respect to both EBITDA (at $27.3 million) and free cash flow (at $48 million). Cash flow was at a high level due to aggressive reductions of working capital. The TSS business unit performed above target with respect to EBITDA (at $(23.2) million), below target with respect to revenues from certain portions of the business and above target with respect to the cash flow and EBITDA targets from other portions of the business. Based on Imation’s 2014 results, CSA had a payout of 185% (with 80% based on business unit and 20% based on corporate) and TSS had a payout of 104% (with 80% based on business unit and 20% based on corporate). The 2014 ABP payout demonstrates alignment between pay and performance under our ABP. (A reconciliation of these numbers to the numbers in our financial statements appears in Annex B to this Proxy Statement.)

LTI:    We believe that LTI compensation is the most effective means of creating a long-term link between the compensation provided to executive officers and the interests of shareholders. As Imation continues its transformation, the Committee believes that it is even more critical to ensure long-term motivation for Imation’s executive officers. Our 2014 annual LTI grants were evaluated with reference to the 75th percentile of current market data, reflecting the turnaround nature of our strategic plan and tying more of the total compensation to drive long-term shareholder value. We also believe the 75th percentile is appropriate where 100% of LTI is performance-based. By using the 75th percentile, we increase the focus of our executives on the long-term goals during our transformation, at a time when the long-term goals may seem more difficult to obtain. The Committee’s compensation consultant has advised the Committee that most companies have at least some portion of LTI as time-based.

In 2014, the Committee determined 100% of the value of each executive’s annual LTI award would be a performance-based award, to be received only if performance targets based on liquidity in 2014, 2015 and 2016 set by the Committee are met, further aligning our executive compensation program with our long-term performance. As with the annual bonus, the targets are designed to be challenging but achievable and consistent with our strategy. The Committee believes that maintaining certain levels of liquidity (defined as net cash) enables us to execute our transformation amidst the ongoing changes in our corporate-wide structure and business results. Although the Committee chose one-year metrics, the metrics were all set in 2014. Since our transformation is a multi-year strategy with different stages implemented each year, the use of one-year performance periods allows us to assess whether we are on track to achieve the long-term goals communicated to investors. We believe that by focusing annual performance on growth and operating efficiencies in our go-forward businesses and assuring optimal liquidity on a long-term basis as we redefined our organization, we have struck the right performance balance for this point in our history. For 2015, we are returning the focus for LTI to EBITDA at the corporate level.

Our 2014 LTI compensation consisted of a combination of 25% performance-based shares of restricted stock and a 75% performance-based cash component. If the liquidity target in each year is not met, 0% will vest or be paid out; if the liquidity target is met for each year, 25%, 50% and 25% of the restricted shares will vest, respectively, for that year and 25%, 50% and 25% of the cash award will be paid. The metric for 2014 was liquidity of $50 million, which was met; therefore 25% of each executive officer’s cash award was paid, and 25% of the restricted stock award vested.

The LTI metrics have shifted over time, as a result of the changing nature of our business through our strategic transformation.

Year	Primary Business Goals	Metric	Reason for change	Payout
2011- 2012	• 2011-Formation and refinement of new strategy and acquisition of mobile security businesses • 2012-Build business platform in Imation Mobile Security; acquisition of Nexsan (Dec 31, 2012)	Operating earnings per share at end of 2013; operating income at end of 2014	N/A	Did not pay out in 2011 or 2012
2013	Restructuring to focus on the future by divesting unprofitable consumer electronics businesses and organizing into two business units with significant cost reductions	Operating expenses at end of each of 2013-2015

• Operating expenses used as metric because operating expenses is an important factor in executing our transformation as we right-size our infrastructure to match the size of our smaller businesses

• Move to one year metrics given the variability of financial consequences related to the year over year changes as part of our transformation

Paid out for 2013 (1/3 of the award) and 2014 (1/3 of the award). 2015 is to be determined
2014	• Focus on growth in Nexsan and Imation Mobile Security business and maximizing cash generation in the legacy media businesses • Introduce new consumer storage products	Liquidity at end of each of 2014-2016

• Operating expense levels were being reduced at the required level

• Maintaining certain levels of liquidity enables us to execute our transformation amidst the ongoing changes in our corporate-wide structure and business results

Paid out in 2014 (25% of the award). 2015-2016 is to be determined.
2015*	• Continue investments in growth segments of our businesses • Continue maximizing cash generation in the legacy media businesses • Focus on improving gross margin	Corporate: EBITDA TSS: Revenues on certain TSS businesses CSA: Free cash flow

• Moved to consolidated EBITDA to focus on economic profitability and shareholder value at a corporate level as we reach an inflection point in our transformation

• Executives who are business unit leaders are focused more on business unit priorities to help ensure long-term focus on business unit performance

To be determined based on performance in 2015, 2016 and 2017

* For further information on the 2015 LTI Program, see “Other Significant Compensation Decisions.”

As a result of our evolution since the start of our strategic transformation, we have a long-term performance plan that:

•	Is 100% performance-based.

•	Is based upon a three-year plan that has three one-year milestones defined for each of the three years.

•	Is designed so that achievement of the milestone vests the amount of the LTI assigned to that period and failure to achieve the milestone cancels out the amount of the LTI assigned to that period.

•	Has no carry-overs or a sliding scale. If the milestone is achieved, the award is vested. If the milestone is missed, there is no payment.

•	Has no above target payments of any kind.

•	Has no “threshold” where executives could get a partial payment for below target performance – executives must achieve the milestone to receive the award.

We created this highly performance-based approach to our LTI to assure that we are taking the necessary actions in a timely manner while preserving of capital in our business as we continue our transformation. We believe that through our LTI equity component, our named executive officers are further incented and rewarded to improve returns for shareholders. Restricted stock provides a return only if we achieve the relevant performance metric and the executive remains with Imation until the restricted stock has vested, and can provide additional returns if the market value of the stock appreciates over the price at the grant date. Restricted stock can also depreciate from the value calculated at the grant date if the price at vesting is lower than the price at the grant date. We evaluate levels of equity ownership for executives balanced against the need to not dilute our shareholders and to live within appropriate burn-rates. As a result, our 2014 LTI is 75% cash and 25% restricted stock, compared to 80% and 20%, respectively, for 2013. This helps maintain our share pool and limits dilution to our shareholders. The LTI is combined with our annual bonus plan to enable us to assure we are developing our growth businesses while downsizing other parts of our company and removing the associated costs as expeditiously as possible.

Our practice for awarding LTI grants to executive officers other than the CEO, as approved by the Committee, is to first determine the total value of compensation that should be provided as LTI consistent with the Committee’s compensation philosophy. Then, for executives other than the CEO, our practice is to have the CEO make recommendations to the Committee, which generally include performance-based restricted stock grants and cash performance-based awards, that have an estimated fair market value equal to that total amount on the date of grant. For the CEO, based on a performance review by the Nominating and Governance Committee (which is shared with the Committee) and the market data from the Committee’s compensation consultant, the Committee’s practice is to review and recommend LTI grants for the CEO to the independent members of the Board.

We determine the value of the stock options and restricted stock using the Committee’s compensation consultant’s Black-Scholes valuation model to determine the approximate number of shares to be granted. The exact number of shares is based on the compensation consultant’s valuation model and the closing stock price on the date of grant.

With the exception of promotions and new hires, the CEO has typically reviewed the proposed awards during the February Committee and Board meetings for that year. This allows us to consider prior year performance by Imation and the potential recipients as well as our expectations for the current year. The Committee and Board meeting schedule is determined at least a year in advance, and the proximity of any awards to earnings announcements or other market events is coincidental. Except in the case of new hires and mid-year grants, the grant date of stock options, restricted stock and cash performance awards is typically the date of the approval of the grants. For new hires and mid-year grants, LTI awards are typically granted the first Monday of the month following the hire or approval date. The exercise price of stock options is the closing price of the underlying common stock on the grant date.

2014 Compensation:    As a result of the processes described above, the Committee made the following compensation decisions for 2014 with respect to base salary and bonus after a review of the named executive officers’ position, experience, performance and peer group compensation:

•

Mark Lucas: The Board of Directors made no adjustment to Mr. Lucas’ salary or his 100% of base salary target bonus percentage. As shown in the Summary Compensation Table, Mr. Lucas’ salary and bonus compensation in 2014 were higher than our other named executive officers. The Committee believes that the difference in compensation is appropriate due to the level of overall responsibility our CEO has for the business and operations of Imation compared to our other executive officers and is consistent with higher comparative market data for the CEO position.

•

Gregory Bosler: The Committee increased Mr. Bosler’s base salary 6.2% from $372,000 to $395,000 and made no adjustment to his 60% of base salary target bonus percentage. Mr. Bosler’s increase was in part a market adjustment based on the scope of his responsibilities.

•

John Breedlove: The Committee increased Mr. Breedlove’s base salary 4.1% from $317,000 to $330,000 and made no adjustment to his 50% of base salary target bonus percentage. Mr. Breedlove’s increase was in part a market adjustment based on his taking on additional responsibilities.

•

Scott Robinson: The Committee increased Mr. Robinson’s base salary 4.1% from $245,000 to $255,000 in May and made no adjustment to his 50% of base salary target bonus percentage. In conjunction with Mr. Robinson’s promotion to CFO in August 2014, the Compensation Committee increased Mr. Robinson’s base salary to $285,000.

•	Ian Williams: The Committee increased Mr. Williams’ base salary 3.3% from $300,000 to $310,000 and made no adjustment to his 50% of base salary target bonus percentage.

•

The Committee, and in the case of the CEO, the independent members of the Board, granted performance-based restricted stock and a performance-based cash award as described in the table “Grants of Plan-Based Awards for Fiscal 2014.” The grants were the annual LTI grants made as part of the process described above.

The salary adjustments were made based on a combination of comparisons to peer group and performance and in some cases, enhanced responsibilities.

Stock Ownership Guidelines:    The Committee has approved stock ownership guidelines as a multiple of base pay for executive management as follows: CEO (3x), CFO (2x) and Senior Vice Presidents and Vice Presidents (1x). The stock ownership guidelines were set based on the Committee’s review of an analysis of our peer group and market trends prepared by the Committee’s compensation consultant. Executives are generally expected to achieve their ownership within five years from the date they become subject to the guidelines. If an executive’s stock ownership guideline increases because of a promotion to a higher-level position, the five-year period to achieve the incremental guideline begins in January following the year of the promotion. We include personal holdings, including vested restricted stock and 401(k) Plan holdings, but exclude unvested restricted stock and unexercised options, to determine if the stock ownership guidelines are met.

The value of an executive’s ownership is calculated two ways, based on (1) the current market value and (2) the market value at the time the executive became subject to the executive stock ownership guidelines. An executive is in compliance if the executive meets the guidelines under either calculation. All the executive officers who have reached their 5-year target date meet the stock ownership guidelines.

Anti-Hedging and Pledging Policy:    In February 2014, the Board of Directors approved an Anti-Hedging and Pledging Policy applicable to the Board of Directors and our executive officers. The Board of Directors believes that ownership of Imation stock by executive officers and members of the Board of Directors promotes alignment of the interests of our shareholders with those of its leadership. The Board recognized that transactions that are designed to hedge or offset declines in the market value of our stock can disrupt this alignment, interfere with Imation’s compensation programs and philosophies, and undermine policies regarding stock ownership. In addition, pledging of our stock by executive officers and directors as collateral for indebtedness can be adverse to the interests of our shareholders because it creates the risk of forced sales that depress the value of our stock, create risk of legal violations, and may encourage excessive risk-taking. The Anti-Hedging and Pledging Policy prohibits executive officers and directors from, directly or indirectly (i) purchasing any financial instrument or entering into any transaction that is designed to hedge or offset any decrease in the market value of our common stock or other equity securities (including, but not limited to, prepaid variable forward contracts, short sales, equity swaps, collars, or exchange funds) or (ii) pledging, hypothecating or otherwise encumbering shares of our common stock or other equity securities as collateral for indebtedness. This prohibition includes, but is not limited to, holding the shares in a margin account where the shares are used as collateral for a loan.

Recoupment or Clawback Policy:    The Committee has approved a recoupment or clawback policy which provides that each of our officers would be required, at the Committee’s request, to repay or return certain cash bonus payments and stock incentives in the event of a restatement of a financial statement caused, or partially caused, by the officer’s intentional misconduct. The recoupment applies to amounts received under our ABP and to stock option grants, restricted stock and performance cash awards, and is specifically set forth in ABP documents and in officer stock option and restricted stock agreements beginning in 2008.

Severance and Change of Control Benefits:    We believe that companies should provide reasonable severance benefits to executive officers due to the fact that it may be difficult for executives to find comparable employment within a short period of time. We believe limited change of control benefits should also be provided to reflect that with a change of control the metrics used to measure performance of the new company would likely change. We also believe severance benefits and change of control benefits are needed to attract and retain highly qualified key executives and provide competitive total compensation. While the Committee considers severance and change of control benefits to be an important element of a competitive compensation package, it does not consider severance and change of control benefits to be a significant factor in determining annual total compensation. We have entered into a severance and change of control agreement with each of the named executive officers in the Summary Compensation Table.

In November 2014, the Board approved certain changes to our form of severance and change of control agreement for executive officers. The Board determined that it was appropriate to remove the provisions that provide an executive with a cash “gross-up payment” to cover any federal excise tax due under Section 4999 of the Internal Revenue Code, and reduce the severance and other Change of Control (as defined in the agreement) payments to an amount so that no federal excise tax is owed by the executive. The Board also decided it was appropriate to make the following additional changes to our form of severance and change of control agreement for executive officers, as described in more detail in “Severance and Change of Control Agreements with Named Executive Officers,” If an executive officer is terminated other than after a Change of Control, the executive officer will be entitled to receive, in addition to other payments already provided under the severance and change of control agreement, payment of the prorated portion of the annual bonus under the annual bonus plan for the year in which the termination occurs, only if and to the extent that the performance metrics are met, payable at the time our annual bonus is payable. If there is a Change of Control, the executive officer will receive upon the Change of Control a prorated portion of the annual bonus under the annual bonus plan as if the performance metrics were met at target (100%) level. For termination after a Change of Control, in addition to other payments already provided under the severance and change of control agreement, the executive officer will receive a prorated bonus payment under the annual bonus plan for the year in which the termination occurs as if the performance metrics were met at target (100%) level, provided the executive officer was not already paid under the Change of Control provision described above. We expect that overall these changes to the form of severance and change of control agreement will reduce the cost to Imation in the event of a Change of Control by approximately 50%. Each named executive officer has executed the new form of severance and change of control agreement.

The severance and change of control agreements provide certain benefits upon change of control and on termination of employment depending on the circumstances of termination, for example, excluding termination for Cause (as defined in the severance agreement) and including a change of control. The Committee believes that it is important to protect our executive officers in the event of a change of control. Further, it is the Committee’s view that providing change of control benefits should eliminate or reduce the reluctance of executive management to pursue potential change of control transactions that may be in the best interests of shareholders. The severance agreements with our executive officers contain certain benefits on a change of control and certain benefits that require a “double trigger”, which means that there must be both a change of control and a termination of employment for the provisions to apply. The Committee believes the “double trigger” is more appropriate for certain payments than a “single trigger” because it prevents unnecessary payments to executive officers in the event of a change of control in which the executive officer’s employment is not terminated.

For details on the terms of the provisions in the severance and change of control agreements and the amounts each executive officer would have received under the applicable agreement based on a hypothetical change of control and termination date of December 31, 2014, see “Severance and Change of Control Agreements with Named Executive Officers.”

In addition, in November 2014, our Board of Directors also approved certain changes to our form of Performance Award Agreement for executive officers and Performance Based Restricted Stock Award Agreement for executive officers for use under our 2011 Stock Incentive Plan. The form of Performance Award Agreement was amended to provide that, in the event of a Change in Control (as defined in the award agreement), the executive would receive a prorated portion of the performance award as if the performance metric for the year of the Change in Control were met at target (100%) level. The form of Performance Based Restricted Stock Award Agreement was amended to provide that, in the event of a Change in Control (as defined in the award agreement), the right to receive the shares will be converted to a right to receive the cash value of the shares based on their cash value at the time of the Change in Control and the executive would receive a prorated portion of the performance award as if the performance metric for the year of the Change in Control were met at target (100%) level. Both award agreements were also amended to provide that if an executive is terminated within twelve months of a Change in Control, the executive would receive an additional payment as if the all the performance metrics at the date of the Change in Control were met at target (100%) level, less any amounts previously paid at the time of the Change in Control. The Performance Based Restricted Stock Award Agreements and Performance Award Agreements outstanding under the our 2011 Stock Incentive Plan and held by named executive officers were amended to reflect the new terms described above.

Retirement Plans:    The Committee believes that retirement plan benefits are important for employee retention and to be competitive in the marketplace. Imation provides the following retirement plans for U.S.-based employees:

•

A 401(k) Plan under which eligible employees may contribute up to 60% of eligible earnings (up to certain IRS limits, which in 2014 were $17,500, plus an additional $5,500 for employees who have attained age 50). For 2014, the matching contribution formula under the 401(k) Plan was considered a “safe harbor” design under the Internal Revenue Code and IRS rules and is 100% of an employee’s contributions up to 5% of the employee’s eligible earnings. The maximum matching contribution per employee for 2014 was $13,000. Each named executive officer contributed an amount sufficient to receive the maximum matching contribution. The amount of the matching contribution is provided in the Supplemental All Other Compensation Table. Matching contributions that were deposited in the 401(k) Plan’s trust prior to January 1, 2015 were made in the form of Imation stock and are immediately vested. In addition, management and the Committee approved making a performance-based discretionary contribution to the 401(k) Plan of between 1% to 3% of an employee’s eligible earnings if we met or exceeded certain EBITDA metrics during 2014. The EBITDA metrics were met at a level to provide for a 3% payout. Any matching contributions and performance-based discretionary contributions deposited in the 401(k) Plan’s trust after December 31, 2014 are made in cash.

•

A Cash Balance Pension Plan (the “Pension Plan”), which was “frozen” as to new participants effective December 31, 2009; this means no employees hired or rehired after December 31, 2009 are eligible to participate in the Pension Plan. In addition, the Pension Plan was later amended to “freeze” the benefits of participants effective December 31, 2010. This means no participants in the Pension Plan will receive “pay credits” under the Pension Plan after December 31, 2010. Accrued benefits as of December 31, 2010 will continue to receive “interest credits” under the Pension Plan until a participant receives a distribution.

•

A Non-Qualified Pension Plan, which is a non-qualified supplemental retirement plan under the Internal Revenue Code that covers a select group of management or highly compensated employees. An eligible participant in the Non-Qualified Pension Plan receives a benefit upon termination of employment that makes up for benefits the employee did not receive (1) under the Pension Plan because of limits on Pension Plan benefits imposed by section 415 of the Internal Revenue Code and the compensation limit under section 401(a)(17) of the Code and (2) under the 401(k) Plan for performance-based discretionary contributions on and after December 31, 2011 because of the compensation limit under section 401(a)(17) of the Code (which was $260,000 in 2014). Like the Pension Plan, the Non-Qualified Pension Plan was “frozen” as to new participants effective December 31, 2009, except for certain newly hired (or rehired) employees who are named as participants in the Non-Qualified Pension Plan on or after December 31, 2011 for purposes of receiving a benefit based on the performance-based discretionary contribution portion of formula under the 401(k) Plan.

Additional details regarding all of the Imation retirement plans are provided in the section entitled “Compensation under Retirement Plans.”

Other Compensation and Benefits:    The CEO annually reviews with the Committee the perquisites that executive officers receive. Prior to 2012, executive officers received certain perquisites not available to all employees, primarily including: reimbursement of up to $2,500 per year for personal tax return preparation (grossed-up to cover the taxes on the reimbursed amount); payment of premiums on an executive life insurance policy (grossed-up to cover the taxes on the amount); and payment of costs associated with a comprehensive annual medical exam not covered under our medical plan. The Committee decided, effective January 1, 2012, that executive officers should receive a perquisite allowance at the 50th percentile (based on AonHewitt’s total compensation survey of manufacturing and technology companies and other general industry companies of relatively comparable size), which is not grossed-up. The executive officers may use the allowance for any perquisite they choose, including continuation of the executive life insurance policy. The Committee determined that providing the perquisite allowance was more in line with market data and aligned with shareholder concerns about provision of gross-ups for taxes for executive officers. The Committee continued payment of the portion of costs associated with a comprehensive annual medical exam not covered by our medical plan separate from the perquisite allowance. There was no increase in the perquisite allowance in 2014. In May 2014, the Committee approved payment of up to $10,000 for each executive for outplacement services, payable directly to the outplacement vendor to be used within three months of involuntary termination. Executive officers participate in Imation’s other benefit plans on the same terms as other employees. These plans include medical, dental, life, disability, vision insurance and legal services plans, as well as a flexible spending account and paid time off programs.

Other Significant Compensation Decisions

The Committee has been reviewing our peer companies with the goal of changing the peer group to better reflect the changes to our company as part of our strategic transformation. Changes are being made over time as we move through the phases of our strategic transformation. In August 2014, the Committee reviewed and approved a change in our peer group for 2015 compensation decisions in order to include companies in industries more similar to ours and remove those which are outsized. The Committee removed Western Digital Corp. and Micron Technologies Inc. and added Nimble Storage, Inc. to the peer group listed above under “Setting Total Compensation.” On February 12, 2015, the Committee reviewed and approved a change in our peer group going forward in order to include companies in industries more similar to Imation and more similar in size. The new peer group consists of primarily data storage companies but it also includes three consumer products companies because 54% of our 2014 revenues were in our CSA business. Certain larger peers were included as competitors for talent. We size adjust the executive compensation data of our peer group through regression analysis which mitigates the effect of using some larger peer companies. The new peer group (and a comparison to our 2014 peer group) is shown below:

2014 Peers	Revenue
Symantec Corporation	$6,676,000,000
NetApp, Inc.	$6,325,100,000
SanDisk Corporation	$6,627,701,000
Lexmark International, Inc.	$3,667,600,000
ARRIS Group, Inc.	$3,620,902,000
Brocade Communications Systems, Inc.	$2,211,267,000
Logitech International S.A.	$2,128,713,000
Altera Corporation	$1,732,572,000
F5 Networks, Inc.	$1,732,046,000
Black Box Corporation	$971,674,000
Plantronics, Inc.	$818,607,000
Quantum Corporation	$553,165,000
QLogic Corporation	$460,907,000
Dot Hill Systems Corp.	$206,565,000
Nimble Storage	$125,733,000
Overland Storage, Inc.*	N/A

25th Percentile	$685,886,000
Median	$1,732,572,000
75th Percentile	$3,644,251,000

* As of December 2014, Overland Storage is operating as a subsidiary of Sphere 3D, a Canadian-based company

New Peers	Revenue
Plantronics, Inc.	$818,607,000
VOXX International Corporation	$809,709,000
Electronics for Imaging, Inc.	$727,693,000
CommVault Systems, Inc.	$586,340,000
Quantum Corporation	$553,165,000
Silicon Graphics International Corp.	$529,946,000
Cray, Inc.	$525,749,000
iRobot Corporation	$487,401,000
QLogic Corporation	$460,907,000
Emulex Corporation	$447,333,000
Dot Hill Systems Corp.	$206,565,000
Nimble Storage	$125,733,000
Violin Memory, Inc.	$107,656,000
Carbonite, Inc.	$107,194,000
Falconstor Software Inc.	$58,636,500

25th Percentile	$166,149,000
Median	$487,401,000
75th Percentile	$569,752,500

On February 12, 2015, the Board of Directors upon recommendation of the Committee approved the design and categories of key financial performance targets for the executive officers for its 2015 Annual Bonus Plan. Bonuses for executive officers who are not business unit leaders will be derived through achievement of certain levels of Compensation Committee and Board approved performance targets for consolidated free cash flow and consolidated revenue. Bonuses for executive officers who are also business unit leaders will be derived through a combination of achievement of both the plan for other executive officers and a business unit plan: for CSA, it is based on achievement of certain levels of CSA free cash flow and CSA EBITDA; and for TSS, it is based on achievement of certain levels of TSS EBITDA and revenue from certain portions of the TSS business.

On February 12, 2015, the Board, upon recommendation of the Committee, approved the design and financial performance category for our 2015 Long-Term Incentive Plan. The payout of performance awards for executive officers who are not business unit leaders will be derived through achievement of levels of consolidated EBITDA for 2015, 2016 and 2017 set by the Compensation Committee and the Board each year, with any amounts earned payable in February 2018. The payout for our executive officer who is also the CSA business unit leader is based on achievement of levels of CSA cash flow for 2015, 2016 and 2017 set by the Compensation Committee and the Board each year, with any amounts earned payable in February 2018. The payout for our executive officer who is also the TSS business unit leader will be derived through achievement of levels of revenue from certain portions of the TSS business for the two-year period 2015-2016 and separately for 2017, set for each period by the Compensation Committee and the Board, with any amounts earned payable in February 2018.

Deductibility of Executive Compensation:    Section 162(m) of the Internal Revenue Code limits Imation’s ability to deduct, for federal income tax purposes, certain compensation (which is not performance-based) in excess of $1 million per year paid to executive management personnel. The tax law exempts from this rule compensation resulting from the exercise of stock options granted under conditions specified in the regulations. Under Imation’s stock incentive plans, compensation deemed paid to an executive officer when he or she exercises an outstanding option, or when a performance-based restricted stock or cash performance-based awards vest, generally qualifies as performance-based compensation which will not be subject to the $1 million limitation. Other compensation is subject to the Section 162(m) $1 million deduction limit. For fiscal year 2014, the compensation paid to Mr. Lucas was more than the Section 162(m) limit. The Committee has reviewed, and will continue to review as circumstances change, the effects of the Section 162(m) limit on the deductibility of amounts paid under Imation’s compensation programs.

Conclusion:    Imation and the Committee believe Imation’s compensation policies and practices are appropriately designed to meet Imation’s stated objectives and fully support our overall performance-based compensation philosophy and business objectives.

COMPENSATION COMMITTEE REPORT

We have reviewed and discussed the foregoing Compensation Discussion and Analysis with management. Based on our review and discussion with management, we have recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and in Imation’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014.

COMPENSATION COMMITTEE
William G. LaPerch, Chair
Anthony T. Brausen
David B. Stevens

COMPENSATION OF NAMED EXECUTIVE OFFICERS

Summary Compensation Table

The table below shows compensation for the last three fiscal years for the individuals who served as Chief Executive Officer and Chief Financial Officer during 2014 and each of the other three most highly compensated executive officers who were serving as executive officers at the end of 2014.

Compensation for 2014 appears to be significantly higher than 2013 and 2012 for a number of reasons. As discussed in the Compensation Discussion and Analysis, in 2013 we moved to one year metrics for our LTI given the variability of financial consequences related to the year over year changes as part of our transformation. Therefore in 2014, both the second tranche of the 2013 performance-based cash award (based on the 2014 operating expense metrics) and the first tranche of the 2014 performance-based cash award (based on the 2014 liquidity metric) were paid out based on achievement of those metrics. In addition, SEC rules require the inclusion of performance based stock awards at the time the metrics are set for those awards, even if the metrics are for a future period. In 2014, the Board and Compensation Committee set the remaining metrics for the 2013 performance-based restricted stock award (for both 2014 and 2015) and all of the metrics for the 2014 performance based stock awards (for 2014, 2015 and 2016). Therefore, the total grant date fair value for the portions of the award related to those metrics was included in 2014 compensation, even for the portions related to future periods. Specifically, one-third of the 2013 performance-based stock award was included in 2014 compensation, but is only payable based on metrics for 2015, which may or may not be achieved. 75% of the 2014 performance-based stock award was included in 2014 compensation, but is only payable based on metrics for 2015 and 2016, which may or may not be achieved. In comparison to 2013, compensation for 2013 includes only the performance-based restricted stock payable based on the achievement of the 2013 performance metric (1/3 of the 2013 performance-based restricted stock award granted in 2013).

For further comparison, a table reflecting the compensation of our CEO in 2014 excluding performance-based restricted stock awards where the potential payout is for a future period appears below following the Supplemental All Other Compensation Table. The total compensation reflected in that table is approximately 23% less than the total compensation shown in the Summary Compensation Table.

Summary Compensation Table
Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)	Change in Pension Value and Non-Qualified Deferred Compensation Earnings ($)(5)	All Other Compensation ($)(6)	Total ($)
Mark E. Lucas	2014	754,815	50	1,644,982	0	2,340,785	11,389	44,494	4,796,515
President and Chief Executive	2013	754,815	0	234,615	0	1,379,433	3,097	44,054	2,416,014
Officer	2012	749,691	0	757,315	617,545	0	16,953	43,400	2,184,904

Scott J. Robinson	2014	264,809	100	198,874	0	335,405	3,756	25,401	828,345
Vice President and	2013	245,005	0	23,078	0	171,875	3,038	24,350	467,346
Chief Financial Officer	2012	243,274	0	69,202	56,432	0	3,886	24,410	397,204

Gregory J. Bosler	2014	387,041	50	431,471	0	802,494	3,318	29,876	1,654,250
Senior Vice President, Group	2013	372,007	0	61,538	0	545,455	1,346	64,530	1,044,876
President Consumer Storage and Accessories	2012	369,584	0	184,545	150,484	0	4,430	64,971	774,014

John P. Breedlove	2014	325,502	0	215,736	0	390,556	896	30,183	962,873
Vice President, General	2013	317,006	0	30,769	0	225,542	0	29,954	603,271
Counsel and Secretary	2012	314,583	0	92,269	75,242	0	0	29,300	511,394

R. Ian Williams (7)	2014	306,540	0	323,604	0	432,925	575	29,817	1,093,461
Vice President, Group President	2013	300,006	0	46,151	0	317,650	0	25,850	689,657
Tiered Storage and Security Solutions

Paul R. Zeller (8)	2014	269,544	0	453,911	0	357,279	19,741	751,826	1,852,301
Former Senior Vice President and	2013	438,008	0	73,076	0	450,433	13,645	30,950	1,006,112
Chief Financial Officer	2012	435,239	0	219,146	178,699	0	18,528	32,188	883,800

(1)	The amounts shown for 2014 are a 5 year service award for Messrs. Lucas and Bosler and a 10 year service award for Mr. Robinson. We award annual bonuses solely based on our achievement of certain performance targets. Accordingly, annual bonus amounts are provided in the Non-Equity Incentive Plan Compensation column of this table.

(2)	In accordance with Finance Accounting Standards Board Accounting Standards Codification Topic 718, Compensation — Stock Compensation (“FASB ASC Topic 718”), we chose the grant date fair value of the restricted stock as equivalent to the closing stock price on the date of grant: $3.00 (November 7, 2014 for 1/3 of the 2013 performance-based restricted stock grant, based on the setting of the metric for 2015 on that date), $3.04 (August 4, 2014 for a grant to Mr. Robinson in connection with his promotion to CFO), $3.72 (May 7, 2014 for the 2014 performance-based restricted stock grant), $5.23 (February 12, 2014 for 1/3 of the 2013 performance-based restricted stock grant, based on the setting of the metrics for 2014 on that date), $3.75 (May 8, 2013 for 1/3 of the 2013 performance-based restricted stock grant based on the setting of the 2013 metric on that date) and $5.79 (May 1, 2012 for the 2012 performance-based restricted stock grant). The stock awards for 2014 include (i) the entire 2014 performance-based restricted stock award, as all of the metrics were set at the time of grant and (ii) 2/3 of the 2013 performance-based restricted stock award as the 2014 and 2015 performance metrics were set on February 12 and November 7, 2014, respectively. The Stock Award column for 2013 in the 2014 Proxy Statement erroneously contained the entire 2013 grant rather than 1/3 of the grant for which the performance metrics were set, which has been corrected in the table above. 25% of 2014 performance-based restricted stock award vested on February 26, 2015 based on the achievement of the 2014 performance metric. One-third of the 2013 performance-based restricted stock vested on each of February 26, 2014 and February 26, 2015 based on the achievement of the 2013 and 2014 performance metric, respectively. Pursuant to SEC rules, the amount included in the table for the 2013 and 2014 performance-based restricted stock awards reflects achievement of the 2013 and 2014 performance metrics for each grant, which was the probable outcome of the awards at the time of grant. See “Compensation Discussion and Analysis-LTI.”

(3)	In accordance with FASB ASC Topic 718, we chose the Black-Scholes option pricing model to estimate the grant date fair value of the options set forth in this table. Our use of this model should not be construed as an endorsement of its accuracy at valuing options. All stock option valuation models, including the Black-Scholes model, require a prediction about the future movement of the stock price. The following assumptions were made for purposes of calculating the grant date fair value for the options: Options granted on May 1, 2012: risk free rate: 1.082%; expected life: 5.95 years; volatility: 45.08%; and dividend yield: 0%; resulting in a grant date fair value of $2.53 per share .

(4)	The amounts shown for 2014 are the cash payments payable to the named executive officers under our 2014 ABP, 1/3 of the cash-based 2013 LTI performance award (earned in 2014) and 25% of the cash-based 2014 LTI performance award (earned in 2014). The cash payment under our 2014 ABP for each named executive officer is as follows: Mr. Lucas: $955,577, Mr. Robinson: $180,405, Mr. Bosler: $439,161, Mr. Breedlove: $208,890, Mr. Williams: $160,425, and Mr. Zeller: $0. Information regarding the performance-based cash awards granted in 2014 is provided in the Grants of Plan-Based Awards For Fiscal 2014 table below. See “Compensation Discussion and Analysis-Bonuses” and “Compensation Discussion and Analysis-LTI.”

(5)	The amounts in this column represent changes in pension value. There are no non-qualified deferred compensation earnings for any of the named executive officers. The 2014 present value of our pension plans was calculated using the assumptions described in the Pension Benefits Table. See “Compensation Under Retirement Plans.” The 2013 present value of our pension plans was calculated using a discount rate of 4.50%; an interest crediting rate of 3.50%; the years to age 65 for each named executive officer as follows: Mr. Lucas: 6.1667; Mr. Zeller: 11.3333; and Mr. Bosler: 12.75; and the following present value factor: Mr. Lucas: 0.9424; Mr. Zeller: 0.8968 and Mr. Bosler: 0.8846. The 2012 present value of our pension plans was calculated using the following assumptions: a discount rate of 3.50%; an interest crediting rate of 2.50%; the years to age 65 for each named executive officer as follows: Mr. Lucas: 7.1667; Mr. Zeller 12.3333; and Mr. Bosler: 13.75: and the following present value factor: Mr. Lucas: 0.9328; Mr. Zeller: 0.8871 and Mr. Bosler: 0.8750.

(6)	The items for 2014 that make up the amounts in this column are described in the Supplemental All Other Compensation Table below.

(7)	Because Mr. Williams was not a named executive officer in 2012, his information is only provided for 2013 and 2014.

(8)	Mr. Zeller left Imation effective August 1, 2014. He is included in the table pursuant to SEC rules.

Supplemental All Other Compensation Table
Name	Perks and Other Personal Benefits ($)(1)	Tax Reimbursements ($)(2)	Registrant Contributions to 401(k) and Non-Qualified Pension Plans ($)(3)	Severance Payment ($)
Mark E. Lucas	31,260	234	13,000	0
Scott J. Robinson	12,350	51	13,000	0
Gregory J. Bosler	16,800	76	13,000	0
John P. Breedlove	17,160	23	13,000	0
R. Ian Williams	16,800	17	13,000	0
Paul R. Zeller	13,650	69	13,000	725,107

(1)	These amounts represent the perquisite allowance for the named executive officers. Mr. Lucas’ and Mr. Breedlove’s amounts also reflect payments of $360 under our employee wellness program.

(2)	These amounts represent the following: For Messrs. Lucas, Robinson and Bosler, a tax reimbursement on their service awards and for each executives officer other than Mr. Robinson., tax reimbursement related to the their benefits under the Non-Qualified Pension Plan based on performance-based discretionary contributions made under the 401(k) Plan in 2014 that they did not receive under the 401(k) Plan because of the compensation limit under section 401(a)(17) of the Code.

(3)	The amount shown is the value of our matching contribution of common stock to the accounts of the named executive officers under our 401(k) Plan. See “Compensation under Retirement Plans.”

CEO Adjusted Compensation for 2014

The following table reflects the compensation of our CEO in 2014 excluding performance-based Stock Awards where the potential payout is for a future period. Specifically, this table excludes the following items (which are included in the Summary Compensation Table):

•	1/3 of the 2013 performance-based Stock Awards which may or may not be payable based on 2015 performance

•	75% of the 2014 performance-based Stock Awards which may or may not be payable based on 2015 and 2016 performance

Information related to adjusted compensation is not meant to replace the information found in the Summary Compensation Table, rather, it is meant to supplement that information.

Salary ($)(1)	Bonus ($)(1)	Stock Awards ($)(2)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(1)	Change in Pension Value and Non- Qualified Deferred Compensation Earnings ($)(1)	All Other Compensation ($)(1)	Total ($)
754,815	50	562,351	0	2,340,785	11,389	44,494	3,713,884

(1)	These amounts are the same as the amounts in the Summary Compensation Table above.

(2)	This amount represents 25% of the 2014 performance-based restricted stock award and 1/3 of the 2013 performance-based stock award, payable to our CEO based on 2014 performance. See “Compensation Discussion and Analysis-LTI” for a discussion of the metrics for the 2014 performance-based LTI. These LTI awards vested on February 26, 2015. For purposes of this table the value of the stock awards was based on the closing price on February 26, 2015 of $4.06

Grants of Plan-Based Awards

The following table summarizes the 2014 grants of equity and non-equity plan-based awards made to each of the named executive officers in the Summary Compensation Table.

Grants of Plan-Based Awards For Fiscal 2014
			Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)
Name	Grant Date(3)	Approval Date(4)	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	Grant Date Fair Value of Stock and Option Awards ($)(5)
Mark E. Lucas			377,400	754,800	1,509,600
	Feb 12, 2014	Dec 7, 2012		813,333
	Nov 7, 2014	Dec 7, 2012		813,334
	May 7, 2014	May 7, 2014		2,287,500
	Feb 12, 2014	Dec 7, 2012					62,564		327,210
	Nov 7, 2014	Dec 7, 2012					62,564		187,692
	May 7, 2014	May 7, 2014					303,785		1,130,080
Scott Robinson			71,250	142,500	285,000
	Feb 12, 2014	Dec 7, 2012		80,000
	Nov 7, 2014	Dec 7, 2012		80,000
	May 7, 2014	May 7, 2014		225,000
	Aug 4, 2014	Jun 16, 2014		75,000
	Feb 12, 2014	Dec 7, 2012					6,154		32,185
	Nov 7, 2014	Dec 7, 2012					6,154		18,462
	May 7, 2014	May 7, 2014					29,880		111,154
	Aug 4, 2014	Jun 16, 2014					12,195		37,073
Gregory J. Bosler			118,500	237,000	474,000
	Feb 12, 2014	Dec 7, 2012		213,333
	Nov 7, 2014	Dec 7, 2012		213,334
	May 7, 2014	May 7, 2014		600,000
	Feb 12, 2014	Dec 7, 2012					16,410		85,824
	Nov 7, 2014	Dec 7, 2012					16,411		49,233
	May 7, 2014	May 7, 2014					79,681		296,413
John P. Breedlove			82,500	165,000	330,000
	Feb 12, 2014	Dec 7, 2012		106,666
	Nov 7, 2014	Dec 7, 2012		106,668
	May 7, 2014	May 7, 2014		300,000
	Feb 12, 2014	Dec 7, 2012					8,205		42,912
	Nov 7, 2014	Dec 7, 2012					8,205		24,615
	May 7, 2014	May 7, 2014					39,841		148,209
R. Ian Williams			77,500	155,000	310,000
	Feb 12, 2014	Dec 7, 2012		160,000
	Nov 7, 2014	Dec 7, 2012		160,000
	May 7, 2014	May 7, 2014		450,000
	Feb 12, 2014	Dec 7, 2012					12,307		64,366
	Nov 7, 2014	Dec 7, 2012					12,309		36,927
	May 7, 2014	May 7, 2014					59,761		222,311
Paul R. Zeller			131,400	262,800	525,600
	Feb 12, 2014	Dec 7, 2012		253,333
	May 7, 2014	May 7, 2014		712,500
	Feb 12, 2014	Dec 7, 2012					19,487		101,917
	May 7, 2014	May 7, 2014					94,622		351,994

(1)

The first line for each named executive officer represents a bonus opportunity under our 2014 ABP for 2014 performance. The actual amount paid out under our 2014 ABP is described in the Summary Compensation Table. The 2014 ABP performance conditions are described under “Compensation Discussion and Analysis-Bonuses.” The second line represents 1/3 of the 2013 LTI opportunity under the performance-based cash award granted in February 2014 (when the metric was set for 2014) under our 2011 Stock Incentive Plan. This award was earned in

2014 based on meeting the metric for 2014. Other than for Mr. Zeller, the third line represents 1/3 of the 2013 LTI opportunity under the performance-based cash award granted in November 2014 (when the metric was set for 2015) under our 2011 Stock Incentive Plan. Mr. Zeller left Imation on August 1, 2014 and did not receive this grant. The fourth line for each named executive officer (other than Mr. Zeller for whom it is the third line) represents the LTI opportunity under the performance-based cash award granted in May 2014 (when the metric for 2014, 2015 and 2016 were set) under our 2011 Stock Incentive Plan. 25% of the award was earned in 2014 in based on meeting the metric for 2014.The performance-based cash award metrics for the 2014 LTI opportunity are described under “Compensation Discussion and Analysis-LTI.” The Grant of Plan Based Awards Table in the 2014 Proxy Statement erroneously contained the entire 2013 performance-based cash award rather than 1/3 of the award for which the performance metric was set. For Mr. Robinson, the additional performance-based cash award on the fifth line represents a performance-based cash award in connection with his promotion to CFO. 25% of the award was earned in 2014 based on meeting the metric for 2014.

(2)	For each executive officer other than Mr. Zeller, the first and second restricted stock grants are the second and third tranche for the 2013 LTI opportunity granted under our 2011 Stock Incentive Plan. Mr. Zeller left Imation in August 2014 and did not receive the third tranche. The second tranche (1/3) of the 2013 LTI opportunity vests on February 26, 2015 if the performance metric is met for 2014. The performance metric was met. The third tranche (1/3) of the 2013 LTI opportunity vests on February 26, 2016 if the performance metric is met for 2015. The Grant of Plan Based Awards Table in the 2014 Proxy erroneously listed the entire 2013 performance-based restricted stock award rather than 1/3 of the award for which the performance metric was set. The third restricted stock grant (which for Mr. Zeller is the second grant), which was part of the 2014 LTI opportunity granted under our 2011 Stock Incentive Plan, vests 25% on February 26, 2015 if the performance metric is met for 2014. The performance metric was met. For Mr. Robinson, the additional restricted stock grant on the fourth line represents a performance -based restricted stock grant in connection with his promotion to CFO. 25% vests on February 26, 2015 if the performance metric is met for 2014. The performance metric was met. In the event of a Change in Control (as defined in the award agreement), the right to receive the shares will be converted to a right to receive the cash value of the shares at the time of the Change in Control and the executive would receive a prorated portion of the performance award as if the performance metric for the year of the Change in Control were met at target (100%) level. If an executive is terminated within twelve months of a Change in Control, the executive would receive an additional payment as if the all the performance metrics at the date of the Change in Control were met at target (100%) level, less any amounts previously paid at the time of the Change in Control. If an executive officer’s position is eliminated (other than for cause or after a Change in Control) or an executive officer dies or is deemed to have suffered a disability, then a portion of the restricted stock will vest for the performance period occurring during the year of termination, death or disability as if the performance metrics were met at the 100% level, prorated as of the date of termination, death or disability. Dividends, if any, on the restricted stock are accrued by Imation at the same rate as payable to all of our shareholders and are paid if and when the restricted stock vests. See ““Compensation Discussion and Analysis-LTI.”

(3)	Pursuant to SEC rules, for all the performance-based restricted stock and cash awards, other than the August 4, 2014 award for Mr. Robinson, the grant date of the awards is the date the metrics were set by the Compensation Committee. February 12, 2014 is the date the 2014 metric for the second tranche of the 2013 LTI opportunity was set. November 7, 2014 is the date the 2015 metric for the third tranche of the 2013 LTI opportunity was set. May 7, 2014 is the date the metrics for the entire 2014 LTI opportunity were set. August 24, 2014 is the date that Mr. Robinson’s LTI grant in connection with his promotion to CFO was granted, the metrics having previously been set.

(4)	The approval date for the 2013 performance-based cash award agreement and the 2013 performance-based restricted stock represents the date the performance-based cash awards and performance -based restricted stock awards were originally approved by the Compensation Committee and the grant dates represent the dates that the metrics were set for the 2014 and 2015 tranches. See footnote 3. The approval date for Mr. Robinson’s August 4, 2014 grant was the date of approval by the Committee for the award in connection with Mr. Robinson’s promotion to CFO on August 1, 2014.

(5)	The grant date fair value of the restricted stock reflects the achievement of the 2014 or 2015 performance metric which was the probable outcome of the award at the time of grant.

Outstanding Equity Awards at Fiscal Year-End

The following table summarizes the total outstanding equity awards as of December 31, 2014 for each of the named executive officers in the Summary Compensation Table.

Outstanding Equity Awards at 2014 Fiscal Year-End
Name	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock Held That Have Not Vested (#)(1)		Market Value of Shares or Units of Stock That Have Not Vested ($)(2)
Mark E. Lucas	490	(3)			41.33	04/13/2017
	7,984	(3)			37.59	05/09/2017
	11,574	(3)			24.09	05/07/2018
	235,602				8.36	04/06/2019
	160,448				10.61	05/04/2020
	267,544				9.65	05/03/2021
	162,726		81,363	(4)	5.79	05/01/2022
							472,512	(7)	1,790,820
Scott J. Robinson	3,500				34.17	05/03/2015
	1,750				41.62	05/03/2016
	3,000				37.59	05/09/2017
	10,164				24.02	05/06/2018
	11,148				10.19	05/05/2019
	12,605				10.61	05/04/2020
	30,702				9.65	05/03/2021
	14,870		7,435	(4)	5.79	05/01/2022
							58,367	(8)	221,211
Gregory J. Bosler	16,000				9.64	02/02/2019
	19,108				10.19	05/05/2019
	22,059				10.61	05/04/2020
	61,404				9.65	05/03/2021
	39,653		19,827	(4)	5.79	05/01/2022
							123,127	(9)	466,651
John P. Breedlove	36,866				9.25	06/06/2021
	19,826		9,914	(4)	5.79	05/01/2022
							61,563	(10)	233,324
R. Ian Williams	9,393		3,131	(5)	11.31	03/07/2021
	26,316				9.65	05/03/2021
	19,826		9,914	(4)	5.79	05/01/2022
	10,204		5,102	(6)	4.26	12/03/2022
							94,117	(11)	356,703
Paul R. Zeller							19,487	(12)	73,856

(1)	Restricted stock granted prior to 2011 vests 25% per year, beginning on the first anniversary of the grant date. The restricted stock granted in 2011 and 2012 vests 1/3 per year, beginning on the first anniversary of the grant date. The restricted stock granted in 2013 vests 1/3 per year, provided the performance metric for the applicable year is met. The restricted stock granted in 2014 vests 25%, 50% and 25%, respectively, provided the performance metric for the applicable year is met. See “Compensation Discussion and Analysis-LTI.”

(2)	The market value is based on the closing price at December 31, 2014 (the last business day of the year) of $3.79.

(3)	These options were granted for Mr. Lucas’ service while he was a director of Imation.

(4)	This option vests 1/3 each year, beginning on the first anniversary of the grant date of May 1, 2012. For each named executive officer, the following options will vest on May 1, 2015: Mr. Lucas: 81,363; Mr. Robinson 7,435; Mr. Bosler: 19,827; Mr. Breedlove: 9,914 and Mr. Williams: 9,914.

(5)	This option vests 25% each year, 3,131 shares will vest on March 7, 2015.

(6)	This option vests 1/3 each year, 5,102 shares will vest on December 3, 2015.

(7)	With respect to these shares: 43,599 shares will vest on May 1, 2015; 62,564 shares will vest on each February 26, 2015 and 2016 if the performance metrics for the applicable year have been met, 75,946 will vest on February 26, 2015, 151,892 will vest on February 26, 2016 and 75,947 will vest on February 26, 2017 if the performance metrics for the applicable year have been met. See “Compensation Discussion and Analysis-LTI.”

(8)	With respect to these shares: 3,984 shares will vest on May 1, 2015; 6,154 shares will vest on each February 26, 2015 and 2016 if the performance metrics for the applicable year have been met, 10,518 will vest on February 26, 2015, 21,037 will vest on February 26, 2016 and 10,520 will vest on February 26, 2017 if the performance metrics for the applicable year have been met. See “Compensation Discussion and Analysis-LTI.”

(9)	With respect to these shares: 10,625 shares will vest on May 1, 2015; 16,410 shares will vest on February 26, 2015 and 16,411 shares will vest on May 8, 2016 if the performance metrics for the applicable year have been met and 19,920 will vest on February 26, 2015, 39,840 will vest on February 26, 2016 and 19,921 will vest on February 26, 2017 if the performance metrics for the applicable year have been met. See “Compensation Discussion and Analysis-LTI.”

(10)	With respect to these shares: 5,312 shares will vest on May 1, 2015; 8,205 shares will vest on each February 26, 2015 and 2016 if the performance metrics for the applicable year have been met and 9,960 will vest on February 26, 2015, 19,920 will vest on February 26, 2016 and 9,961 will vest on February 26, 2017 if the performance metrics for the applicable year have been met. See “Compensation Discussion and Analysis-LTI.”

(11)	With respect to these shares: 1,718 shares will vest on March 7, 2015, 5,312 shares will vest on May 1, 2015, 2,710 will vest on December 3, 2015; 12,307 on February 26, 2015 and 12,309 on February 26, 2016 if the performance metrics for the applicable year have been met and 14,940 will vest on February 26, 2015, 29,880 will vest on February 26, 2016 and 14,941 will vest on February 26, 2017 if the performance metrics for the applicable year have been met. See “Compensation Discussion and Analysis-LTI.”

(12)	Mr. Zeller left Imation effective August 1, 2014. With respect to these shares 19,487 will vest on February 26, 2015 if the performance metrics for 2014 have been met. See “Compensation Discussion and Analysis-LTI.”

Option Exercises and Stock Vested

The following table summarizes the number of option awards exercised and restricted stock vested during 2014 for each of the named executive officers in the Summary Compensation Table.

Option Exercises and Stock Vested For Fiscal 2014
	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
Mark E. Lucas	0	0	157,031	765,876
Scott J. Robinson	0	0	16,903	81,170
Gregory J. Bosler	0	0	39,575	194,123
John P. Breedlove	0	0	16,847	83,059
R. Ian Williams	0	0	24,466	125,046
Paul R. Zeller	0	0	63,260	282,752

(1)	The value realized on the vesting of stock awards is the fair market value of our common stock at the time of vesting.

Compensation Under Retirement Plans

In the past several years we made changes to our retirement plans to reduce our overall expenses and the risks associated with the volatility of defined benefit pension plan expenses and to more closely align our retirement benefit design with that of our peer companies.

Our Retirement Investment Plan (the “401(k) Plan”), a tax-qualified defined contribution pension plan under the Internal Revenue Code, covers our eligible domestic employees. Eligible employees may enroll in the 401(k) Plan after joining Imation and may contribute up to 60% of eligible earnings on a pre-tax basis, up to a maximum amount determined each year by the IRS. In 2014, the IRS limit was $17,500, plus an additional $5,500 for employees who have attained age 50.

Under the 401(k) Plan, the “safe harbor” matching contribution formula is 100% of the employee’s contributions up to 5% of the employee’s eligible earnings. The maximum matching contribution per employee for 2014 was $13,000. Matching contributions deposited in the 401(k) Plan’s trust by December 31, 2014 were made in the form of Imation stock (which the participant may elect to immediately transfer to other investment funds available under the 401(k) Plan) and are immediately vested. All matching contributions deposited in the 401(k) Plan’s trust after December 31, 2014 will be made in cash. The 401(k) Plan also allows Imation to make an annual performance-based discretionary contribution on behalf of eligible employees. For 2014, management and the Committee decided that a performance-based contribution would be made if we met or exceeded certain financial metrics during the year. The metrics chosen were the same EBITDA metrics used in the ABP, with the target and maximum resulting in a performance-based contribution determined as a percent of eligible earnings of up to 3% percent of eligible earnings. If the target level was met, the contribution would be prorated accordingly. Since the EBITDA metric was met at the maximum level, a performance-based discretionary contribution of 3% was made for 2014.

Our Cash Balance Pension Plan, a tax-qualified defined benefit pension plan under the Internal Revenue Code (the “Pension Plan”), was “frozen” as to new participants effective December 31, 2009; this means no employees hired or rehired after December 31, 2009 are eligible to participate in the Pension Plan. In addition, the Pension Plan was later amended to “freeze” the benefits of participants in the Pension Plan effective December 31, 2010. This means no participants in the Pension Plan will receive credit for new benefit accruals (referred to as “pay credits” under the Pension Plan) after

December 31, 2010; their accrued benefits as December 31, 2010 will continue to receive annual interest credits (equal to the average yield on 30-year U.S. Treasury Bonds for November of the previous year) until they receive a distribution. For the 2014 Pension Plan year, the interest-crediting rate was 3.8%. Effective December 31, 2010, we also “froze” the additional benefits that had been provided each year under our Pension Plan to certain eligible former 3M Company employees who had accrued additional benefits in our Pension Plan since our spin-off in 1996.

Employees who participate in the Pension Plan may begin receiving payment of their vested accrued benefit after they terminate employment. The accrued benefit becomes vested when a current employee attains age 65 or has completed three years of vesting service under the Pension Plan. Payment of the vested accrued benefit may be in a lump sum or as a monthly pension having an equivalent actuarial value based on conversion factors established under the Pension Plan. Participants who elect to receive payment of their accrued benefit before they attain age 65 will receive a reduced benefit based on factors under the Pension Plan.

The Internal Revenue Code and IRS rules impose certain limitations on the amount of benefits that may be provided under tax qualified retirement plans, such as our 401(k) Plan and Pension Plan. These limits, among other things, cap the amount of compensation that may be considered under the 401(k) Plan and Pension Plan (this limit under section 401(a)(17) of the Code was $260,000 in 2014). Our Non-Qualified Pension Plan provides retirement benefits for certain eligible employees affected by these limits. An eligible participant in the Non-Qualified Pension Plan receives a benefit upon termination of employment that makes up for benefits the employee did not receive (1) under the Pension Plan because of limits on Pension Plan benefits imposed by section 415 of the Internal Revenue Code and the compensation limit under section 401(a)(17) of the Code and (2) under the 401(k) Plan for performance-based discretionary contributions made on and after December 31, 2011 because of the compensation limit under section 401(a)(17) of the Code. Like the Pension Plan, the Non-Qualified Pension Plan was “frozen” as to new participants effective December 31, 2009, except for certain newly hired (or rehired) employees who are named as participants in the Non-Qualified Pension Plan on or after December 31, 2011 for purposes of receiving a benefit based on the performance-based discretionary contribution portion of the formula. Benefits under the Pension Plan and Non-Qualified Pension Plan are vested after three years of service with Imation.

The following table summarizes the present accumulated value of the pension benefits of the named executive officers in the Summary Compensation Table as of December 31, 2014.

Pension Benefits
Name	Plan Name	Number of Years Credited Service(1) (#)	Present Value of Accumulated Benefit(2) ($)	Payments During Last Fiscal Year(3) ($)
Mark E. Lucas	Pension Plan	6	24,715	0
	Non-Qualified Pension Plan	6	70,046	0
Scott J. Robinson	Pension Plan	11	79,913	0
	Non-Qualified Pension Plan	11	3,340	0
Gregory J. Bosler	Pension Plan	6	23,193	0
	Non-Qualified Pension Plan	6	15,733	0
John P. Breedlove	Pension Plan	N/A	N/A	0
	Non-Qualified Pension Plan	4	896	0
R. Ian Williams	Pension Plan	N/A	N/A	0
	Non-Qualified Pension Plan	4	575	0
Paul R. Zeller	Pension Plan	28	223,407	0
	Non-Qualified Pension Plan	28	157,711	0

(1)	Mr. Zeller, who was with 3M when Imation was spun-off in July 1996, has service credit for his years at 3M. However, this additional service credit has no effect under the Pension Plan because benefits under the Pension Plan are based on pay credits and interest credits. The credited service reported in this table does not impact the amount of benefits owed to each named executive under the Non-Qualified Pension Plan (because benefits under that plan are not calculated based on credited service) but it does show the vesting service each named executive has earned under the Pension Plan.

(2)	The present value was calculated using the following assumptions: a discount rate of 4.0%; an interest crediting rate of 3.0%; the years to age 65 for each named executive officer as follows: Mr. Lucas: 5.1667; Mr. Robinson: 16.9167; Mr. Bosler: 11.75; Mr. Breedlove: 7.75; Mr. Williams:20.4167 and Mr. Zeller: 10.3333; and the following present value factor: Mr. Lucas: 0.9513; Mr. Robinson: 0.8492; Mr. Bosler: 0.8927; Mr. Breedlove: 0.9279; Mr. Williams: 0.8210 and Mr. Zeller: 0.9050. Mr. Breedlove and Mr. Williams are not eligible for benefits under the Pension Plan because they were hired after the Pension Plan was frozen as to new participants. Their benefits under the Non-Qualified Pension Plan are based on performance-based discretionary contributions made on and after December 31, 2011 under the 401(k) Plan that they did not receive under the 401(k) Plan because of the compensation limit under section 401(a)(17) of the Code.

Severance and Change of Control Agreements with Named Executive Officers

We have entered into a severance and change of control agreement (“Severance Agreement”) with each of the named executive officers in the Summary Compensation Table. Under the Severance Agreement, upon a Change of Control (as defined below), an executive would receive an amount equal to a prorated portion of the annual bonus the executive would have been entitled to under the applicable annual bonus plan in effect for the calendar year in which the Change of Control occurs, and assuming that all of the performance metrics would be achieved at the target (100%) level, prorated based on the number of months in the year up to and including the month of the occurrence of the Change of Control. This benefit recognizes that upon a Change of Control the metrics and focus for Imation would likely change from those existing prior to the Change of Control and acknowledges the efforts of the executives up until the Change of Control.

The Severance Agreement also provides certain benefits on termination of employment by Imation for any reason other than Cause (as defined below) or termination of employment by the executive for Good Reason (as defined below). No severance benefits become payable under the Severance Agreement in the event of termination of employment upon death or disability.

Upon qualification for severance benefits, the executive would receive:

•	the full base salary earned and unpaid through the date of termination;

•	any amount earned by the executive as a bonus with respect to the fiscal year preceding the date of termination if such bonus has not been paid; and

•	an amount representing credit for any paid time off (“PTO”) earned or accrued by the executive but not taken during the current year.

In lieu of any further base salary payments to the executive for periods after the date of termination, and unless termination occurs after a Change of Control (as defined below) of Imation, the executive would also receive a cash amount equivalent to the sum of:

•	an amount equal to the target bonus under the applicable bonus plan for the fiscal year in which the date of termination occurs; plus

•	an amount equal to one year’s base salary for the fiscal year in which the date of termination occurs.

•

if (and only if) the required performance metrics under the applicable annual bonus plan for the fiscal year in which the date of termination occurs are met, an amount equal to a prorated portion of the annual bonus based on the number of days in the calendar year up to and including the date of termination, payable at the time of the payment under the applicable annual bonus plan for bonuses payable for that year.

In the event termination occurs after a Change of Control, the executive would instead be eligible to receive a cash amount depending on the time between the Change of Control and the termination, as follows:

•

if the termination is within one year after the Change of Control, then the lump sum is equal to two times the executive’s total annual base salary in effect for the fiscal year of termination plus two times the average of the annual bonuses for the two fiscal years prior to termination; and

•

if the termination is more than one year but within two years after the Change of Control, then the lump sum is equal to one times his or her total annual base salary in effect for the fiscal year of termination plus one times the average of the annual bonuses for the two fiscal years prior to termination.

•

in either case, an amount equal to a prorated portion of the annual bonus an executive would have been entitled to receive under the applicable annual bonus plan assuming that all of the performance metrics for the annual bonus plan would be achieved at the target (100%) level, prorated based on the number of days in the calendar year up to and including the date of termination, but not to the extent that amounts under the same annual bonus plan for the same fiscal year were previously paid at the time of the Change of Control.

“Cause” for purposes of the Severance Agreement means termination of the executive officer’s employment for one of the following six reasons:

•	gross incompetence or substantial failure to perform the executive officers’ duties;

•

misconduct that causes or is likely to cause harm to Imation or its reputation, as determined by Imation’s Board of Directors in its sole and absolute discretion (including insobriety at the workplace during working hours or the use of illegal drugs);

•	failure to follow directions of the Board of Directors that are consistent with an executive officer’s duties;

•

conviction of, or entry of a pleading of guilty or nolo contendere to, any crime involving moral turpitude, or the entry of an order by any federal or state regulatory agency permanently prohibiting the executive officer from participating in the conduct of the affairs of Imation;

•

commission of any act of dishonesty, theft, fraud, embezzlement, misappropriation or illegal conduct which is materially injurious to Imation, regardless of whether an indictment, criminal conviction or plea of no contest occurs; or

•

violation of any applicable laws, rules or regulations or failure to comply with applicable confidentiality, non-disparagement, non-solicitation and non-competition obligations to Imation, corporate code of business conduct or other material policies of Imation that could cause material injury to Imation, which if curable, is not cured within 30 days after notice to an executive.

“Good Reason” for purposes of the Severance Agreement means the occurrence of any of the following three events, other than in connection with termination of employment or reassignment for Cause, for disability or for death:

•	a material diminution, either prior to or following a Change of Control, of an executive officer’s authority, duties or responsibilities compared to those as of the date of the severance agreement; or

•

a material diminution, either prior to or following a Change of Control, in an executive officer’s base compensation (specifically excluding any long-term incentive compensation), excluding any reduction of benefits for the employees of Imation as a whole that affects an executive officer in a manner comparable to other senior executives of Imation; or

•

a material change in the geographic location for performance of services following a Change of Control (but excluding a relocation that does not increase the executive officer’s commute by more than 50 miles).

In order to terminate for “Good Reason,” an executive officer must provide Imation written notice within 90 days of the initial existence of the Good Reason event, and Imation must not have cured the “Good Reason” within 30 days of the receipt of the notice.

“Change of Control” for purposes of the Severance Agreement means any one of the following four events:

•

a transaction or series of related transactions where a person, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of Exchange Act) acquires beneficial ownership of at least 35% of our common stock;

•

if the individuals who are a majority of our Board of Directors (the “Incumbent Directors”) as of the date of the severance agreement cease to be a majority. Any director who is later nominated for election or elected by a majority of the Incumbent Directors, will also be considered an Incumbent Director;

•

a merger, reorganization, share exchange, consolidation or other similar transaction, a sale of all the assets of Imation or issuance of our stock in connection with the acquisition of stock or assets of another company, unless: (1) the existing beneficial owners of our Company own more than 50% of the outstanding common stock and voting power (in similar proportions as their ownership before the transaction); (2) no person, entity or group beneficially owns 35% or more of the outstanding common stock or voting power and (3) at least a majority of our Board of Directors are the same directors as of the time of the execution of the agreement or initial approval of the transaction; or

•	approval by the shareholders of dissolution of Imation.

We will also provide the executive with (i) a lump sum payment equal to the employer portion of our standard medical and dental insurance coverages, as elected by the executive, in an amount equivalent to 12 months of coverage following the date of termination or 24 months of coverage after termination if the termination follows a Change of Control and (ii) up to $10,000 in outplacement services from the vendor of an executive’s choice, payable directly to the vendor, to be used (or forfeited) within three months of the date of termination.

With respect to LTI awards, on a Change of Control, the right to receive the shares of restricted stock will be converted to a right to receive an amount equal to the cash value of the restricted stock, based on the cash value of a share at the time of the Change in Control. Executives will be vested in a portion of the cash value of both the performance-based restricted stock and performance-based cash awards, assuming that the performance goal for the year of the Change in Control would be achieved at the target (100%) level, prorated based on the number of calendar days in the year up to and including the date of Change in Control. This benefit recognizes that upon a Change of Control the metrics and focus for Imation would likely change from those existing prior to the Change of Control and acknowledges the efforts of the executives up until the Change of Control. If an executive’s employment is involuntarily terminated (other than Termination for Cause) within twelve (12) months after a Change in Control or an executive terminates employment for Good Reason only on or after the 120th day following the Change in Control and within twelve (12) months after a Change in Control, the executive would be entitled to receive an additional payment as if the entire award was achieved at the target (100%) level as of the date of the Change in Control, less any amounts paid to the executive as of the date of the Change of Control as described above. See “Severance and Change of Control Benefits.” With respect to stock options, if an executive’s employment is involuntarily terminated (other than Termination for Cause) within twenty-four (24) months after a Change in Control, to the extent the only condition on the unvested options is the passage of time (any performance metrics having been met), the option would become immediately exercisable. In the event Imation terminates an executive’s employment (other than Termination for Cause) or an executive terminates employment for Good Reason (in each case, other than after a Change in Control as described below), or an executive dies or is deemed to have suffered a Disability, then the executive is vested in a portion of the LTI awards (both performance-based cash and performance-based restricted stock), assuming that the performance goal for the year of termination, death or Disability would be achieved at the target (100%) level, prorated based on the number of calendar days in the year up to and including the date of the executive’s termination, death or Disability. There would be no vesting for future years.

In November 2014, the Board approved certain changes to our form of severance agreement for executive officers. The Board determined that it was appropriate to remove the provisions that provide an executive with a cash “gross-up payment” to cover any federal excise tax due under Section 4999 of the Internal Revenue Code and also to reduce the severance and other Change of Control payments to an amount so that no federal excise tax is owed by the executive. The Board also approved additional changes which are incorporated into the description above and described in “Severance and Change of Control Benefits.”

In any termination, terminated executive officers will be entitled to receive standard benefits that they are entitled to receive under our 401(k) Plan, Pension Plan and Non-Qualified Pension Plan. The severance payment obligations may be terminated if the executive violates the provisions of the applicable agreement regarding confidentiality and non-competition. The Severance Agreement also provides that the payments under the agreement are intended to be exempt from or compliant with Section 409A of the Internal Revenue Code.

For a description of the amounts payable to the named executive officers under the Severance Agreement based on a hypothetical termination of employment on December 31, 2014 which would qualify the named executive officer for severance benefits, see the subsection entitled “Severance and Change of Control Benefits.”

Severance and Change of Control Benefits.    Based upon a hypothetical termination date of December 31, 2014, the severance benefits for our named executive officers for a qualified termination without a Change of Control would have been as described below:

Name	Base Salary ($)(1)	Targeted Bonus ($)(1) (2)	Prorated Bonus in Year of Termination ($)(3)	Medical and Dental Insurance Benefits ($)(4)	Outplacement ($)(5)	Accrued Unused PTO ($)	Total ($)
Mark E. Lucas	754,800	754,800	754,800	16,602	10,000	17,419	2,308,421
Scott J. Robinson	285,000	142,500	142,500	25,000	10,000	1,644	606,644
Gregory J. Bosler	395,000	237,000	237,000	25,000	10,000	12,913	916,913
John P. Breedlove	330,000	165,000	165,000	25,000	10,000	7,615	702,615
R. Ian Williams	310,000	155,000	155,000	25,000	10,000	1,788	656,788

(1)

The following assumptions are made with respect to the information provided above: The base salary for the year of termination (2014) and the bonus for the preceding year (2013) had been paid. The information above also excludes the payment of one third of the performance-based cash award from 2013 and 25% of the performance-based cash award from 2014, which were earned as of December 31, 2014 and payable regardless of a termination. See “Compensation Discussion and Analysis-LTI.”

(2)	As described above, this amount is equivalent to the target bonus for the year of termination (2014). See “Compensation Discussion and Analysis-Bonuses.”

(3)	As described above, this amount is equal to a prorated portion of the annual bonus based on actual performance and the number of days in the calendar year up to and including the date of termination. For purposes of this table, the actual performance under the annual bonus plan is assumed to be 100%. Since the hypothetical termination date is December 31, there is effectively no proration and a full year would be payable.

(4)	These amounts include a gross-up for taxes so that the executive receives the amount necessary to purchase these benefits.

(5)	Up to $10,000 in outplacement services to be used (or forfeited) within three months of the date of termination.

Based upon a hypothetical Change of Control at December 31, 2014, the Change of Control benefits for our named executive officers would have been as described below:

Name	Targeted Bonus ($)(1)	Value of LTI ($)(2)	Total
Mark E. Lucas	$754,800	$1,910,161	$2,664,961
Scott J. Robinson	$142,500	$218,187	$360,687
Gregory J. Bosler	$237,000	$501,024	$738,024
John P. Breedlove	$165,000	$250,511	$415,511
R. Ian Williams	$155,000	$375,766	$530,766

(1)	This amount represents a prorated portion of the annual bonus the executive would have been entitled to under the applicable annual bonus plan in effect for the calendar year in which the Change of Control occurs, and assuming that all of the performance metrics would be achieved at the target (100%) level. Since the hypothetical Change of Control occurs on December 31, there is effectively no proration and a full year would be payable.

(2)	This amount represents a portion of the cash value of both outstanding performance-based restricted stock and performance-based cash awards, assuming that the performance goal for the year of the Change in Control would be achieved at the target (100%) level, prorated based on the number of calendar days in the year up to and including the date of Change in Control. Since the hypothetical Change of Control occurs on December 31, there is effectively no proration and a full year would be payable.

Based upon a hypothetical Change of Control in 2014 and termination date of December 31, 2014, the severance benefits for our named executive officers for a qualified termination with a Change of Control would have been as described below:

Name	Base Salary ($)(1)	Bonus ($)(1) (2)	Prorated Bonus in Year of Termination ($)(3)	Medical and Dental Insurance Benefits ($)(4)	Value of LTI ($)(5)	Outplacement ($)(6)	Accrued Unused PTO	Amount Forfeited by Executive ($)(7)	Total
Mark E. Lucas	1,509,600	566,100	754,800	33,204	4,045,202	10,000	17,419	(2,728,304)	4,208,021
Scott J. Robinson	570,000	91,875	142,500	50,000	413,289	10,000	1,644	(353,964)	925,345
Gregory J. Bosler	790,000	332,122	237,000	50,000	1,021,293	10,000	12,913	(891,884)	1,561,445
John P. Breedlove	660,000	118,875	165,000	50,000	510,646	10,000	7,615	(520,369)	1,001,767
R. Ian Williams	620,000	157,650	155,000	50,000	742,685	10,000	1,788	(816,211)	920,913

(1)	The following assumptions are made with respect to the information provided above: The base salary for the year of termination (2014) and the bonus for the preceding year (2013) had been paid.

(2)	As described above, the amount payable is equal to two times the average of the annual bonuses for the two fiscal years prior to termination (2012 and 2013) .

(3)	This amount is equal to a prorated portion of the annual bonus an executive would have been entitled to receive assuming that all of the performance metrics would be achieved at the target (100%) level, prorated based on the number of days in the calendar year up to and including the date of termination. This amount would be net of any amounts paid at the time of a Change of Control. For purposes of this table, the full year bonus is included and would not be additive to the amounts payable in the hypothetical Change of Control table above.

(4)	These amounts include a gross-up for taxes so that the executive receives the amount necessary to purchase these benefits.

(5)	The value of LTI includes the value of restricted stock and the cash based performance-based awards. The value of the restricted stock is based on the closing price at December 31, 2014 (the last business day of the year) of $3.79. None of the named executive officers has stock options with an exercise price of less than $3.79 so the calculation assumes no exercise of outstanding stock options.

(6)	Up to $10,000 in outplacement services to be used (or forfeited) within three months of the date of termination.

(7)	This represents the amount that would be forfeited by the executive in order to reduce the severance and other Change of Control payments to an amount so that no federal excise tax under Section 4999 of the Internal Revenue Code is owed by the executive.

Item No. 3

ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION

Pursuant to Section 14A of the Exchange Act, we are providing shareholders with an advisory (nonbinding) vote to approve the compensation of our named executive officers as disclosed in this Proxy Statement in accordance with the rules of the SEC. At our 2014 annual meeting, our shareholders voted to approve, on an advisory basis, with approximately 50.1% of the votes cast in favor of the proposal, the compensation of our named executive officers.

We are asking our shareholders to indicate their support for the compensation of our named executive officers as described in this Proxy Statement. Our executive compensation program is designed to attract and retain highly qualified key executives, align our executive officers’ interests with the interests of shareholders and provide competitive total compensation. The Compensation Committee of our Board of Directors believes our executive compensation programs reflect a strong pay for performance philosophy and are well aligned with the shareholders’ long-term interests. A more detailed discussion of our executive compensation program and the compensation of our named executive officers in 2014 is provided under “Compensation Discussion and Analysis.”

With a 60-year history of technology leadership, Imation’s mission is to help organizations store, protect and connect their digital world. We reach customers in more than 100 countries through a world-wide distribution network and well-recognized brands. In 2010, we began to plan for a strategic transformation. The goal of our transformation is to leverage our global footprint and data storage roots to become a leading player in high security data storage and device management. Our strategy involves exiting certain businesses, targeted expansion of others, maximizing cash generation from legacy businesses and reducing operating costs to align with our new organization. This will result in a smaller company, more focused product lines and streamlined core operational processes. As we formulated our new strategy and started to shift the direction of our businesses toward higher margin data storage and mobile security solutions, and away from Imation’s legacy optical and tape lines, we also developed primary strategic goals and refined our short-term and long-term goals to support our transformation.

Since we started our transformation, considerable operational progress has occurred. We have acquired key storage and security platforms, divested unprofitable businesses, and materially reduced the operating expenses of both our legacy businesses and our corporate overhead. Moreover, we have formed two focused business units that have launched differentiated, higher margin products. At the start of our transformation strategy, our secularly declining businesses in magnetic tape and optical accounted for 90 percent of our revenues; at the end of 2014, that had decreased to 65 percent, evidencing the traction of our transformation. In order to free up cash to build our growth businesses, we embarked on a restructuring program that has taken out over $100 million in legacy costs, while continuing to invest in our priority growth businesses. We have reduced corporate overhead and executive staff, and to generate additional savings, we have a number of ongoing cost reduction and cash generation initiatives, including listing our corporate headquarters facility for sale and monetization of certain patents in our portfolio. Our Tiered Storage and Security Solutions and Consumer Storage and Accessories business units, which were formed early in 2013, operate with more focused overhead and align Imation with our key consumer and commercial channels.

The chart below identifies, by year, our primary strategic goals, and the short- and long-term goals to incentivize our named executives to achieve certain metrics to execute on our new strategy.

Year	Primary Strategic Goals	Short-Term Goals	Long-Term Goals
2011

•  Formation and refinement of new strategy and acquisition of mobile security businesses

•  Acquisition of the security technologies that form our Imation Mobile Security business

•  Development of new higher margin products

		Operating income, free cash flow, new product margin dollars	Focus on operating earnings per share at end of three years
2012	• Building business platform in Imation Mobile Security • Acquisition of Nexsan data storage (Dec. 31, 2012) • Continued development of new products	Focus on profitability to support new businesses and gross margin maintenance	Focus on operating income at end of three years
2013	• Restructuring to focus on the future by divesting unprofitable consumer electronics businesses and organizing into two business units with significant cost reductions	• Focus on cash and liquidity • Business unit metrics at executive level also added to align the organization into two business units	Focus on level of operating expenses at end of each of year to reflect the cost reductions required for our strategy
2014	• Focus on growth in Nexsan and Imation Mobile Security business • Maximizing cash generation in the legacy media businesses • Introduce new retail storage products	• Maintain focus on cash and liquidity but start shifting to revenue growth in new business segments • Business unit metrics focus on goals for each business	Focus on level of liquidity at end of each of year in alignment with supporting our strategic investments
2015	• Continue investments in growth segments of our businesses • Continue maximizing cash generation in the legacy media businesses • Focus on improving gross margin	• Focus on corporate revenue and free cash flow • Business unit metrics focus on goals for each business	Focus on consolidated EBITDA and revenue or free cash flow for our businesses.

As we move through the phases of our transformation, compensation of our named executive officers has to balance the need to reach milestones with the importance of retaining key leaders during our transformation. As we work to create the new Imation, we are challenged to keep our key leaders focused and appropriately incentivized while we downsize our organization in businesses we are exiting , redefine corporate operations to match our level of need and invest in our growth priorities.

At the outset of our new strategy we conducted a thorough review of our executive compensation program and philosophy with the goal of further increasing the emphasis on pay for performance. At that time, we introduced a performance-based component to the long-term incentive (“LTI”) program that represented 40% of each executive’s LTI grant. In 2011, we continued to increase the focus on performance-based compensation in all three main areas of annual total compensation: base salary, annual bonus and LTI compensation. We set individual performance criteria for base salary, tying our Annual Bonus Plan not only to corporate performance but also to individual performance and changing the performance-based component of LTI grants from an annual metric to a three year performance metric. In 2012, we took another important step by raising the performance-based component of each executive’s 2012 LTI grant from 40% to 60%. In addition, we decided to no longer provide tax gross-ups on executive perquisites, moving instead to a small market-driven perquisite allowance (which is not grossed-up for taxes) for the perquisites chosen by each executive officer. See “Other Compensation and Benefits.” In 2013, we raised the performance-based component of each executive’s 2013 LTI grant from 60% to 100% and there were no base salary increases.

Throughout this multi-year process, the Compensation Committee has analyzed and deliberated extensively concerning our executive compensation each year, with the assistance of its compensation consultant, in order to focus on changes to further strengthen the link between compensation and performance. The overall goal of these changes is to establish a performance culture that focuses on delivering our strategy and generating returns to our shareholders. In addition, we also seek shareholder input. In April 2014, as part of our outreach related to our 2014 Proxy Statement regarding 2013 compensation, we contacted all non-index funds with ownership of greater than 1% of our shares outstanding to discuss our strategy and executive compensation programs related to 2013. These shareholders were generally supportive of our moves to increase percentage of pay at risk and move to more “pay for performance.”

For 2014, the Compensation Committee of the Board of Directors continued to focus on further strengthening the link between compensation and performance. The challenges facing us in our ongoing transformation present risk for management, employees and shareholders, and we believe it is important for our executive officers to share in both the risk and potential reward. We needed to continue to set goals that result in actions to support our strategic transformation and keep the transformation moving forward.

At our last Annual Shareholders Meeting in May 2014, our shareholders approved an advisory (non-binding) proposal concerning our 2013 executive compensation program with approximately 50.1% of the votes cast in favor of the proposal. This support level was a decline from the prior two years’ advisory votes. The Committee considered this outcome and asked management and the Committee Chairman to seek additional shareholder input. In September 2014, the new Committee Chair met with our two largest shareholders (other than TDK) regarding our compensation programs. This represented 24% of our shares outstanding.

Further, in November 2014, our CEO met with Imation’s top four shareholders (including TDK) to directly obtain their feedback on our overall strategy. This represented approximately 50% of our shares outstanding. We also met with the proxy advisory firm ISS to gain their perspective on our compensation practices. Additionally, the Committee reviewed data regarding market practices among the companies in our peer group and an analysis of executive compensation “best practices” prepared by our compensation consultant, AonHewitt.

Shareholders have expressed a variety of views about executive compensation. We have made changes in response to many of the comments we heard which we believe are in the best interests of Imation and our shareholders. The chart below summarizes our large shareholders’ key points regarding compensation, what action we have taken and when the changes are effective:

Key Points from Large Shareholders	2014 Actions	2015 Actions
Supportive of our move to more pay for performance	See actions below	See actions below
Supportive of our moves to increase percentage of pay at risk	Retained 2014 LTI at 100% performance-based	Retained 2015 LTI at 100% performance-based
Did not like 4th quarter metric in 2013 LTI Plan if full year goal is not attained	Eliminated 4th quarter metric in 2014 LTI Plan	N/A
Should not have excise tax gross-up in severance agreement	Eliminated excise tax gross-ups in new severance agreements executed in 2014	N/A
Executive Compensation should focus on performance	No increase in base salary for CEO for 2014	No increase in base salary for CEO in 2015
LTI awards should have a larger proportion of equity	Changed the LTI award from 80% cash and 20% restricted stock to 75% cash and 25% restricted stock in 2014 LTI Plan	Retained 75% cash and 25% restricted stock in 2015 LTI Plan to retain increased equity level used in 2014 while keeping in mind dilution and complying with the burn rate committed to with ISS
Some shareholders believe management and Board do not have enough equity and other holders are concerned about dilution

•  From 2011 through the end of 2014, our CEO has personally acquired 70,000 shares of our stock in open market purchases, at total price of approximately $300,000 (with a value at 12/31/14 of approximately $265,000)

•   None of our current Board members have ever sold any of their Imation stockholdings

Compensation Committee is working with its consultant to develop a method to increase equity while keeping in mind dilution and complying with the burn rate we have committed to with ISS
Some shareholders are concerned about the companies in our peer group*	The Compensation Committee approved a change in our peer group for 2015 in order to include companies in industries more similar to us and remove some of those which are outsized	In February 2015, the Compensation Committee approved a new peer group going forward in order to better represent the continuing transformation of Imation, in both industry and size
Some shareholders are concerned about the level of Board of Director Compensation**	The Board approved a reduction in equity grants for all members of the Board and a reduction of the Non-Executive Chairman fee (including the equity grant) for 2015	The Board approved a further reduction effective May 2015 by eliminating meeting fees and the matching gift and further reducing the Non-Executive Chairman fee (including the equity grant)

* For further information on peer group changes, see “Other Significant Compensation Decisions”

** For further information on director compensation changes, see “Board of Directors-Compensation of Directors”

Our Compensation Committee will continue to engage with shareholders and work with its compensation consultant to explore ways in which our executive compensation program may be improved and further aligned with the interests of, and feedback from, our shareholders.

The changes we made to our compensation program beginning in 2010 through 2014 build upon our sound compensation governance framework and pay for performance philosophy and the feedback we have received from shareholders, which are exemplified by:

•	Incentive-based pay that comprises a majority of our named executive officers’ total compensation opportunity.

•	Review of external peer group companies in order to determine that our compensation decisions are within the range of market practices.

•

A clawback policy which provides for the Compensation Committee to require our officers to repay or return certain cash bonus payments and stock incentives in the event of a financial restatement caused, or partially caused, by such officer’s intentional misconduct.

•	Stock ownership guidelines that are met or exceeded by our named executive officers and an anti-hedging and pledging policy.

•	Elimination of tax gross-up payments in existing severance and change of control agreements.

•	Limited market-driven perquisite allowance for named executive officers.

•	The Compensation Committee’s engagement of its own consultant that provides limited services to management.

•	A strong risk management program with specific responsibilities assigned to management and the Board.

Accordingly, we are asking our shareholders to vote “FOR” the following resolution at the Annual Meeting:

“RESOLVED, that the shareholders approve, on an advisory basis, the compensation of Imation’s named executive officers, as described in the Compensation Discussion and Analysis section, the tabular disclosure regarding such compensation and the accompanying narrative disclosure set forth in the Proxy Statement for the 2014 Annual Meeting of Shareholders.” This advisory vote on executive compensation is not binding on Imation, our Compensation Committee or our Board of Directors. However, our Compensation Committee and our Board of Directors value the opinions of our shareholders.

The Board of Directors recommends you vote FOR adoption of the resolution approving the compensation of our named executive officers, as described in the Compensation Discussion and Analysis section, the tabular disclosure regarding such compensation and the accompanying narrative disclosure set forth in this Proxy Statement. Adoption of this resolution will require the affirmative vote of the majority of the shares of common stock present in person or by proxy and entitled to vote at the Annual Meeting.

HOUSEHOLDING

Shareholders were sent a paper copy of this Proxy Statement and our 2014 Annual Report. We have also sent to some of our shareholders the Notice containing instructions on how to access this Proxy Statement and our 2014 Annual Report on the internet. If more than one shareholder resides at the same address, those shareholders may have received notice of our intent to deliver only one Notice or one Proxy Statement and Annual Report, and we will do so unless we receive contrary instructions from one or more of the shareholders. Similarly, brokers and other intermediaries holding shares of common stock in brokerage accounts for more than one beneficial owner with the same address may deliver only one Notice or Proxy Statement and Annual Report to that address, if the appropriate notice was provided or consent obtained. Please note, however, that householding may not be available due to the proxy contest initiated by the Clinton Group.

We will deliver promptly, upon written request to the address noted below or oral request to Wells Fargo Shareowner Services at 1-800-468-9716, a separate copy of the Notice or a separate copy of the Proxy Statement and/or 2014 Annual Report to a shareholder at a shared address to which a single copy was delivered, including a beneficial owner of stock held in “street name.” Any shareholder may use the address below or the phone number noted above, to obtain separate Notices, Proxy Statements and/or Annual Reports in the future or request delivery of a single copy of the Notice, Proxy Statement or Annual Report at an address where you are receiving multiple copies. If your shares are held in “street name” and you want to increase or decrease the number of copies of our Notice, Proxy Statement and/or Annual Report delivered to your household in the future, you should contact the broker or other intermediary who holds the shares on your behalf. Requests to us should be addressed to:

Investor Relations

Imation Corp.

1 Imation Way

Oakdale, MN 55128

SHAREHOLDER PROPOSALS FOR 2016 ANNUAL MEETING

If you wish to submit a shareholder proposal that is requested to be included in our Proxy Statement for our 2016 Annual Meeting, we must receive the proposal at our principal executive offices by the close of business on December 9, 2015. The proposal must also comply with all applicable statutes and regulations and must be sent to the attention of our Corporate Secretary.

If you want to present any other proposal or nominate a person to be elected as a director at our 2016 Annual Meeting, the proposal or nomination must be received in writing by our Corporate Secretary at our principal executive offices by February 20, 2016. However, if the Annual Meeting is to be held before April 20, 2016 or after June 19, 2016, then the proposal or nomination must be received before the later of (i) the close of business on the 10th day following the day on which notice of the meeting date is mailed or public disclosure of the meeting date is made, whichever occurs first, and (ii) the close of business 90 days before the 2016 Annual Meeting. The proposal or nomination must contain the specific information required by our bylaws. You may obtain a copy of our bylaws by writing to our Corporate Secretary.

OTHER BUSINESS

We are not aware of any business to be presented at the Annual Meeting other than the business that is explained in this Proxy Statement. If any other matter is properly presented for a vote at the Annual Meeting, the holders of the proxies will have discretionary voting authority to vote your shares.

Dated: April 8, 2015	BY ORDER OF THE BOARD OF DIRECTORS,

John P. Breedlove
Vice President, General Counsel and Corporate Secretary

ANNEX A TO 2015 PROXY STATEMENT

ADDITIONAL INFORMATION REGARDING PARTICIPANTS

IN THE SOLICITATION

Under applicable SEC rules and regulations, members of the Board of Directors, the Board’s nominees and certain officers and other employees of Imation are “participants” with respect to our solicitation of proxies in connection with the Annual Meeting. The following sets forth certain information about the persons who are “participants.”

Directors and Nominees

The following table sets forth the names and business addresses of Imation’s directors (including the nominees) as well as the names and principal business addresses of the corporation or other organization in which the principal occupations or employment of the directors is carried on or, if none, Imation’s business address. The principal occupations or employment of Imation’s directors are set forth under the heading “Item No. 1—Election of Directors—Information concerning Directors” in this Proxy Statement.

Name	Business Name and Address
Geoff S. Barrall	Connected Data, Inc. 2540 Mission College Blvd. Santa Clara, CA 95054
Anthony T. Brausen	The Mosaic Company 3033 Campus Drive Plymouth, MN 55441
William G. LaPerch	LaPerch Consulting, LLC 17 Shoshone Drive Katonah, NY 10536
Mark E. Lucas	Imation Corp. 1 Imation Way Oakdale, MN 55128
L. White Matthews, III	c/o Imation Corp. 1 Imation Way Oakdale, MN 55128
David B. Stevens	c/o Imation Corp. 1 Imation Way Oakdale, MN 55128

Certain Officers and Other Employees

The following table sets forth the name and principal occupation of Imation’s officers and employees who are “participants.” The principal occupation refers to such person’s position with Imation, and the principal business address of each such person is 1 Imation Way, Oakdale, MN 55128.

Name	Principal Occupation
Mark E. Lucas	President and Chief Executive Officer
Scott J. Robinson	Vice President and Chief Financial Officer
John P. Breedlove	Vice President, General Counsel and Corporate Secretary

Information Regarding Ownership of Imation’s Securities by Participants

Except as described in this Annex A or in this Proxy Statement, none of the persons listed above under “Directors and Nominees” or “Certain Officers and Other Employees” (singularly a “Participant” and together the “Participants” owns (a) any Imation securities of record that they do not own beneficially or (b) beneficially, directly or indirectly, any security of any parent or subsidiary of Imation. The number of Imation securities beneficially owned by directors and named executive officers as of March 10, 2015 is set forth under the heading “Security Ownership of Management” in this Proxy Statement.

Information Regarding Transactions in Imation Securities by Participants

The following table sets forth purchases and sales of Imation’s securities during the past two years by the persons listed above under “Directors and Nominees” and “Certain Officers and Other Employees.” None of the purchase price or market value of the securities listed below is represented by funds borrowed or otherwise obtained for the purpose of acquiring or holding such securities.

Imation Securities Purchased or Sold (3/10/13 through 3/10/15)

Name	Date	Number of Shares Acquired (Disposed of)	Transaction Description
Geoff S. Barrall	December 17, 2014	18,095	Restricted stock for service as director

Anthony T. Brausen	August 8, 2014	42,574	Restricted stock for service as director

William G. LaPerch	May 7, 2014	47,043	Restricted stock for service as director
	May 8, 2013	46,667	Restricted stock for service as director
	November 8, 2012	20,044	Restricted stock for service as director

L. White Matthews, III	May 7, 2014	47,043	Restricted stock for service as director
	May 7, 2014	23,522	Restricted stock for service as Non-Executive Chairman
	May 8, 2013	46,667	Restricted stock for service as director
	May 8, 2013	23,333	Restricted stock for service as Non-Executive Chairman

David B. Stevens	May 7, 2014	47,043	Restricted stock for service as director
	May 8, 2013	46,667	Restricted stock for service as director

Mark E. Lucas	April 6, 2013	(10,801)	Taxes paid on vesting of restricted stock
	May 8, 2013	187,692	Performance-based restricted stock grant as part of 2013 Long Term Incentive Program
	May 1, 2013	(14,650)	Taxes paid on vesting of restricted stock
	May 3, 2013	(17,093)	Taxes paid on vesting of restricted stock
	May 13, 2013	30,000	Open market purchase
	February 26, 2014	(30,156)	Taxes paid on vesting of restricted stock
	May 1, 2014	(21,105)	Taxes paid on vesting of restricted stock
	May 4, 2014	(24,520)	Taxes paid on vesting of restricted stock
	May 7, 2014	303,785	Performance-based restricted stock grant as part of 2014 Long Term Incentive Program
	May 21, 2014	20,000	Purchase via 401(k)
	February 12, 2015	291,829	Performance-based restricted stock grant as part of 2015 Long Term Incentive Program
	February 26, 2015	(65,443)	Taxes paid on vesting of restricted stock

Scott J. Robinson	May 8, 2013	18,462	Performance-based restricted stock grant as part of 2013 Long Term Incentive Program
	May 1, 2013	(1,550)	Taxes paid on vesting of restricted stock
	May 3, 2013	(2,894)	Taxes paid on vesting of restricted stock
	February 26, 2014	(2,068)	Taxes paid on vesting of restricted stock
	May 1, 2014	(1,339)	Taxes paid on vesting of restricted stock
	May 4, 2014	(2,275)	Taxes paid on vesting of restricted stock
	May 7, 2014	29,880	Performance-based restricted stock grant as part of 2014 Long Term Incentive Program
	August 4, 2014	12,195	Performance-based restricted stock grant as part of 2014 Long Term Incentive Program in connection with promotion to CFO
	February 12, 2015	48,638	Performance-based restricted stock grant as part of 2015 Long Term Incentive Program
	February 26, 2015	(5,604)	Taxes paid on vesting of restricted stock
John P. Breedlove	May 8, 2013	24,615	Performance-based restricted stock grant as part of 2013 Long Term Incentive Program
	May 1, 2013	(1,738)	Taxes paid on vesting of restricted stock
	June 6, 2013	(1,089)	Taxes paid on vesting of restricted stock
	February 26, 2014	(2,757)	Taxes paid on vesting of restricted stock
	May 1, 2014	(1,785)	Taxes paid on vesting of restricted stock
	June 6, 2014	(1,119)	Taxes paid on vesting of restricted stock
	May 7, 2014	39,841	Performance-based restricted stock grant as part of 2014 Long Term Incentive Program
	February 12, 2015	48,638	Performance-based restricted stock grant as part of 2015 Long Term Incentive Program
	February 26, 2015	(6,104)	Taxes paid on vesting of restricted stock

Miscellaneous Information Concerning Participants

Except as described in this Annex A or in this Proxy Statement, neither any Participant nor any of their respective associates or affiliates (together, the “Participant Affiliates”) is either a party to any transaction or series of transactions since January 1, 2014 or has knowledge of any current proposed transaction or series of proposed transactions (i) to which the Company or any of its subsidiaries was or is to be a participant, (ii) in which the amount involved exceeds $120,000 and (iii) in which any Participant or Participant Affiliate had, or will have, a direct or indirect material interest. Furthermore, except as described in this Annex A or in this Proxy Statement, (a) no Participant Affiliate, directly or indirectly, beneficially owns any securities of Imation.

Except as described in this Annex A or in this Proxy Statement, no Participant or Participant Affiliate has any arrangement or understanding with any person with respect to any future employment by Imation or any of its affiliates or any future transactions to which Imation or any of its affiliates will or may be a party.

Except as described in this Annex A or in this Proxy Statement, there are no contracts, arrangements or understandings by any participant since January 1, 2014 with any person with respect to any securities of Imation, including, but not limited to, joint ventures, loan or option arrangements, puts or calls, guarantees against loss or guarantees of profit, division of losses or profits, or the giving or withholding of proxies.

Except as described in this Annex A or in this Proxy Statement, and excluding any director or executive officer of Imation acting solely in that capacity, no person who is a party to an arrangement or understanding pursuant to which a nominee for election as director is proposed to be elected has any substantial interest, direct or indirect, by security holdings or otherwise, in any matter to be acted upon at the Annual Meeting.

ANNEX B TO 2015 PROXY STATEMENT

IMATION CORP.

Non-GAAP Financial Measures

Twelve Months Ended December 31, 2014
Operating income (loss):	$(104.1)
Restructuring and other
Restructuring	6.1
Other	7.0
Loss on settlement of UK pension plan	0.5
Goodwill impairment	35.4
Inventory write-downs related to restructuring programs included in cost of goods sold	4.6

Total adjustments	53.6

Adjusted operating income (loss) - Non-GAAP	$(50.5)

EBITDA:
Operating income (loss) from continuing operations	$(104.1)
Depreciation	8.8
Amortization	12.9

EBITDA	$(82.4)

Restructuring and other	49.0
Inventory write-downs related to restructuring programs included in cost of goods sold	4.6

Total adjustments	53.6
Adjusted EBITDA	$(28.8)

Executive Long-Term Incentive	8.2

ABP Consolidated EBITDA	$(20.6)

Adjusted EBITDA:
Consumer Storage and Accessories	$27.3
Tiered Storage and Security Solutions	(23.2)
Corporate	(32.9)

Adjusted EBITDA	$(28.8)

Free Cash Flow (Consolidated):
Cash Used in Operating Activities	$(7.8)
Adjusted Capital Expenditures (Capital Expenditures less Acquisitions)	(4.4)
Cash Paid for Taxes	4.7
Cash Paid for Restructuring	6.7
Cash Paid for Other	4.9

$4.1

Free Cash Flow (Consumer Storage and Accessories):
Adjusted EBITDA	$27.3
Working Capital	20.7

$48.0

The “Compensation Discussion and Analysis” section of the Proxy Statement contains references to certain financial measurements that are not measured in accordance with accounting principles generally accepted in the United States of America (“GAAP”). These non-GAAP financial measurements (adjusted operating income (loss), EBITDA , adjusted EBITDA, ABP consolidated EBITDA and free cash flow) are used by management to analyze underlying core business trends to understand operating performance for purposes of setting and determining achievement of the financial performance metrics for the Annual Bonus Plan (“ABP”). Management believes providing this non-GAAP information will assist investors in making an evaluation of Imation’s performance against ABP targets. Investors are cautioned that there are material limitations associated with the use of non-GAAP measures. Non-GAAP measures are not to be considered as superior to, a substitute for or an alternative to GAAP measures for the purpose of analyzing financial performance. These non-GAAP measures are not in accordance with, or an alternative for measures prepared in accordance with GAAP and may be different from non-GAAP measures used by other companies. In addition, these non-GAAP measures are not based on any comprehensive set of accounting rules or principles. This information should not be construed as an alternative to the reported results in the Company’s Annual Report on Form 10-K for the year ended December 31, 2014, which have been determined in accordance with GAAP.

B-1

PRELIMINARY COPY

YOUR VOTE IS IMPORTANT

Please take a moment now to vote your shares of Imation Corp.

common stock for the upcoming Annual Meeting of Shareholders.

PLEASE REVIEW THE PROXY STATEMENT AND VOTE TODAY IN ONE OF THREE WAYS:

1.

Vote by Telephone—Please call toll-free in the U.S. or Canada at is 1-888-216-1317, on a touch-tone phone. If outside the U.S. or Canada, call 215-521-1343. Please follow the simple instructions. You will be required to provide the unique control number printed below.

OR

2.	Vote by Internet—Please access https://www.proxyvotenow.com/imn, and follow the simple instructions. Please note you must type an “s” after http. You will be required to provide the unique control number printed below.

You may vote by telephone or Internet 24 hours a day, 7 days a week. Your telephone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you had marked, signed and returned a proxy card.

OR

3.	Vote by Mail—If you do not wish to vote by telephone or over the Internet, please complete, sign, date and return the proxy card in the envelope provided, or mail to: Imation Corp., c/o Innisfree M&A Incorporated, FDR Station, P.O. Box 5155, New York, NY 10150-5155.

▼ TO VOTE BY MAIL, PLEASE DETACH PROXY CARD HERE AND SIGN, DATE AND RETURN IN THE POSTAGE-PAID ENVELOPE PROVIDED ▼

☒	To vote, mark blocks below in blue or black ink as follows

The Board of Directors recommends you vote FOR Proposals 1, 2 and 3.
								FOR	AGAINST	ABSTAIN
1. Election of Directors Nominees: 01. Mark E. Lucas 02. L. White Matthews, III 03. David B. Stevens						2.	Ratify the appointment of PricewaterhouseCoopers as independent registered public accounting firm for fiscal 2015.	☐	☐	☐
						3.	Approval, by non-binding vote, of the compensation of the Company’s named executive officers.	☐	☐	☐
☐	FOR ALL NOMINEES	☐	WITHHOLD AUTHORITY	☐	FOR ALL EXCEPT
(Instruction: To withhold authority to vote for any individual nominee write that nominee’s name on the line above.)

Check this box if you plan to attend the annual meeting. If you choose to vote your proxy by telephone, please do not hang up until you have been prompted and have replied regarding your attendance at the annual meeting.

YES ☐

Date:	, 2015

Signature

Signature (if held jointly)

Title
NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

PRELIMINARY COPY

PLEASE VOTE TODAY!

SEE REVERSE SIDE

FOR THREE EASY WAYS TO VOTE.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Annual Report to Shareholders are available at

https://www.eproxyaccess.com/imn.

▼ TO VOTE BY MAIL, PLEASE DETACH PROXY CARD HERE, AND SIGN, DATE AND RETURN IN THE ENVELOPE PROVIDED ▼

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF IMATION CORP.
W H I T E P R O X Y

The undersigned hereby appoints Anthony Brausen and William LaPerch, and each of them, with power to act without the other and with power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the other side, all the shares of Imation Corp. Common Stock which the undersigned is entitled to vote and, in their discretion, to vote upon such other business as may properly come before the Annual Meeting of Shareholders of the Company to be held on Wednesday, May 20, 2015 at 1 p.m. local time at Lake Elmo Inn Event Center, 3712 Layton Ave North, Lake Elmo, MN 55042, or any adjournment thereof, with all powers which the undersigned would possess if present at the Meeting.

THIS PROXY CARD, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED. IF NO DIRECTION IS MADE BUT THE CARD IS SIGNED, THIS PROXY CARD WILL BE VOTED FOR THE ELECTION OF ALL NOMINEES UNDER PROPOSAL 1, FOR PROPOSAL 2, FOR PROPOSAL 3, AND IN THE DISCRETION OF THE PROXIES WITH RESPECT TO SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING.

(Continued and to be marked, dated and signed, on the other side)